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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION STATEMENT

Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934

Check the appropriate box:
☐	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☒	Definitive Information Statement

PACIFIC CAPITAL BANCORP (Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required
☒	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11
	(1)	Title of each class of securities to which transaction applies: common stock, par value $0.001 per share ("common stock");
(2)	Aggregate number of securities to which transaction applies:
32,940,093 shares of common stock; 192,191 shares of restricted stock; warrants to purchase 15,120 shares of common stock and options to purchase 43,713 shares of common stock with exercise prices below $46.00.
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The filing fee was determined based on the sum of: (A) 32,940,093 shares of common stock multiplied by $46.00 per share; (B) 192,191 shares of restricted stock multiplied by $46.00 per share; (C) 43,713 shares of common stock subject to outstanding options with exercise prices below $46.00 per share, multiplied by $14.85 (which is the difference between $46.00 and the weighted average exercise price per share for such options); and (D) 15,120 shares of common stock underlying warrants to purchase common stock, multiplied by $26.00 (which is the difference between $46.00 and the exercise price of the warrants). In accordance with Exchange Act Rule 0-11(c), the filing fee was determined by multiplying 0.00011460 by the sum of the amounts derived as described in the preceding sentence.
	(4)	Proposed maximum aggregate value of transaction: $1,525,127,322
	(5)	Total fee paid: $174,780
☒	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PACIFIC CAPITAL BANCORP
1021 ANACAPA STREET
SANTA BARBARA, CALIFORNIA 93101

NOTICE OF ACTION BY WRITTEN CONSENT
AND OF APPRAISAL RIGHTS

May 30, 2012

Dear Pacific Capital Bancorp Stockholders:

        On behalf of Pacific Capital Bancorp, or the Company, I am pleased to send you the enclosed information statement regarding the proposed merger of the Company with a wholly-owned subsidiary of UnionBanCal Corporation, or UNBC. The transaction is expected to close as soon as regulatory approvals are obtained and the other conditions to closing are satisfied, which we currently anticipate to be in the fourth quarter of 2012.

        Pursuant to the merger, each outstanding share of the Company's common stock, par value $0.001 per share, will be converted at the effective time of the merger into the right to receive cash in the amount of $46.00, without interest and less any applicable withholding tax. The board of directors of the Company has unanimously approved and declared advisable the merger agreement and the merger, determined that the merger agreement and the merger are fair to, and in the best interests of, the Company's stockholders, and recommended that the stockholders of the Company adopt the merger agreement.

        On March 9, 2012, SB Acquisition Company LLC, which holds approximately 76 percent of the Company's outstanding common stock, delivered to the Company a written consent adopting the merger agreement and the merger. As a result, the merger agreement has been adopted by the required vote of our stockholders under Delaware law, and no further vote or other action by stockholders is required by law to complete the merger.

        This notice and the information statement attached hereto shall constitute notice to you of action by written consent contemplated by Section 228(e) of the Delaware General Corporation Law, or the DGCL. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

        Under Section 262 of the DGCL, if you did not consent to the adoption of the merger agreement or otherwise waive your appraisal rights, you are entitled to appraisal rights in connection with the merger as described in the attached information statement. If you comply with the requirements of Section 262 of the DGCL (which includes a requirement that you deliver a written demand for appraisal of your shares within 20 days after the mailing of the enclosed information statement (which the Company has extended to 30 days for this transaction)), you will have the right to seek an appraisal and to be paid the "fair value" of your shares of common stock at the effective time of the merger (exclusive of any element of value arising from the accomplishment or expectation of the merger), as appraised by the Delaware Court of Chancery, instead of $46.00 in cash per share. As the amount paid pursuant to an appraisal under Delaware law is determined by the Delaware Court of Chancery, it is not possible to be certain of what this amount will be, and it is possible that it could be higher or lower than $46.00 per share. This notice and the information statement attached hereto shall constitute notice to you of the availability of appraisal rights under Section 262 of the DGCL, a copy of which is attached as Annex C to the attached information statement. For additional information, see "The Merger—Appraisal Rights" in the attached information statement.

        The information statement enclosed with this letter includes important information about the Company and the merger, including the existence of several conditions to our obligations and those of

UNBC to complete the merger, all of which must be either satisfied or waived prior to the completion of the merger, and should be read carefully and in its entirety. Neither this information statement, nor any other information you receive from the Company in respect of the merger, is intended to be legal, tax or investment advice. Accordingly, you should consult your own legal counsel, accountants and investment advisors as to legal, tax and other matters concerning the merger.

        Please do not send in your Company stock certificates at this time. If the merger is consummated, you will receive instructions regarding the surrender of your stock certificates and payment for your Company shares as promptly as practicable after the merger becomes effective.

        Thank you for your support.

                      By order of the Board of Directors,

                      Carl B. Webb
                       Chief Executive Officer

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURES IN THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        This information statement is dated May 30, 2012 and is first being mailed to common stockholders of the Company on June 1, 2012.

PACIFIC CAPITAL BANCORP
1021 ANACAPA STREET
SANTA BARBARA, CALIFORNIA 93101

INFORMATION STATEMENT

Dear Pacific Capital Bancorp Stockholders:

        On March 9, 2012, Pacific Capital Bancorp, or the Company, entered into an Agreement and Plan of Merger, or the merger agreement, with UnionBanCal Corporation, or UNBC, and Pebble Merger Sub Inc., a wholly owned subsidiary of UNBC, or Merger Sub.

        The merger agreement provides that, upon the terms and subject to the conditions set forth in the merger agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of UNBC. Pursuant to the merger agreement, each outstanding share of common stock of the Company will be converted into the right to receive $46.00 per share in cash, without interest and less any applicable withholding tax. Immediately following the effective time of the merger, UNBC intends to merge Santa Barbara Bank & Trust, N.A., a wholly owned subsidiary of the Company, with and into Union Bank, N.A., a wholly owned subsidiary of UNBC, with Union Bank, N.A. continuing as the surviving entity.

        Following the Company's entry into the merger agreement, on March 9, 2012, SB Acquisition Company LLC, or SB Acquisition, in its capacity as holder of a majority of the outstanding common stock of the Company, delivered a written consent to the Company adopting the merger agreement. This action by SB Acquisition is the only action of stockholders of the Company required to adopt the transactions contemplated by the merger agreement. Accordingly, no action is required by you. WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY. Notwithstanding that the requisite Company stockholder vote to approve the merger has been received, the completion of the merger is subject to other conditions as described in this information statement.

        This information statement is furnished to inform common stockholders of the Company of the actions described above in accordance with Rule 14c-2 of the U.S. Securities Exchange Act of 1934, as amended, to provide notice of the taking of action by written consent in accordance with Section 228(e) of the Delaware General Corporation Law, and to provide notice of appraisal rights under Section 262(d)(2) of the Delaware General Corporation Law.

        Thank you for your support and continued interest in the Company.

Sincerely,
Carl B. Webb Chief Executive Officer

i

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

        The following questions and answers are intended to address briefly some commonly asked questions regarding the merger. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the more detailed information contained elsewhere in this information statement, the annexes to this information statement and the documents referred to or incorporated by reference in this information statement.

Q:    Why did I receive this information statement?

A:
Provisions of Delaware law and applicable securities regulations require us to provide you with information regarding the merger, even though your vote or consent is neither required nor being sought to complete the merger. See "The Merger—Required Approval for the Merger; Written Consent."

Q:    What is the proposed transaction?

A:
The Company has entered into an Agreement and Plan of Merger, dated as of March 9, 2012, with UNBC and Merger Sub. The merger agreement provides that, upon the terms and subject to the conditions set forth in the merger agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of UNBC. Immediately following the closing of the merger, UNBC intends to merge Santa Barbara Bank & Trust, N.A., a wholly owned subsidiary of the Company, or SBBT, with and into Union Bank, N.A., a wholly owned subsidiary of UNBC, or Union Bank, with Union Bank continuing as the surviving entity in the bank merger. See "Summary—The Merger" and "The Merger Agreement—Structure of the Merger."

Q.    If the merger is completed, what will I receive for my shares of the Company's common stock?

A:
Each outstanding share of the Company's common stock will, upon completion of the merger, be converted into the right to receive cash in the amount of $46.00 per share, without interest and less any applicable withholding tax. See "The Merger—Merger Consideration" and "The Merger Agreement—Merger Consideration."

Q.
Will the per share merger consideration I receive in the merger increase if the Company's results of operations improve or if the price of its common stock increases above the current per share merger consideration?

A:
No, the per share merger consideration is fixed. It will not change if the Company's results of operations improve or if the price of the Company's common stock increases above the per share merger consideration described above. See "The Merger—Merger Consideration" and "The Merger Agreement—Merger Consideration."

Q:    Did the board approve the merger?

A:
Yes. The Company's board of directors, after consultation with its legal and financial advisors, has unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of the Company's stockholders, and declared advisable and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Q:    Will I be asked to vote on anything?

A:
No, you are not being asked to vote on the merger agreement or the merger. Adoption of the merger agreement requires the affirmative vote or consent of the holders of a majority of the voting power of the outstanding common stock of the Company. This approval was obtained

  March 9, 2012 when SB Acquisition, which, as of March 8, 2012, the record date established by the Company's board of directors for the determination of the stockholders entitled to consent to corporate action in writing without a meeting, was the record holder of approximately 76 percent of outstanding shares of the Company's common stock, executed and delivered to the Company a written consent adopting the merger agreement. See "The Merger—Required Approval for the Merger; Written Consent."

Q:    Am I entitled to appraisal rights in connection with the merger?

A:
Yes, under Section 262 of the Delaware General Corporation Law, or the DGCL, if you did not consent to the adoption of the merger agreement or otherwise waive your appraisal rights, you are entitled to appraisal rights in connection with the merger as described elsewhere in this information statement. If you comply with the requirements of Section 262 of the DGCL (which includes a requirement that you deliver a written demand for appraisal of your shares within 20 days after the mailing of this information statement (which the Company has extended to 30 days for this transaction)), you will have the right to seek an appraisal and to be paid the "fair value" of your shares of the Company's common stock as of the effective time of the merger (exclusive of any element of value arising from the accomplishment or expectation of the merger), as appraised by the Delaware Court of Chancery, instead of $46.00 in cash per share. As the amount paid pursuant to an appraisal under Delaware law is determined by the Delaware Court of Chancery, it is not possible to be certain of what this amount will be, and it is possible that it could be higher or lower than $46.00 per share. To preserve their rights, common stockholders who wish to exercise appraisal rights must follow specific procedures. Dissenting Company stockholders must precisely follow these specific procedures to exercise appraisal rights, or their appraisal rights may be lost. These procedures are described in this information statement, and the provisions of the DGCL that grant appraisal rights and govern such procedures are attached as Annex C to this information statement. You should read these provisions carefully and in their entirety. See "The Merger—Appraisal Rights."

Q:    When do you expect the merger to be completed?

A:
The Company and UNBC are working to complete the merger as soon as possible, and currently anticipate being able to do so in the fourth quarter of 2012. The completion of the merger is subject to the satisfaction or waiver of various conditions set forth in the merger agreement, including the receipt of required regulatory approvals from regulatory authorities in the United States and Japan. It is possible that factors outside the control of the Company could result in the merger being completed at a later time, or not at all. See "The Merger Agreement—Conditions to the Merger."

Q:    What will be the effects of the merger on the Company?

A:
Immediately after the completion of the merger, the Company will cease to be a publicly traded company and will become wholly owned by UNBC. You will have the right to receive a cash payment of $46.00 in exchange for each share of our common stock you hold at the effective time of the merger and will no longer have an interest in our future earnings or growth. Following the consummation of the merger, the registration of the Company's common stock under the Securities Exchange Act of 1934, as amended, or the Exchange Act, will be terminated upon application to the Securities and Exchange Commission, or SEC, and the Company's reporting obligations also will cease in time following the merger. In addition, upon completion of the merger, shares of the Company's common stock will no longer be listed on any stock exchange or quotation system, including the Nasdaq Global Market. See "The Merger Agreement—Structure of the Merger."

Q:    What happens if the merger is not completed?

A:
If the merger is not completed for any reason, stockholders will not receive any payment for their shares in connection with the merger. Instead, stockholders will continue to own their shares of the Company common stock, the Company will remain a publicly traded company and the Company common stock will continue to be listed and traded on the Nasdaq Global Market.

Q:    Should I send in my stock certificates now?

A:
No, you should not send in your stock certificates now. After the merger is completed, you will receive a letter of transmittal with detailed instructions for exchanging your stock certificates for the per share merger consideration. If your shares are held in "street name" by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your "street name" shares in exchange for the per share merger consideration. See "The Merger Agreement—Payment for the Company's Common Stock in the Merger."

Q:    What happens if I transfer or sell my shares of Company common stock before the completion of the merger?

A:
If you transfer or sell your shares of Company common stock before the completion of the merger, you will have transferred the right to receive the merger consideration to be received by our stockholders in the merger. In order to receive the merger consideration, you must hold your shares through completion of the merger.

Q:    What will be the federal income tax treatment of the merger?

A:
In general, the receipt of cash in exchange for shares of Company common stock will be a taxable transaction, for federal income tax purposes, for U.S. holders of Company common stock. In general, U.S. holders of Company common stock will recognize gain or loss equal to the difference between (1) the amount of cash received and (2) the adjusted tax basis of the shares surrendered. Holders of Company common stock should consult their tax advisors about the tax consequences to them of the exchange of shares of Company common stock for cash pursuant to the merger in light of their particular circumstances. See "The Merger—Material U.S. Federal Income Tax Consequences."

Q:    Where can I go for additional information?

A:
The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document the Company files at the SEC's public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The Company's SEC filings are also available to the public at the SEC's website at www.sec.gov. You also may obtain free copies of the documents the Company files with the SEC, including this document, by going to the "SEC Filings" section of the Company's corporate website at http://investors.pcbancorp.com/docs.aspx?iid=100652. The Company's website address is provided as an inactive textual reference only. The information provided on the Company's website is not part of this document, and is not incorporated herein by reference. For a more detailed description of the information available, see "Where You Can Find More Information."

Q:    Who can help answer my questions?

A:
If you have questions about the merger after reading this information statement, please contact the Company in writing at our principal executive offices at 1021 Anacapa Street, Santa Barbara, California 93101, Attention: Investor Relations, or by telephone at (805) 884-6680. See "Where You Can Find More Information."

SUMMARY

        This summary highlights information contained elsewhere in this document and may not contain all of the information that is important to you. For a more complete description of the merger agreement and the transactions contemplated by the merger agreement, you should read this entire document, including the attached annexes. In addition, you should read the information incorporated by reference into this document, which includes important business and financial information about the Company that has been filed with the SEC. Please see "Where You Can Find More Information."

 The Parties (see page 8)

Pacific Capital Bancorp

        Pacific Capital Bancorp is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, or the BHC Act, and is regulated by the Board of Governors of the Federal Reserve System, or the Reserve Board. The Company provides a wide range of banking, investing and trust services to its clients primarily through its wholly owned subsidiary, Santa Barbara Bank & Trust, N.A., or SBBT, and its subsidiaries. SBBT is a nationally chartered federal bank regulated by the Office of the Comptroller of the Currency, or the OCC.

        As of March 8, 2012, the record date established by the Company's board of directors for the determination of the stockholders entitled to consent to corporate action in writing without a meeting, SB Acquisition Company LLC, or SB Acquisition, owned common stock of the Company representing approximately 76 percent of the shares of the Company's issued and outstanding common stock. Gerald J. Ford, the Chairman of the board of directors of the Company, is the Managing Partner of Ford Financial Fund, L.P., or Ford Financial, the parent company of SB Acquisition. See "The Parties—Pacific Capital Bancorp."

UnionBanCal Corporation

        UnionBanCal Corporation is a California-based, financial holding and commercial bank holding company whose major subsidiary, Union Bank, N.A., or Union Bank, is a commercial bank. Union Bank provides a wide range of financial services to consumers, small businesses, middle-market companies and major corporations, primarily in California, Oregon, Washington and Texas, as well as nationally and internationally. As of December 31, 2011, Union Bank operated 414 branches in California, Oregon, Washington, Texas and New York, as well as two international offices.

        All of UNBC's issued and outstanding shares of common stock are currently owned by The Bank of Tokyo-Mitsubishi UFJ, Ltd., or MUFJ. See "The Parties—UnionBanCal Corporation."

Pebble Merger Sub Inc.

        Pebble Merger Sub Inc. is a Delaware corporation and a wholly owned subsidiary of UNBC and was incorporated by UNBC for the sole purpose of effecting the merger. See "The Parties—Pebble Merger Sub Inc."

The Merger (see page 10)

        At the effective time of the merger, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation in the merger and as a wholly owned subsidiary of UNBC. Immediately following the effective time of the merger, UNBC intends to merge SBBT with and into Union Bank, with Union Bank continuing as the surviving entity. Under Section 251 of the DGCL, the approval of our board of directors and the affirmative vote of a majority in voting power of our shares of common stock outstanding and entitled to vote are required to approve the merger and adopt the merger agreement. Our board of directors and SB Acquisition, which, as of March 8, 2012, the record date established by the Company's board of directors for the determination of the stockholders entitled to consent to corporate action in writing without a meeting, owned approximately 76 percent of the votes entitled to be cast on the adoption of the merger agreement, have taken all required action necessary to adopt the merger agreement.

Merger Consideration (see page 10)

        If the merger is completed, each outstanding share of common stock of the Company, with certain exceptions, will be converted into the right to receive $46.00 per share in cash, without interest and less any applicable withholding tax. After the merger is completed, you will have the right to receive the merger consideration, and you will no longer have any other rights as a Company stockholder.

Opinion of the Company's Financial Advisor (see page 16)

        In connection with the merger, the Company's financial advisor, Sandler O'Neill + Partners, L.P., or Sandler O'Neill, rendered its oral opinion to the Company's board of directors (which was subsequently confirmed in writing by delivery of Sandler O'Neill's written opinion dated March 9, 2012) to the effect that, as of March 8, 2012 and subject to the assumptions, qualifications, limitations and other matters considered in the opinion, the merger consideration was fair to the holders of the Company's common stock from a financial point of view. The summary of Sandler O'Neill's opinion in this information statement is qualified in its entirety by reference to the full text of the written opinion, which is attached to this information statement as Annex B and is incorporated into this information statement by reference. Sandler O'Neill's opinion is directed to the Company's board of directors and addresses only the fairness from a financial point of view of the consideration to be received by the holders of the Company's common stock pursuant to the merger. Sandler O'Neill's opinion is not intended to be and does not constitute a recommendation to any Company stockholder with respect to the merger. See "The Merger—Opinion of the Company Board of Directors' Financial Advisor."

Reasons for the Merger; Recommendation of the Board (see page 14)

        The Company's board of directors, after consultation with its legal and financial advisors, has unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of the Company's stockholders, and declared advisable and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. In reaching its determination, the board of directors considered the reasons described in "The Merger—The Company's Reasons for the Merger."

Shareholder Written Consent (see page 10)

        On March 9, 2012, SB Acquisition, which owned an aggregate of 25 million shares of the Company's common stock as of the record date, representing approximately 76 percent of the votes entitled to be cast on the adoption of the merger agreement, executed and delivered to the Company a written consent adopting the merger agreement and approving the transactions contemplated thereby. This constituted the approval of Company stockholders required under Delaware law to adopt the merger agreement, and accordingly the merger can occur without any further vote of other Company stockholders and there will be no meeting of Company stockholders at which stockholders will vote on the adoption of the merger agreement. No further corporate or stockholder action is necessary to adopt the merger.

Interests of Certain Company Persons in the Proposed Transactions (see page 34)

        The Company's executive officers and directors may have interests in the proposed transactions that are different from, or in addition to, those of the Company's stockholders more generally. The board of directors of the Company was aware of these interests during its deliberations on the merits of the proposed transactions. These interests include:

  •
  Pursuant to the existing terms of the Company's equity plans, the accelerated vesting upon the consummation of a change of control such as the merger of outstanding awards of stock options to purchase shares of the Company's common stock, awards of restricted shares of the Company's common stock, and other equity-based awards denominated in shares of the Company's common stock and their conversion upon completion of the merger into the right to receive, with respect to each share subject to such awards, an amount in cash equal to the merger consideration (i.e., $46.00) (in the case of stock options, less the aggregate exercise price).

  •
  In connection with entering into the merger agreement, the Company and UNBC agreed that the Company may establish a $5 million retention bonus pool and make awards under the retention bonus pool to Company employees, in such amounts and with such terms and conditions as determined by the Company's CEO, Mr. Webb. Mr. Webb will not receive any portion of the retention bonus pool.

  •
  Under the merger agreement, UNBC has to provide severance benefits to employees who experience a qualifying termination of employment with UNBC during the period beginning on the merger closing and ending on the 60th calendar day following the first anniversary of the merger closing. Upon a qualifying termination of employment during this period, employees who are executive officers are eligible to receive cash severance in a lump sum equal to two weeks' base salary or wages for each year of service, with a minimum of 24 weeks' base salary and a maximum of 44 weeks' base salary, in each case with continued payment of base salary and benefits during the 60-day notice period immediately prior to the effective date of termination.

For a more detailed discussion of these interests, see "The Merger—Interests of the Company's Executive Officers and Directors in the Merger" beginning on page 32 of this information statement.

Conditions to the Merger (see page 49)

        Conditions to Each Party's Obligations.    The respective obligations of each of UNBC and the Company to complete the merger are subject to the satisfaction of the following conditions:

  •
  receipt of the requisite approval of the Company's stockholders of the merger agreement, which was received on March 9, 2012;

  •
  absence of injunction or other legal prohibition against the merger; and

  •
  the receipt of the required regulatory approvals from the Reserve Board, the OCC, and the Japan Financial Services Authority, and the expiration of all statutory waiting periods, without the imposition of a burdensome condition (as defined below in "The Merger Agreement—Covenants and Agreements") in connection with such approval.

        Conditions to Obligations of UNBC.    The obligation of each of UNBC and Merger Sub to complete the merger is also subject to the satisfaction, or waiver by UNBC, of the following conditions:

  •
  accuracy of the Company's representations and warranties, generally subject to a "Material Adverse Effect" standard, and performance in all material respects of all obligations required to be performed by the Company under the merger agreement at or prior to the closing of the merger;

  •
  delivery to UNBC of copies of the Company's audited financial statements for the year ended December 31, 2011, with an unqualified opinion from the Company's auditor (which delivery occurred and which condition was accordingly fulfilled on March 15, 2012); and

  •
  termination of the Written Agreement between the Company and the Reserve Board, dated May 11, 2010 (which termination occurred on May 23, 2012), termination of the Operating Agreement between SBBT and the OCC, dated September 2, 2010 (or the OCC not having informed UNBC and the Company that the Operating Agreement will survive the completion of the bank merger), and the absence of any similar regulatory agreement to which the Company or any of its subsidiaries is a party.

        Conditions to Obligations of the Company.    The obligation of the Company to complete the merger is also subject to the satisfaction, or waiver by the Company, of the following conditions:

  •
  accuracy of UNBC's representations and warranties, generally subject to a standard based on the absence of any fact, event, change, condition, occurrence, development, circumstance, effect or state of facts that prevents, materially delays or materially impairs the ability of UNBC or Merger Sub to perform its obligations under the merger agreement or to consummate the merger, and performance in all material respects of all obligations required to be performed by UNBC and Merger Sub under the merger agreement at or prior to the closing of the merger.

        See "The Merger Agreement—Conditions to the Merger."

Termination of the Merger Agreement (see page 50)

        The merger agreement may be terminated at any time prior to the completion of the merger by mutual consent or by either UNBC or the Company in the following circumstances:

  •
  any required regulatory approval is denied and such denial becomes final and nonappealable or a governmental entity issues a final nonappealable order prohibiting the merger;

  •
  the merger is not completed by December 3, 2012, unless the failure to complete the merger by that date is due to a breach of the merger agreement by the party seeking to terminate; or

  •
  a breach by the other party that would cause the failure of the conditions of the terminating party's obligation to compete the merger, unless, if by its nature curable, the breach is cured within a specified period (but only if the terminating party is not then in material breach of the merger agreement).

        In addition, both the Company and UNBC had certain additional termination rights which were exercisable only prior to the receipt of the requisite stockholder approval for the merger. See "The Merger Agreement—Termination."

Fees and Expenses (see page 51)

        Except with respect to costs and expenses of printing and mailing this information statement and all filing and other fees paid to the SEC in connection with the merger, which will be borne equally by the Company and UNBC and as provided below, all fees and expenses incurred in connection with the merger, the merger agreement, and the transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses, whether or not the merger is consummated.

        Prior to the receipt of the requisite stockholder approval of the merger, if the merger agreement had been terminated under certain circumstances, the Company would have had an obligation to reimburse UNBC for up to $15 million of its expenses and to pay UNBC a termination fee of $52.5 million.

        UNBC has agreed to reimburse the Company, subject to a cap of $25 million, in respect of any fees and expenses incurred by the Company in connection with the transactions contemplated by the merger agreement or the termination of the merger agreement (including legal, investment banking, information technology systems, core systems conversion and employee time), if the merger agreement is terminated under certain circumstances. See "The Merger Agreement—Fees and Expenses."

Material U.S. Federal Income Tax Consequences of the Merger (see page 26)

        In general, the receipt of cash in exchange for shares of Company common stock will be a taxable transaction, for U.S. federal income tax purposes, for U.S. holders of our common stock. In general, U.S. holders of our common stock will recognize gain or loss equal to the difference between (1) the amount of cash received and (2) the adjusted tax basis of the shares surrendered. Holders of Company common stock should consult their tax advisors about the tax consequences to them of the exchange of shares of Company common stock for cash pursuant to the merger in light of their particular circumstances. See "The Merger—Material U.S. Federal Income Tax Consequences."

Treatment of Company Options and Other Equity Based Awards (see page 40)

        Options.    At the effective time of the merger, each outstanding option issued by the Company to acquire shares of the Company's common stock, whether vested or unvested, will, subject in each case to any withholding and UNBC's receipt of an option surrender agreement, automatically be cancelled and converted into the right to receive the product of (1) the number of shares of the Company's common stock subject to such option immediately prior to the effective time and (2) the amount, if any, by which the merger consideration of $46.00 per share in cash exceeds the per-share exercise price of the option immediately prior to the effective time. If the per-share exercise price of the options is greater than or equal to the per-share merger consideration, such option will be cancelled for no consideration.

        Restricted Stock.    At the effective time of the merger, each outstanding share of Company restricted stock will, subject in each case to any tax withholding, vest and be converted into the right to receive the merger consideration of $46.00 per share in cash.

        Other Equity Based Awards.    At the effective time of the merger, each other equity based award of the Company outstanding under the Company's equity plans will, subject in each case to any withholding and UNBC's receipt of a stock-based award surrender agreement, automatically vest and be cancelled and converted into the right to receive an amount in cash equal to the product of (1) the number of shares of the Company's common stock subject to such award and (2) the merger consideration of $46.00 per share. See "The Merger Agreement—Treatment of Company Options and Other Equity Based Awards."

Treatment of TARP Warrants (see page 40)

        At the effective time of the merger, the warrant to purchase 15,120 shares of the Company's common stock held by the U.S. Treasury Department, or the TARP Warrant, will be converted pursuant to its terms into the right to exercise the TARP Warrant to acquire an amount in cash equal to the per share merger consideration multiplied by the number of shares underlying the TARP Warrant. The TARP Warrant will be net settled against the payment of the then-applicable exercise price to the extent practicable.

Regulatory Matters (see page 28)

        The obligations of the parties to consummate the merger are subject to the receipt of certain regulatory approvals. Both the Company and UNBC have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement. These approvals include approval from the Reserve Board, the OCC and the Japan Financial Services Agency. The Company and UNBC have filed applications and notifications to obtain the required regulatory approvals.

        Although neither the Company nor UNBC knows of any reason why it cannot obtain these regulatory approvals in a timely manner, the Company and UNBC cannot be certain when or if they will be obtained. See "The Merger—Regulatory Matters."

        On May 23, 2012, the Reserve Board announced that it had terminated the Written Agreement, dated May 11, 2010, with the Company, which termination satisfies a condition to the consummation of the merger.

Appraisal Rights (see page 29)

        Under Section 262 of the DGCL, if you did not consent to the adoption of the merger agreement or otherwise waive your appraisal rights, you are entitled to appraisal rights in connection with the merger as described elsewhere in this information statement. If you comply with the requirements of Section 262 of the DGCL (which includes a requirement that you deliver a written demand for appraisal of your shares within 20 days after the mailing of the this information statement (which the Company has been extended to 30 days for this transaction)), you will have the right to seek an appraisal and to be paid the "fair value" of your shares of the Company's common stock at the effective time of the merger (exclusive of any element of value arising from the accomplishment or expectation of the merger), as appraised by the Delaware Court of Chancery, instead of $46.00 in cash per share. As the amount paid pursuant to an appraisal under Delaware law is determined by the Delaware Court of Chancery, it is not possible to be certain of what this amount will be, and it is possible that it could be higher or lower than $46.00 per share. To preserve their rights, common stockholders who wish to exercise appraisal rights must follow specific procedures. Dissenting Company stockholders must precisely follow these specific procedures to exercise appraisal rights, or their appraisal rights may be lost. These procedures are described in this information statement, and the provisions of the DGCL that grant appraisal rights and govern such procedures are attached as Annex C to this information statement. You should read these provisions carefully and in their entirety. See "The Merger—Appraisal Rights."

Litigation Relating to the Merger (see page 34)

        Following public announcement of the merger agreement, seven putative class action complaints were filed in connection with the merger. Five actions were filed in the Superior Court of the State of California, Santa Barbara County: Monty v. Ford et al., Case No. 1385564, filed on March 13, 2012, Trammel v. Pacific Capital Bancorp et al., Case No. 1385645, filed on March 15, 2012, Ray v. Pacific Capital Bancorp et al., Case No. 1385673, filed on March 16, 2012, Clem v. Pacific Capital Bancorp et al., Case No 1385731, filed on March 21, 2012; and Novotny v. Pacific Capital Bancorp et al., Case No. 1385814, filed on March 27, 2012. A stipulation to consolidate the respective actions was filed in the California court, and on April 18, 2012, the California plaintiffs filed a consolidated amended class action complaint in the California court. Two other actions were filed in the Court of Chancery of the State of Delaware: Rodriguez v. Ford et al., Case No. 7341, filed March 20, 2012, and Sewall v. Pacific Capital Bancorp et al., Case No. 7342, filed March 20, 2012. The Rodriguez and Sewall complaints were consolidated on April 5, 2012, under the caption In re Pacific Capital Bancorp Shareholder Litigation, Consol. C.A. No. 7341-VCN, and plaintiffs Rodriguez and Sewall filed a verified consolidated amended class action complaint in the Court of Chancery on April 13, 2012. A third suit, captioned Mills v. Pacific Capital Bancorp, et al., C.A. No. 7501-VCN, was filed in the Court of Chancery of the State of Delaware on May 8, 2012, but that suit has not been consolidated with the consolidated Delaware action. Each complaint names as defendants the members of the Company's board of directors and alleges that they breached their fiduciary duties to the Company's stockholders by approving a merger agreement through an improper process that undervalues the Company's common stock and that contains allegedly impermissible deal protection measures. Each complaint also names as defendants the Company and UNBC, alleging that they aided and abetted the breach of fiduciary duties by the

Company's directors. Each lawsuit seeks, among other things, an injunction barring completion of the merger and an award of costs and attorneys' fees.

        On May 25, 2012, the parties to the consolidated actions in both California and Delaware entered into a Memorandum of Understanding, or the MOU, memorializing an agreement-in-principle to resolve all issues in the litigation.

        Pursuant to the MOU, the Company is making additional disclosures as part of this information statement, and the Company's shareholders will have 30 days, instead of 20 days, from the mailing of this information statement to perfect their appraisal rights.

        The MOU will not affect the merger consideration to be paid to the Company's stockholders pursuant to the merger agreement.

        The settlement is subject to certain customary conditions, including approval by the Superior Court of the State of California, Santa Barbara County. If the settlement is approved by the California court, the parties will take all steps to dismiss the Delaware consolidated action with prejudice, and the Company and the other defendants will move for dismissal of the separate Mills action in Delaware because approval of the settlement by the California court will operate to release and bar all claims by members of the class, including the plaintiff in the Mills action.

        The Company and the other defendants have each denied, and continue to deny, that they have committed or aided and abetted the commission of any violation of law or breaches of duty or engaged in any of the wrongful acts alleged in the lawsuits filed in connection with the proposed merger, and expressly maintain that they diligently and scrupulously complied with their fiduciary and other legal duties.

Market Price of Common Stock (see page 54)

        The Company's common stock is listed on the Nasdaq Global Market under the symbol "PCBC." The closing price of the Company's common stock on the Nasdaq Global Market on March 9, 2012, the last trading day prior to the announcement of the merger agreement, was $28.69 per share. On May 29, 2012, the closing price of the Company's common stock on the Nasdaq Global Market was $45.55 per share. See "Market Price and Dividend Data."

Delisting and Deregistration of Common Stock (see page 38)

        If the merger is completed, all shares of the Company's common stock will no longer be outstanding and will automatically be canceled and will cease to exist. As a result, the Company's common stock will no longer be listed on any stock exchange or quotation system, including the Nasdaq Global Market, and will be deregistered under the Exchange Act. The Company would no longer file periodic reports with the SEC on account of the Company's common stock or otherwise. See "The Merger—Delisting and Deregistration of Common Stock".

THE PARTIES

Pacific Capital Bancorp

        Pacific Capital Bancorp is a bank holding company registered under the BHC Act and is regulated by the Reserve Board. The Company provides a wide range of banking, investing and trust services to its clients primarily through its wholly owned subsidiary, Santa Barbara Bank & Trust, N.A., or SBBT, and its subsidiaries. SBBT is a nationally chartered federal bank regulated by the OCC.

        SBBT provides full service banking, including all aspects of checking and savings accounts, private and commercial lending, investment advisory and trust services, and several other banking products and services. Products and services are offered through retail locations and other distribution channels to consumers and businesses operating throughout the Central Coast of California, in eight contiguous counties including Santa Barbara, Ventura, Los Angeles, Monterey, San Luis Obispo, Santa Clara, Santa Cruz and San Benito. The Company is headquartered in Santa Barbara, California.

        The principal executive offices of the Company are located at 1021 Anacapa Street, Santa Barbara, California 93101, and its telephone number is (805) 564-6405. The Company's website can be accessed at http://www.pcbancorp.com. Information contained in the Company's website does not constitute a part of, and is not incorporated into, this information statement. The Company's common stock is listed on the Nasdaq Global Market under the symbol PCBC.

        Additional information about the Company and its subsidiaries is included in documents incorporated by reference in this information statement. See "Where You Can Find More Information."

UnionBanCal Corporation

        UnionBanCal Corporation is a California-based, financial holding and commercial bank holding company whose major subsidiary, Union Bank, is a commercial bank. Union Bank provides a wide range of financial services to consumers, small businesses, middle-market companies and major corporations, primarily in California, Oregon, Washington and Texas, as well as nationally and internationally. As of December 31, 2011, Union Bank operated 414 branches in California, Oregon, Washington, Texas and New York, as well as two international offices.

        All of UNBC's issued and outstanding shares of common stock are currently owned by MUFJ.

        The principal executive offices of UNBC are located at 400 California Street, San Francisco, California 94104, and its telephone number is (415) 765-2969.

Pebble Merger Sub Inc.

        Pebble Merger Sub Inc. is a Delaware corporation and a wholly owned subsidiary of UNBC and was incorporated for the sole purpose of effecting the merger.

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This information statement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, without limitation, statements regarding expected financial and operating activities and results that are preceded by, followed by, or that include words such as "will," "should," "could," "may," "expects," "anticipates," "estimates" or "believes." Such statements are subject to important factors that could cause the Company's actual results to differ materially from those anticipated by the forward-looking statements. These factors include, but are not limited to:

  •
  the possibility that the merger does not close when expected or at all because required regulatory or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all;

  •
  the terms of the merger may need to be modified to satisfy such approvals or conditions;

  •
  the occurrence of events, changes or other circumstances that could give rise to the termination of the merger agreement;

  •
  the outcome of any legal proceedings, regulatory proceedings or enforcement matters that have been or may be instituted against us and others relating to the merger;

  •
  the amount of the costs, fees, expenses and charges related to the merger;

  •
  risks regarding employee retention;

  •
  our industry may be subject to future regulatory or legislative actions that could adversely affect us and our business;

  •
  actions taken or conditions imposed by governmental or regulatory authorities;

  •
  reputational risks and the reaction of the Company's customers to the transaction;

  •
  diversion of management time on merger-related issues; and

  •
  those factors referenced in Item 1A. Risk Factors in the Company's Annual Report on Form 10-K for the year ended December 31, 2011 and as may be described from time to time in the Company's subsequent SEC filings, which factors are incorporated herein by reference.

        Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect only the Company's belief as of the date of this information statement. Except as required by federal securities law, the Company undertakes no obligation to update these forward-looking statements or reflect events or circumstances after the date of this information statement.

 THE MERGER

Merger Consideration

        Upon completion of the merger, each share of the Company's common stock issued and outstanding immediately prior to the completion of the merger, except for shares of the Company's common stock held by UNBC, the Company or their respective wholly owned subsidiaries (other than certain shares beneficially held by third parties or held in respect of debt previously contracted), or the Excluded Shares, or by stockholders who have perfected and not withdrawn a demand for appraisal rights, or the Dissenting Shares, will be converted into the right to receive $46.00 per share in cash, without interest and less any applicable withholding tax. The Excluded Shares will be cancelled without any consideration. The Dissenting Shares will be entitled to only such rights and payments as are granted under Section 262 of the DGCL, as described in the section of this information statement titled "The Merger—Appraisal Rights".

        After the merger is completed, subject to the following sentence, stockholders of the Company will have the right to receive the merger consideration, but will no longer have any rights as Company stockholders. Stockholders will receive the merger consideration after exchanging their Company stock certificates in accordance with instructions to be set forth in a letter of transmittal, which will be sent to Company stockholders promptly following completion of the merger by a paying agent engaged by UNBC.

        The per share merger consideration is fixed. It will not change if the Company's results of operations improve or if the price of the Company's common stock increases above the per share merger consideration described above.

Required Approval for the Merger; Written Consent

        Under Section 251 of the DGCL, the approval of the board of directors of the Company and the affirmative vote of at least a majority in voting power of the shares of the Company's common stock outstanding are required to approve the merger and adopt the merger agreement. The Company's board of directors has previously unanimously approved and declared advisable the merger agreement and the merger. Under Delaware law and the Company's bylaws, the required approval of the Company's stockholders may be provided by written consent and without a meeting of the stockholders. The close of business on March 8, 2012 was the record date established by the Company's board of directors for the determination of the stockholders entitled to consent to corporate action in writing without a meeting. On March 9, 2012, SB Acquisition, which owned an aggregate of 25 million shares of the Company's common stock as of the record date, representing approximately 76 percent of the votes entitled to be cast on the adoption of the merger agreement, executed and delivered to the Company a written consent adopting the merger agreement and approving the transactions contemplated thereby. This constituted the approval of Company stockholders required under Delaware law to adopt the merger agreement, and accordingly the merger can occur without any further vote of other Company stockholders and there will be no meeting of Company stockholders at which stockholders will vote on the adoption of the merger agreement. No further corporate or stockholder action is necessary to consummate the merger.

        Under applicable regulations of the SEC, the merger may not be completed until 20 days after the date of mailing of this information statement to Company stockholders. Therefore, notwithstanding the execution and delivery to the Company of the written consent, the merger will not be completed, if at all, until that time has elapsed. Therefore, the merger cannot be consummated until June 21, 2012 at the earliest.

 Background of the Merger

        The Company faced unprecedented pressure on its financial condition and results of operations during the recent financial crisis and recessionary environment. The Company's net income of $100.8 million for the fiscal year ended December 31, 2007 was followed by losses of $23.8 million in fiscal year 2008 and $431.3 million in fiscal year 2009. Deterioration in commercial and residential real estate markets, related severe declines in property values and worsening employment conditions led to, among other things, significant increases in the Company's nonperforming assets, net charge-offs and provision for loan losses. In the second quarter of 2009, the Company suspended dividend payments on its then-outstanding trust preferred securities and TARP preferred stock held by the U.S. Department of the Treasury, and both the Company and its principal subsidiary bank (then named Pacific Capital Bank, N.A.), became subject to significant regulatory restrictions, pursuant to, among other things, a memorandum of understanding, or MOU, entered into with the OCC on April 16, 2009 and a MOU entered into with the Reserve Board on May 18, 2009.

        In light of the continued serious challenges affecting the Company's business, operations, financial condition, asset quality, earnings and prospects, and management's projection that substantial losses were likely to continue for some time, commencing in the first half of 2009 and continuing into 2010, the Company's board of directors retained outside legal and financial advisors and actively considered and pursued various capital-raising, cost-cutting and other strategic initiatives, including developing a three-year strategic capital plan that called for a search for strategic alternatives to strengthen the Company's capital base. In the Company's annual report on Form 10-K/A filed on March 16, 2010, the Company reported that it had incurred significant operating losses, experienced a significant deterioration in the quality of its assets and become subject to enhanced regulatory scrutiny, and that these factors, among others, were deemed to cast significant doubt on the Company's ability to continue as a going concern. The report of the Company's independent registered public accounting firm set forth in that annual report included a "going concern" qualification. The Company further reported that it was actively considering a broad range of strategic alternatives, including a capital infusion or a merger, in order to address doubt about the Company's ability to continue as a going concern, but that there could be no assurance that the exploration of strategic alternatives would result in any transaction.

        On April 29, 2010, after a process that lasted more than a year, during which the Company and its financial advisor contacted and signed confidentiality agreements with numerous potential strategic partners (including UNBC and U.S. Bancorp, both of which conducted preliminary due diligence but ultimately declined to pursue a transaction) and financial investors about a possible acquisition of, or investment in, the Company, the Company entered into an investment agreement with SB Acquisition, an affiliate of Ford Financial Fund, L.P., or Ford Financial, through which Ford Financial, on August 31, 2010, invested approximately $500 million in new equity capital. In connection with the closing of the Ford Financial investment, the Company completed certain other recapitalization transactions, including in respect of the Company's then-outstanding TARP preferred securities and a cash tender offer by SBBT for its outstanding subordinated debentures. The Company board also appointed Mr. Webb, a banking industry veteran with extensive prior experience as a banking executive, as Chief Executive Officer and a member of the board of directors of the Company and Mr. Ford, the Managing Partner of Ford Financial, as Chairman of the Company's board of directors. Besides Messrs. Webb and Ford, the Company's board of directors following the closing of the investment transaction retained the other members of the pre-investment board of directors of the Company, including nine outside, independent directors. In connection with the closing of the Ford Financial investment, the Company also restructured its management team, adding senior executives with significant experience in their respective areas of banking expertise. Shortly thereafter, in November, 2010, the Company completed a rights offering to historical stockholders at the same price at which Ford Financial had invested in the Company, which raised an additional $76.4 million in equity capital.

        Based on the $500 million equity infusion and resulting improvements to its balance sheet, in 2011, the Company was able to stabilize itself and strengthen its balance sheet and results of operations. The Company implemented a strategic plan to focus on core deposit growth and responsible loan origination to commercial and private clients and to pursue significant technology and operational infrastructure enhancements. After persistent losses prior to the investment, the Company recorded positive net income of $25.7 million for the four-month period ended December 31, 2010 following the closing of the Ford Financial investment and $70.5 million for fiscal year 2011. The Company completed the early redemption of all of its outstanding subordinated debentures and ended the deferral of dividend payments under its outstanding trust preferred securities in December 2011.

        During late 2011, Mr. Ford and Mr. Webb traveled to New York City and, during their stay, an investment bank arranged a meeting with senior representatives of Mitsubishi UFJ who had expressed an interest to the banker in meeting with Messrs. Ford and Webb. At this meeting, the attendees discussed the Company, Messrs. Ford and Webb indicated that a sale of the Company was not being considered, and the representatives of Mitsubishi UFJ expressed an interest in having further discussions at a future date. At the beginning of 2012, Todd Baker, Executive Vice President, Corporate Strategy and Development of UNBC, made a further unsolicited contact with Mr. Webb, Chief Executive Officer of the Company, to indicate that UNBC would be interested in exploring a potential strategic business combination between UNBC and the Company. Mr. Webb informed Mr. Ford of the contact from Mr. Baker. The Company was not at that time exploring strategic alternatives or otherwise seeking a sale transaction. However, taking into account UNBC's resources and its likely strategic interest in the Company's banking markets, the Company considered UNBC's level of interest sufficiently serious and substantial that it determined that it would be prudent to further explore and consider UNBC's indication of interest through continued dialogue.

        In December 2011 and early January 2012, representatives of both the Company and UNBC had several discussions regarding the financial and business status of the Company and the potential of a strategic business combination transaction.

        On January 19, 2012, the parties entered into a confidentiality agreement and thereafter UNBC commenced off-site due diligence. Exploratory discussions between UNBC and the Company took place around the Company's business franchise, prospects and assets, and an appropriate valuation for the Company. Mr. Webb kept Mr. Ford regularly updated on discussions, and Mr. Webb and Mr. Ford discussed a price in the range of $41 to $48, a range that in their view would constitute a full valuation for the Company in a sales transaction, based on their thorough knowledge of the Company, its financial performance and potential and its California markets, as well as their extensive professional experience in operating and valuing banks and other financial companies for investment purposes. On February 9, 2012, Mr. Baker and Mr. Webb met in person at PCBC's offices in Santa Barbara. No one else was present at the meeting. Mr. Baker communicated to Mr. Webb that UNBC would be prepared to offer $42 in cash per share of Company common stock in an acquisition transaction in which the Company would become a wholly owned subsidiary of UNBC. Mr. Baker indicated that the proposal was subject to further due diligence as well as other conditions. In view of the preliminary nature of the discussions and in the interest of minimizing the risk of an unintended premature disclosure of a potential transaction, Messrs. Webb and Ford did not consider it necessary or prudent to retain an investment bank at this time. Based on Mr. Webb's prior discussions with Mr. Ford, Mr. Webb indicated to Mr. Baker that Ford Financial would not support a transaction at a $42 price level, but could support a transaction at a $47 price level. Mr. Baker indicated that UNBC might be willing to reconsider the proposal if additional off-site due diligence material was made available, and could potentially offer a $46 price. Based on their preliminary discussions as to a transaction valuation, Mr. Webb and Mr. Baker agreed to a target range of $46 to $47, subject further to due diligence and Board approval. Over the course of the next several weeks the parties continued periodic discussions with respect to the possibility of a transaction and additional due diligence material was shared by the Company with UNBC.

        In early March 2012, UNBC and the Company again discussed the appropriate financial terms of a potential transaction as well as, among other things, UNBC's expected timeline and plan with respect to the completion of due diligence. Following discussions, UNBC indicated that it was prepared to raise its earlier proposal to $46 in cash per share of Company common stock. The indicated price represented a premium of approximately 63 percent to the then-prevailing trading level of the Company's common stock. UNBC also confirmed that it was in a position to complete any remaining due diligence in short order. Mr. Webb asked UNBC to raise its proposal to $47, and after Mr. Baker refused, whether UNBC could "split the difference" between $46 and $47. Mr. Baker each time firmly responded that UNBC could not offer a price higher than $46. After further discussion, and taking into consideration that the $46 offer was at the level Mr. Webb and Mr. Ford had previously discussed as representing a full value for the Company, Mr. Webb indicated that he would be willing to present to the Company's board of directors for their consideration a business combination transaction with UNBC at that price. At no time during negotiations did UNBC offer any form of consideration for acquiring the Company other than cash.

        During the first week of March, representatives of Wachtell, Lipton, Rosen & Katz, counsel to the Company, and of Sullivan & Cromwell LLP, counsel to UNBC, discussed with each other and their respective clients the terms and conditions set forth in a draft merger agreement for the transaction, and UNBC conducted on-site due diligence at the Company's offices. The initial draft of the merger agreement was produced by Sullivan & Cromwell and contemplated that SB Acquisition would act by written consent to provide the requisite Company stockholder approval of the merger by the end of the day on which the merger agreement was executed by UNBC and the Company. During the same period, the Company's management engaged Sandler O'Neill + Partners, L.P., or Sandler O'Neill, for the purpose of rendering an opinion as to the fairness, from a financial point of view, to the Company's shareholders of the proposed merger consideration and agreed with Sandler O'Neill on the fee that would be payable to Sandler O'Neill for its services.

        On March 8, 2012, the board of directors of the Company convened a special meeting for Messrs. Ford and Webb to inform the other directors of the negotiations with UNBC, and for the full board to consider the proposed transaction. Representatives of Sandler O'Neill and Wachtell Lipton participated in the meeting. Sandler O'Neill presented its financial analysis of the transaction, including its views of the financial condition of the Company and its business prospects and of the merger and acquisition market for U.S. bank holding companies generally, and rendered its opinion to the board that, as of the date of its opinion, the consideration to be paid to the Company's common stockholders in the merger was fair, from a financial point of view, to such holders. The full text of the written opinion of Sandler O'Neill, which describes, among other things, the assumptions, qualifications, limitations and other matters considered in connection with its opinion is attached to this information statement as Annex B. Wachtell Lipton then summarized for the board the material terms of the proposed merger agreement, the status of discussions over those terms and the expected process to complete the transaction if the board determined to approve the agreement, including the ability of SB Acquisition to provide the required stockholder approval by giving its written consent to the merger, and the required regulatory approvals. Wachtell Lipton also advised the directors with respect to their fiduciary duties in the context of the proposed transaction. Mr. Ford informed the board of directors that Ford Financial was supportive of the proposed transaction, based on the full and preemptive price considering the inherent risks in executing the Company's business plan, the likely time it would take to realize stock price appreciation to $46 per share and the belief that it was implausible that in the foreseeable future another buyer would offer higher value. Ford Financial's decision was not the result of any circumstances particularly relating to Ford Financial (such as liquidity needs or cash flow concerns).

        Following further discussion, the Company's directors unanimously (including the votes of Mr. Ford and Mr. Webb) determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement were fair to and in the best interests of the Company's stockholders, and declared advisable and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board authorized entry into the merger agreement, and did not seek to solicit other bids for the Company prior to the agreement being executed, based on the information presented to it by its financial advisor, the level of consideration being offered by UNBC, its familiarity with the Company's financial performance and prospects, the prevailing trading level of its common stock and the support of Ford Financial, owner of its majority shareholder, for the transaction. Taken together these factors indicated that the probability of receiving a higher offer as the result of such a solicitation was outweighed by the risks such a course of action would involve, including potentially losing the proposed UNBC transaction and leaks and speculation that could disrupt and damage the Company. (Since the commencement of discussions with UNBC described herein to the date of this document, the Company has received no other indication of interest in an acquisition of the Company. However, shortly after the merger was announced, George Leis, a senior executive and a director of the Company, received an e-mail from Richard Davis, Chief Executive Officer of U.S. Bancorp, stating in its entirety "George—we are disappointed that we never got a call.")

        On the evening of Friday, March 9, 2012, each of the parties executed the merger agreement. Later, SB Acquisition delivered a written consent adopting the merger agreement and the merger. On the morning of Monday, March 12, 2012, UNBC issued a press release announcing the transaction. An investor presentation by UNBC was also publicly released. The investor presentation, among other things, described how UNBC intended to realize enhanced tangible book value for the Company in the merger through being able to reverse the Company's historical deferred tax asset valuation allowance and, based on UNBC's evaluation of the Company's loan portfolio, by writing up the credit mark taken on that portfolio in connection with the 2010 recapitalization by approximately $20 million after-tax.

The Company's Reasons for the Merger

        The Company's board of directors, after consultation with its legal and financial advisors, has unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of the Company's stockholders, and declared advisable and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement.

        In reaching its determination, the board of directors considered the following factors:

  •
  the value of the consideration to be received by the Company's stockholders pursuant to the merger agreement, which represents a 63 percent premium to the closing price of the Company's common stock on March 7, 2012 (the last trading day prior to the board's approval of the merger) and a 45 percent premium to the highest closing price in the twelve months prior to March 9, 2012 (the date of the merger agreement), and the fact that such consideration would be in cash, providing immediate and certain value to the Company's stockholders if the merger is consummated;

  •
  the board's understanding of the prevailing market for merger and acquisitions in the banking industry and the financial terms of the proposed merger agreement in the context of such prevailing conditions, and its judgment of the likelihood of a comparable acquisition offer being made, and the risks to achieving that level or receiving such offer;

  •
  current financial market conditions, historical market prices, concentration of ownership, including by the U.S. Department of the Treasury, and trading information with respect to the Company's common stock, including the risk that in the absence of the proposed transaction the price that might be received by holders of the Company's common stock in the open market or in a future transaction may be less than the merger consideration;

  •
  the board's knowledge of the business, operations, regulatory status, properties, assets, financial condition, operating results, historical market prices and prospects of the Company, as well as its knowledge of the general industry, economic and competitive conditions under which the Company operates, and their anticipated impact on the future operations of the Company;

  •
  the experience of members of the board during the financial crisis, the risks and challenges faced by the Company in the wake of the financial crisis and the process and actions taken in the recent past to attract outside capital to the Company and to restore stability and strength to the Company's financial position;

  •
  the presentation of Sandler O'Neill + Partners, L.P. and the oral opinion of Sandler O'Neill to the Company's board of directors (which was subsequently confirmed in writing by delivery of Sandler O'Neill's written opinion dated March 9, 2012, a copy of which is attached to this information statement as Annex B and which you should read carefully in its entirety) to the effect that, as of March 8, 2012 and subject to the assumptions, qualifications, limitations and other matters considered in the opinion, the merger consideration to be received by the holders of the Company's common stock was fair, from a financial point of view, to such stockholders;

  •
  Sandler O'Neill's analysis, presented to the board of directors at the special meeting, indicating that the $46.00 per share merger consideration exceeded or was near the top of the various valuation ranges implied by net present value analyses of the Company, and that the multiples implied by the per share merger consideration significantly exceeded the median for selected precedent transactions on metrics, including price to book value (199 percent relative to 102 percent for precedent transactions), price to tangible book value (225 percent relative to 164 percent for precedent transactions), and tangible book premium to core deposits (24.0 percent relative to 3.8 percent for precedent transactions) (see "The Merger—Opinion of the Company Board of Directors' Financial Advisor");

  •
  the terms of the proposed merger agreement, including financial terms, terms affecting certainty of completing the merger, including the length of time that the directors and the Company's advisors believed likely to be needed to obtain the required regulatory approvals and the absence of a financing condition, and terms affecting the treatment of the Company's employees in the merger;

  •
  the board's understanding of UNBC's ability to successfully complete the merger, including its understanding of the financial capability of UNBC and MUFJ, its parent company, UNBC and MUFJ's regulatory relations, prevailing trends affecting the regulatory approval of bank mergers, including changes in the factors that bank regulators consider in approving such mergers, and the particular regulatory and other approvals required in connection with the merger, and the expectation that such regulatory approvals would be received in a timely manner and without the imposition of unacceptable conditions, such that the board judged that there was an acceptable likelihood that the transaction would be completed in a timely manner;

  •
  the fact that SB Acquisition, the Company's majority stockholder, which owns approximately 76 percent of the Company's outstanding common stock, would receive the same per share consideration as the Company's public stockholders and that it had informed the board of directors that it was in favor of the merger;

  •
  the risks and costs to the Company if the merger were not to close, including the diversion of management and employee attention, potential employee attrition and the effect on customers and business relationships and the delay and financial cost to the Company associated with suspending certain planned upgrades of its information technology systems in light of the pending merger;

  •
  the fact that the exchange of Company shares for cash pursuant to the merger generally would be a taxable transaction for U.S. federal income tax purposes; and

  •
  the interests of the Company's officers and directors in the merger described under the section entitled "Interests of the Company's Executive Officers and Directors in the Merger" of this information statement.

        The foregoing discussion of the factors considered by the Company's board of directors is not intended to be exhaustive. The Company's board of directors collectively reached the unanimous conclusion to approve and declare advisable the merger agreement and the merger in light of the various factors described above and other factors that each member of the Company's board of directors felt were appropriate. In view of the wide variety of factors considered by the Company's board of directors in connection with its evaluation of the merger and the complexity of these matters, the Company's board of directors did not consider it practical and did not attempt to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the Company's board made its decision based on the totality of information presented to it. In considering the factors discussed above, individual directors may have given different weights to different factors.

Opinion of the Company Board of Directors' Financial Advisor

        By letter dated March 5, 2012, the Company retained Sandler O'Neill to provide an opinion as to the fairness to the holders of the Company's common stock, from a financial point of view, of the consideration to be received by such holders in connection with the merger. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

        At the March 8, 2012 special meeting at which the Company's board of directors considered and approved the merger agreement, Sandler O'Neill delivered to the board its oral opinion (later confirmed in writing, as described below), that, the merger consideration was fair to the holders of the Company's common stock from a financial point of view. The full text of Sandler O'Neill's written opinion, dated as of March 9, 2012, is included in this information statement as Annex B. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. The Company's stockholders should read the entire opinion and the description that follows carefully.

        In connection with rendering its opinion, Sandler O'Neill reviewed and considered, among other things:

  (i)
  the merger agreement;

  (ii)
  certain publicly available financial statements and other historical financial information of the Company that Sandler O'Neill deemed relevant;

  (iii)
  certain financial statements of UNBC that Sandler O'Neill deemed relevant in determining UNBC's financial ability to undertake the merger;

  (iv)
  internal financial projections for the Company for the years ending December 31, 2012 through December 31, 2014 as provided by and discussed with senior management of the Company and an internal long-term growth rate for the years ending December 31, 2015 and 2016 as provided by senior management of the Company;

  (v)
  a comparison of certain financial and other information for the Company with similar publicly available information for certain other commercial banks, the securities of which are publicly traded;

  (vi)
  the terms and structures of other recent mergers and acquisition transactions in the banking sector;

  (vii)
  the current market environment generally and in the commercial banking sector in particular; and

  (viii)
  such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O'Neill considered relevant.

        Sandler O'Neill also discussed with certain members of senior management of the Company the business, financial condition, results of operations and prospects of the Company.

        In performing its reviews and analyses, Sandler O'Neill relied upon the accuracy and completeness of all of the financial and other information that was available to Sandler O'Neill from public sources, that was provided to Sandler O'Neill by the Company or that was otherwise reviewed by Sandler O'Neill and assumed such accuracy and completeness for purposes of preparing its opinion. Sandler O'Neill further relied on the assurances of the management of the Company that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. Sandler O'Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of the Company or any its subsidiaries. Sandler O'Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of the Company, UNBC or the combined entity after the merger and Sandler O'Neill did not review any individual credit files relating to the Company or UNBC. Sandler O'Neill assumed, with the Company's consent, that the respective allowances for loan losses for both the Company and UNBC are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

        Sandler O'Neill assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of the Company or UNBC since the date of the most recent financial data made available to Sandler O'Neill. Sandler O'Neill also assumed in all respects material to Sandler O'Neill's analysis that the Company would remain as a going concern for all periods relevant to Sandler O'Neill's analyses. Sandler O'Neill expresses no opinion as to any of the legal, accounting and tax matters relating to the merger and any other transactions contemplated in connection therewith.

        Sandler O'Neill's analyses and the views expressed in the opinion are necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Sandler O'Neill as of, March 9, 2012. Events occurring after such date could materially affect Sandler O'Neill's views. Sandler O'Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after March 9, 2012.

        Sandler O'Neill's opinion is directed to the Company's board of directors in connection with its consideration of the merger and does not constitute a recommendation to any stockholder of the Company. Sandler O'Neill's opinion is directed only to the fairness, from a financial point of view, of the merger consideration to holders of the Company's common stock and does not address the underlying business decision of the Company to engage in the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Sandler O'Neill was not engaged to solicit alternative indications of interest from other potential buyers. The opinion was approved by Sandler O'Neill's fairness opinion committee. Sandler O'Neill does not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by the Company's officers, directors, or employees, or class of such persons, relative to the compensation to be received in the merger by any other stockholders of the Company.

        In rendering its opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but is not a complete description of all the analyses underlying Sandler O'Neill's opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. In arriving at its opinion, Sandler O'Neill did not attribute any particular weight to any analysis or factor that it considered. Rather Sandler O'Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O'Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion; rather Sandler O'Neill made its determination as to the fairness of the merger consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to the Company and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the Company and other factors that could affect the public trading values or merger transaction values, as the case may be, of the Company and the companies to which it is being compared.

        In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of the Company, UNBC and Sandler O'Neill. The analysis performed by Sandler O'Neill is not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Company's board of directors at its March 8, 2012 special meeting. Estimates of the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. The analysis and opinion of Sandler O'Neill was among a number of factors taken into consideration by the Company's board of directors in making its determination to approve the merger agreement and the transactions contemplated by the merger agreement (including the merger) and the analyses described below should not be viewed as determinative of the decision of the Company's board of directors or management with respect to the fairness of the merger.

        Summary of Proposal.    Sandler O'Neill reviewed the financial terms of the proposed transaction. Using $46.00 per share in cash, Sandler O'Neill calculated an aggregate transaction value of $1.52 billion. Based upon financial information as or for the twelve-month period ended December 31, 2011, Sandler O'Neill calculated the following ratios:

Transaction Pricing Ratios

	Pacific Capital Information As of December 31, 2011
			Proposed Transaction		Precedent Transaction
	Aggregate ($000s)
		Per Share	Metrics		Metrics(4)
Book Value	$761,970	$23.16	199%		102%
Tangible Book Value	672,715	20.45	225%		164%
Adjusted Book Value(1)	944,970	28.72	160%		102%
Adjusted Tangible Book Value(1)	855,715	26.01	177%		164%
Last-twelve-months Net Income	70,522	2.14	21.5	x	24.6
Estimated next-twelve-months Net Income	70,078	2.13	21.6	x	21.6
2011 Net Income—Tax Adjusted(2)	41,341	1.26	36.6	x	24.6
Estimated 2012 Net Income—Tax Adjusted(2)	41,346	1.26	36.6	x	21.6
Core Deposits (excludes Jumbo CDs)(3)	3,784,855	—	22.4%		3.8%
Core Deposits (excludes Jumbo CDs)—Adjusted Tangible Book Value(1)(3)	3,784,855	—	17.5%		3.8%
Market Price (3/7/12)	929,802	28.26	62.8%		31.8%

(1)
Assumes the realization prior to year-end 2012 of up to $183 million in additional equity through the removal of a portion of the existing valuation allowance on the Company's deferred tax assets. The exact timing and amount of this realization, if any, may be materially different from this assumption. The "Adjusted Book Value" and "Adjusted Tangible Book Value" figures assume this equity realization as if recognized as of December 31, 2011. This would result in a ratio of tangible common equity / total assets of 14.6% as of December 31, 2011.

(2)
Assumes a normalized tax rate of 41%. The Company's 2011 effective tax rate was negative 0.7%.

(3)
Sandler O'Neill calculated core deposits as total deposits excluding certificates of deposit in excess of $100,000 and brokered deposits.

(4)
Median values based on nationwide commercial bank and thrift merger transactions since 6/30/09 with transaction values in excess of $500 million.

        The aggregate transaction value of approximately $1.52 billion is based upon the offer price per share of $46.00, and share counts as of December 31, 2011, including 32,904,997 shares of the Company's common stock outstanding, outstanding warrants exercisable for 15,120 shares of Company common stock at an exercise price of $20 per share, outstanding stock options (granted prior to January 1, 2011) exercisable for 8,122 shares of Company common stock at a weighted average strike price of $2,293.07, outstanding stock options (granted after December 31, 2010) exercisable for 43,713 shares of Company common stock at a weighted average strike price of $31.15, and 107,345 incremental shares (restricted stock awards, restricted stock units).

        Stock Trading History.    Sandler O'Neill reviewed the history of the reported trading prices and volume of the Company's common stock and the relationship between the movements in the prices of the Company's common stock to movements in certain stock indices, including the S&P 500 Index, NASDAQ Bank Index, the weighted average performance (based upon market capitalization) of a peer group of publicly traded Western Region banks, selected by Sandler O'Neill, and the weighted average performance (based upon market capitalization) of a peer group of publicly traded "High Performing Nationwide" banks, selected by Sandler O'Neill. The institutions included in these peer groups are identified under "Comparable Company Analysis" below.

        The table below reflects the performance of the Company's common stock and the various indices and peer groups to which it was compared during the period beginning August 31, 2010 and ending March 7, 2012.

Pacific Capital's Stock Performance

	Beginning Index Value August 31, 2010	Ending Index Value March 7, 2012
Pacific Capital	100%	36%
Pacific Capital Western Region Peers	100%	91%
NASDAQ Bank Index	100%	107%
S&P 500 Index	100%	125%
Pacific Capital High Performing Nationwide Peers	100%	125%

        Comparable Company Analysis.    Sandler O'Neill used publicly available information to compare selected financial and market trading information for the Company and two groups of financial institutions selected by Sandler O'Neill. The Pacific Capital Western Region peer group consisted of publicly traded commercial banks headquartered in the Western Region of the United States with assets between $4.0 billion and $15.0 billion:

Bank of Hawaii Corporation	Glacier Bancorp, Inc.
Banner Corporation	PacWest Bancorp
Central Pacific Financial Corp	Sterling Financial Corporation
Columbia Banking System, Inc.	Umpqua Holdings Corporation
CVB Financial Corp	Westamerica Bancorporation
First Interstate BancSystem, Inc.	Western Alliance Bancorporation

        The Pacific Capital High Performing Nationwide peer group consisted of publicly traded commercial banks headquartered in the United States with assets between $4.0 billion and $15.0 billion, last-twelve-months return on average assets greater than 1.0%, and non-performing assets-to-assets ratio of less than 2.0%:

1st Source Corporation	National Penn Bancshares, Inc.
Bank of Hawaii Corporation	NBT Bancorp Inc.
Community Bank System, Inc.	Prosperity Bancshares, Inc.
CVB Financial Corp.	Signature Bank
First Financial Bankshares, Inc.	Texas Capital Bancshares, Inc.
International Bancshares Corporation	Westamerica Bancorporation

        The analysis compared publicly available financial and market trading information for the Company and the median financial and market trading information for the Company's peer groups as of and for the twelve -month period ended December 31, 2011. The table below sets forth the data for the Company and the median data for these peer groups as of and for the twelve -month period ended December 31, 2011, with pricing data as of March 7, 2012.

Comparable Group Analysis

Peer Group Maximum Result	Peer Group Minimum Result	Peer Group Mean Result	Peer Group Median Result
Pacific Capital	Western	High Perform	Western	High Perform	Western	High Perform	Western	High Perform
Total Assets (in millions)	$5,850	$13,846	$14,666	$4,133	$4,121	$7,183	$8,234	$6,664	$7,313
Market Capitalization (in millions)	$930	$2,069	$2,745	$225	$587	$946	$1,372	$899	$1,269
Price / Tangible Book Value	138%	317%	327%	87%	115%	155%	207%	137%	204%
Price / Last-twelve-months Earnings per Share	13.2	x	31.0	x	18.4	x	5.0	x	9.9	x	16.3	x	14.1	x	14.9	x	14.4	x
Price / Est. 2012 Earnings per Share	—	15.9	x	16.2	x	12.1	x	11.7	x	14.1	x	13.9	x	14.0	x	14.1	x
Price / Est. 2013 Earnings per Share	—	20.3	x	14.7	x	10.1	x	10.7	x	13.5	x	12.9	x	12.5	x	12.8	x
Dividend Yield	0.0%	4.0%	4.0%	0.0%	0.0%	2.1%	2.5%	2.8%	2.8%
1-Year Price Change	(5.3)%	28.1%	34.3%	(34.6)%	(9.8)%	1.2%	9.0%	3.1%	7.9%
Tangible Common Equity / Tangible Assets	11.68%	13.41%	11.04%	6.76%	6.76%	9.27%	8.75%	9.29%	8.96%
Tier 1 Leverage Ratio	12.40%	13.78%	12.74%	6.73%	6.73%	10.89%	9.71%	11.05%	9.23%
Non-performing Assets / Assets	1.20%	4.93%	1.91%	0.54%	0.18%	3.06%	1.02%	3.88%	0.80%
Reserves / Loans	0.15%	5.77%	2.70%	1.29%	0.92%	2.78%	1.81%	2.60%	1.77%
Net Interest Margin	4.16%	6.27%	5.32%	3.09%	3.13%	4.22%	3.98%	4.04%	4.00%
Return on Average Assets	1.20%	1.78%	1.78%	0.13%	1.02%	0.81%	1.27%	0.77%	1.16%
Return on Average Equity	10.0%	16.1%	16.1%	1.1%	7.6%	7.8%	11.7%	6.2%	11.4%
Efficiency Ratio	69.7%	95.1%	65.6%	42.6%	37.3%	62.3%	52.2%	61.1%	55.4%

        Additional details regarding the companies used by Sandler O'Neill in the peer groups are set forth in Annex D.

        Analysis of Selected Merger Transactions.    Sandler O'Neill reviewed seven merger transactions announced from June 30, 2009 through March 7, 2012 involving nationwide commercial banks and thrifts with announced transaction values greater than $500 million. Sandler O'Neill reviewed the following transaction pricing multiples: transaction price at announcement to book value per share, transaction price to tangible book value per share, transaction price to last-twelve-months (LTM) earnings per share, transaction price to next-twelve-months (NTM) estimated earnings per share, tangible book premium to core deposits, and transaction price to target price one day before announcement of the transaction. Sandler O'Neill also reviewed the following financial metrics of the targets in each of the seven transactions: total assets, tangible equity / tangible assets, non-performing assets / assets, last-twelve-months return on average assets, and last-twelve-months return on average equity. As illustrated in the following table, Sandler O'Neill compared the proposed merger multiples to the maximum, minimum, mean and median multiples of comparable transactions.

 Comparable Merger Transactions

	Proposed Transaction
						Comp.
				Tax Adjusted(2)
Transaction Ratios	Stated		Adjusted(1)			Max		Min		Mean		Median
Transaction Price / Book Value Per Share	199%		160%	—		189%		83%		119%		102%
Transaction Price / Tangible Book Value Per Share	225%		177%	—		230%		97%		152%		164%
Transaction Price / LTM Earnings Per Share	21.5	x	—	36.6	x	31.9	x	12.6	x	23.0	x	24.6	x
Transaction Price / NTM Earnings Per Share	21.6	x	—	36.6	x	21.6	x	21.6	x	21.6	x	21.6	x
Tangible Book Premium / Core Deposits	22.4%		17.5%	—		16.7%		(0.5)%		6.2%		3.8%
Market Premium (1 Day)	62.8%		—	—		46.5%		24.9%		33.8%		31.8%

Financial Information as of Period Prior to Transaction Announcement	Stated	Adjusted(1)	Tax Adjusted(2)	Max	Min	Mean	Median
Total Assets	$5,850	—	—	$92,222	$3,082	$28,548	$11,517
Tangible Equity / Tangible Assets	13.0%	16.2%	—	13.1%	8.4%	10.5%	10.8%
Non-performing Assets / Assets	1.2%	—	—	6.8%	0.3%	3.7%	4.2%
Last-twelve-months Return on Average Assets	1.2%	—	—	1.5%	(1.4)%	(0.1)%	0.0%
Last-twelve-months Return on Average Equity	10.0%	—	—	15.9%	(9.4)%	0.2%	0.1%

(1)
Assumes the realization prior to year-end 2012 of up to $183 million in additional equity through the removal of a portion of the existing valuation allowance on the Company's deferred tax assets. The exact timing and amount of this realization, if any, may be materially different from this assumption and is not known at this time. The "Adjusted Book Value" and "Adjusted Tangible Book Value" figures assume this equity realization as if recognized as of December 31, 2011. This would result in a ratio of tangible common equity / total assets of 14.6% as of December 31, 2011.

(2)
Assumes a normalized tax rate of 41%. The Company's 2011 effective tax rate was negative 0.7%.

        Additional details regarding the transactions used by Sandler O'Neill in the comparable merger transactions analysis are set forth in Annex D.

        Net Present Value Analysis.    Sandler O'Neill performed an analysis that estimated the present value per common share of the Company through December 31, 2016, assuming that the Company performed in accordance with the financial projections for the years ending December 31, 2012 through December 31, 2014 and long-term growth rates for the years ending December 31, 2015 and 2016, in each case as provided by senior management of the Company. For the years ending December 31, 2015 and 2016, management provided Sandler O'Neill with run-rate guidance of 5% annual asset growth and 10% pretax net income growth, which Sandler O'Neill then used to calculate financial projections for those periods. Sandler O'Neill based its analysis on the projections provided by senior management, but in certain cases made minor adjustments to reflect updated interest rates and similar adjustments, and calculated certain financial metrics using formulas and assumptions different from those used by management. Further details on the financial projections are provided in the table below.

($ in millions)	2012	2013	2014
Total Assets	$6,035.4	$6,387.5	$6,744.1
Total Equity(1)	$618.5	$644.4	$671.2
Tangible Book Value(1)	535.7	568.0	600.6
Reversal of portion of DTA valuation allowance(1)	183.0	0.0	0.0
Cash Dividends	0.0	0.0	0.0
(Excess Dividends) / Capital Required to Fund Growth(1)	(363.6)	(13.9)	(18.2)

(1)
As calculated by Sandler O'Neill

        To approximate the terminal value of the Company's common stock at December 31, 2016, Sandler O'Neill applied price to last-twelve-months-earnings multiples of 10.0x to 20.0x and multiples of tangible book value ranging from 125% to 250%. The terminal values were then discounted to present values using discount rates ranging from 8.00% to 14.00% which were selected to reflect different assumptions regarding desired rates of return of holders of the Company's common stock. This range of discount rates was based on two industry-standard methods for calculating discount rates, using the market inputs shown in the table below.

Cost of Equity Calculation based on Ibbotson Premia		Cost of Equity Calculation based on Beta
10 Year Treasury Bond (3/7/12)	1.97%	10 Year Treasury Bond (3/7/12)	1.97%
Size Premium(1)	1.98%	2 Year Beta(4)	1.19%
Equity Risk Premium(2)	6.10%	Equity Risk Premium	6.10%

Industry Premium(3)	1.99%	Discount Rate	8.44%

Discount Rate	12.04%

(1)
Ibbotson size premium based on market capitalization between $478 million and $1.776 billion

(2)
Ibbotson 60-Year Equity Risk Premium

(3)
Ibbotson industry premium for depository institutions

(4)
Based on median 2-year beta as reported by Bloomberg for all companies in both the regional and high performing peer groups (excludes Prosperity Bancshares Inc. for which there is no reported value).

        In addition, the terminal value of the Company's common stock at December 31, 2016 was calculated using the same range of price to last-twelve-months earnings multiples (10.0x to 20.0x)

applied to a range of favorable and unfavorable variances to the Company's senior management's projections. The range applied to the budgeted net income was 20% under budget to 20% over budget, using a discount rate of 11.00% for the analysis. As illustrated in the following tables, this analysis indicated an imputed range of values per share for the Company's common stock of $19.91 to $34.68 when applying the price/earnings multiples to the matched budget, $24.28 to $46.02 when applying multiples of tangible book value to the matched budget and $15.17 to $48.29 when applying the price/earnings multiples to the 20% under budget to 20% over budget range.

	Discount Rate
Terminal Multiple of Earnings	8.00%	9.00%	10.00%	11.00%	12.00%	13.00%	14.00%
10.0x	$23.20	$22.58	$22.00	$21.44	$20.91	$20.40	$19.91
12.0x	$25.49	$24.78	$24.10	$23.45	$22.83	$22.24	$21.68
14.0x	$27.79	$26.98	$26.20	$25.46	$24.76	$24.09	$23.45
16.0x	$30.08	$29.17	$28.30	$27.47	$26.68	$25.93	$25.22
18.0x	$32.38	$31.37	$30.40	$29.48	$28.61	$27.78	$26.98
20.0x	$34.68	$33.56	$32.50	$31.50	$30.54	$29.62	$28.75

	Discount Rate
Terminal Multiple of TBV	8.00%	9.00%	10.00%	11.00%	12.00%	13.00%	14.00%
125%	$28.87	$28.01	$27.19	$26.41	$25.66	$24.96	$24.28
150%	$32.30	$31.29	$30.33	$29.41	$28.54	$27.71	$26.92
175%	$35.73	$34.57	$33.47	$32.42	$31.42	$30.47	$29.56
200%	$39.16	$37.85	$36.61	$35.42	$34.30	$33.23	$32.21
225%	$42.59	$41.13	$39.74	$38.43	$37.17	$35.98	$34.85
250%	$46.02	$44.41	$42.88	$41.43	$40.05	$38.74	$37.49

	Terminal Multiple of Earnings
Variability to Forecast Net Income	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
20.0%	$30.41	$33.98	$37.56	$41.13	$44.71	$48.29
15.0%	$27.88	$31.01	$34.14	$37.27	$40.40	$43.53
10.0%	$25.55	$28.28	$31.00	$33.72	$36.44	$39.16
5.0%	$23.41	$25.76	$28.11	$30.46	$32.81	$35.16
0.0%	$21.44	$23.45	$25.46	$27.47	$29.48	$31.50
(5.0%)	$19.64	$21.35	$23.05	$24.76	$26.46	$28.17
(10.0%)	$18.00	$19.43	$20.86	$22.29	$23.72	$25.15
(15.0%)	$16.51	$17.70	$18.88	$20.07	$21.25	$22.44
(20.0%)	$15.17	$16.14	$17.10	$18.07	$19.04	$20.01

        In connection with its analyses, Sandler O'Neill considered and discussed with the Company's board of directors how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income. Sandler O'Neill noted that the discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

        Miscellaneous.    Sandler O'Neill will receive a fee of $1 million from the Company for providing this opinion, half of which was paid upon rendering the fairness opinion and half of which is due and payable upon closing of the merger. Sandler O'Neill did not render any other advice or services in connection with the merger. Sandler O'Neill was selected to render the fairness opinion based on its past experience with and knowledge of the Company, as well as its standing, reputation, and expertise and focus on the banking industry. The Company has also agreed to indemnify Sandler O'Neill against certain liabilities arising out of its engagement. In the ordinary course of its business as a broker-dealer, Sandler O'Neill may purchase securities from and sell securities to the Company and UNBC and their affiliates. Sandler O'Neill has, in the past, provided certain investment banking services to the Company and has received compensation for such services, most recently in connection with Ford Financial's investment and the overall recapitalization of the Company completed in August 2010 and the exploration of alternatives leading up to those events, for which it has received total fees of $9.6 million since January 1, 2010. Sandler O'Neill was also engaged by the U.S. Department of the Treasury to investigate possible sales of securities owned by the Treasury in a number of financial institutions, including equity interests in the Company, and advised the Company's board of directors of this engagement. During this period, Sandler O'Neill has not received any compensation from UNBC. Sandler O'Neill may also actively trade the debt or equity securities of the Company and/or UNBC or their affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Prospective Financial Information

        The Company does not, as a matter of course, publicly disclose forecasts or internal projections as to future performance, revenues, earnings, financial condition or other results. The Company provided certain projections of the Company's future financial performance to Sandler O'Neill as requested by Sandler O'Neill for analysis in connection with its fairness opinion, as well as to UNBC. The projections which were provided to Sandler O'Neill were prepared by the management of the Company, and were reviewed by Mr. Webb, and Sandler O'Neill, after discussions with the CFO of the Company, made some updates to such projections which were immaterial.

        The projections were not prepared with a view toward public disclosure and the inclusion of the projections in this information statement should not be regarded as an indication that the Company or any other recipient of the projections considered, or now considers, them to be necessarily predictive of actual future results. The projections were not prepared with a view toward complying with SEC guidelines or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of financial information. Neither the Company's current independent auditors nor any other independent accountants have compiled, examined or performed any procedures with respect to the prospective financial information set forth below, or expressed any opinion or given any form of assurance on such information or its achievability.

        The prospective financial information set forth below reflects numerous estimates and assumptions made by the Company with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company's business, none of which can be predicted with precision and many of which are beyond the Company's control. The projections also reflect subjective judgment in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The projections constitute forward-looking information and are subject to risks and uncertainties that could cause actual results to differ materially from the results reflected in such projections. Investors should consider the risks and uncertainties in our business that may affect future performance and that are discussed under "Cautionary Statement Regarding Forward-Looking Statements" and in the documents incorporated by reference in this information statement. None of the Company, UNBC or any of their financial advisors or any of their affiliates assumes any responsibility for the validity, reasonableness, accuracy or completeness of the prospective financial information set forth below. The projections do not take into account any circumstances or events occurring after the date they were prepared, including the transactions contemplated by the merger agreement. None of the Company, UNBC or any of their financial advisors or any of their affiliates intends to, and each of them disclaims any obligation to, update, revise or correct these projections.

        Certain of the prospective financial information set forth below may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies.

Projections

($ in 000s)	2012	2013	2014
Total Assets	$6,035.4	$6,387.5	$6,744.1
Interest Income	$265,568	$263,271	$277,361
Interest Expense	34,543	34,148	39,029

Net Interest Income	$231,025	$229,124	$238,332
Provision Expense	8,317	10,129	16,184
Non-Interest Income	53,988	54,687	56,721
Non-Interest Expense	206,617	198,506	194,790

Pre-Tax Income	$70,078	$75,175	$84,079
Income Taxes	0	0	0

Net Income to Common	$70,078	$75,175	$84,079

Material U.S. Federal Income Tax Consequences

        The following is a general discussion of the material U.S. federal income tax consequences to "U.S. holders" and "non-U.S. holders" (in each case, as defined below) of Company stock whose shares are exchanged for cash in the merger. The following discussion is based upon the Internal Revenue Code of 1986, or the Code, the U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this information statement. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, and any state, local or foreign tax consequences, nor does it address any U.S. federal tax considerations other than those pertaining to the U.S. federal income tax.

        The following discussion applies only to holders of shares of Company common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances and does not apply to holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders liable for the alternative minimum tax, partnerships or other pass-through entities or investors in partnerships or such other pass-through entities, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, former citizens or residents of the United States, U.S. holders whose functional currency is not the U.S. dollar, holders who hold shares of Company common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, holders who acquired Company common stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation, holders who exercise appraisal rights, or holders who, at any time within the five-year period ending on the date of the merger, owned, actually or constructively, 5 percent or more of the shares of Company common stock).

        As used herein, the term "U.S. holder" means a beneficial owner of shares of Company common stock that is for U.S. federal income tax purposes:

  •
  a citizen or resident of the United States;

  •
  a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

  •
  a trust if (i) a court within the United States is able to exercise primary supervision over the trust's administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

  •
  an estate that is subject to U.S. federal income tax on its worldwide income from all sources.

        As used herein, the term "non-U.S. holder" means a beneficial owner of shares of Company common stock (other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

        If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of Company common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of Company common stock, you should consult your tax advisor regarding the tax consequences of exchanging the shares of Company common stock for cash pursuant to the merger.

        Holders of Company common stock should consult their tax advisors as to the particular tax consequences to them of the receipt of cash in exchange for shares of Company common stock pursuant to the merger, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws.

  U.S. Holders

        The receipt of cash by U.S. holders in exchange for shares of Company common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives cash in exchange for shares of Company common stock pursuant to the merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (1) the amount of cash received in such exchange and (2) the U.S. holder's adjusted tax basis in such shares. Gain or loss must be determined separately for each block of shares of Company common stock (i.e., shares acquired for the same cost in a single transaction) exchanged pursuant to the merger. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. holder's holding period for such shares is more than one year as of the date of the merger. Long-term capital gains of certain non-corporate U.S. holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations.

  Non-U.S. Holders

        Subject to the discussion below under "—Information Reporting and Backup Withholding," a non-U.S. holder who receives cash in exchange for shares of Company common stock pursuant to the merger generally will not be subject to U.S. federal income tax or withholding on any gain recognized unless:

  •
  The gain, if any, on such shares is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder); or

  •
  The non-U.S. holder is an individual who was present in the United States for 183 days or more in the taxable year of the exchange of shares of Company common stock for cash pursuant to the merger and certain other conditions are met.

        Gain on the shares of Company common stock that is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder) will be subject to U.S. federal income tax on a net basis at the graduated rates applicable to U.S. persons generally (and, in the case of corporate non-U.S. holders, may also be subject to a branch profits tax at a 30 percent rate or such lower rate as may be specified by an applicable income tax treaty). Gain described in the second bullet of the preceding paragraph generally will be subject to a flat 30% tax (unless reduced or eliminated by an applicable income tax treaty).

  Information Reporting and Backup Withholding

        Payments made to U.S. holders in exchange for shares of Company common stock pursuant to the merger will be subject to information reporting and may be subject to backup withholding (currently at a rate of 28 percent). Certain holders (including, with respect to certain types of payments, corporations) generally are not subject to backup withholding. To avoid backup withholding, U.S. holders that do not otherwise establish an exemption should complete and return Internal Revenue Service, or IRS, Form W-9, certifying that such U.S. holder is a U.S. person, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding, and should otherwise comply with the applicable backup withholding rules.

        Payments made to non-U.S. holders in exchange for shares of Company common stock pursuant to the merger effected through a non-U.S. office of a U.S. broker or of a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting (but not backup withholding) unless such non-U.S. holder provides a properly executed IRS Form W-8BEN (or other applicable IRS Form W-8) certifying such non-U.S. holder's non-U.S. status or by otherwise establishing an exemption. Payments made to a non-U.S. holder in exchange for shares of Company common stock pursuant to the merger effected through a U.S. office of a broker generally will be subject to information reporting and backup withholding (currently at a rate of 28 percent) unless such non-U.S. holder provides a properly executed IRS Form W-8BEN (or other applicable IRS Form W-8) certifying such non-U.S. holder's non-U.S. status or by otherwise establishing an exemption.

        Backup withholding is not an additional tax. U.S. holders and non-U.S. holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.

Regulatory Matters

        The obligations of the parties to consummate the merger are subject to the receipt of certain regulatory approvals. Both the Company and UNBC have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement. These approvals include approvals from the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency and the Japan Financial Services Agency. The Company and UNBC have filed applications and notifications to obtain the required regulatory approvals.

  Board of Governors of the Federal Reserve System

        The merger of Merger Sub with and into the Company must be approved by the Reserve Board under Section 3 of the BHC Act. In considering the approval of a transaction such as the merger, the BHC Act requires the Reserve Board to review, with respect to the bank holding companies and the banks concerned: (1) the competitive impact of the transaction, (2) the financial condition and future prospects, including capital positions and managerial resources, (3) the convenience and needs of the communities to be served and the record of the insured depository institution subsidiaries of the bank holding companies under the Community Reinvestment Act, (4) the effectiveness of the companies and the depository institutions concerned in combating money-laundering activities and (5) the extent to which the proposal would result in greater or more concentrated risks to the stability of the United States banking or financial system. In connection with its review, the Reserve Board will provide an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if they determine that would be appropriate.

  The Office of the Comptroller of the Currency

        The merger of SBBT with and into Union Bank, or the bank merger, must be approved by the OCC under the Bank Merger Act. In evaluating an application filed under the Bank Merger Act, the OCC generally considers: (1) the competitive impact of the transaction, (2) financial and managerial resources of the banks party to the bank merger or mergers, (3) the convenience and needs of the community to be served and the record of the banks under the Community Reinvestment Act, (4) the banks' effectiveness in combating money-laundering activities and (5) the extent to which the merger or resulting bank would result in greater risk to the stability of the United States banking or financial system. In connection with its review, the OCC will provide an opportunity for public comment on the application for the bank mergers, and is authorized to hold a public meeting or other proceeding if they determine that would be appropriate.

  The Japan Financial Services Agency

        The merger of Merger Sub with and into the Company must be approved by the Japan Financial Services Agency under Section 17-5-2 of the Japanese Banking Act. In considering the approval of a transaction such as the merger, the Japanese Banking Act requires the Japan Financial Services Agency to examine: (1) whether the applicant bank has sufficient capital, (2) whether the applicant bank would be expected to keep a proper level of capital ratio (consolidated basis) after acquisition, (3) whether the recent business performance of the applicant bank is stable, (4) whether the applicant bank and its subsidiaries will be able to maintain sufficient cash flows after the applied acquisition, (5) whether the applicant bank can secure an appropriate support to the acquired company in order to keep a stable condition and (6) whether the acquired company can perform its business fairly and accurately after acquisition.

  Termination of the Written Agreement with the Reserve Board

        On May 23, 2012, the Reserve Board announced that it had terminated the Written Agreement, dated May 11, 2010, with the Company, which termination satisfies a condition to the consummation of the merger.

Appraisal Rights

        The following discussion summarizes certain terms of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, referred to as Section 262, which is attached to this information statement as Annex C. The following summary does not constitute legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

        Under Section 262 of the DGCL, record holders of shares of the Company's common stock who have neither voted in favor of, nor consented in writing to, the adoption and approval of the merger agreement, who continuously hold such shares through the effective time of the merger and who otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the "fair value" of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Court, together with interest, if any, to be paid upon the amount determined to be the fair value.

        Under Section 262 of the DGCL, where a merger agreement relating to a proposed merger is adopted by stockholders acting by written consent in lieu of a meeting of the stockholders, the corporation must notify each of its stockholders who was a stockholder on the record date set by the board of directors for such notice (or if no such record date is set, on the close of business on the day next preceding the day on which notice is given), with respect to such shares for which appraisal rights are available, that appraisal rights are so available, and must include in each such notice a copy of Section 262 of the DGCL. This information statement constitutes such notice to the holders of the Company's common stock and a copy of Section 262 of the DGCL is attached to this information statement as Annex C.

        ANY HOLDER OF THE COMPANY'S COMMON STOCK WHO WISHES TO EXERCISE APPRAISAL RIGHTS, OR WHO WISHES TO PRESERVE SUCH HOLDER'S RIGHT TO DO SO, SHOULD CAREFULLY REVIEW THE FOLLOWING DISCUSSION AND ANNEX C BECAUSE FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SPECIFIED WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS. MOREOVER, BECAUSE OF THE COMPLEXITY OF THE PROCEDURES FOR EXERCISING THE RIGHT TO SEEK APPRAISAL OF SHARES OF THE COMPANY'S COMMON STOCK, THE COMPANY BELIEVES THAT, IF A STOCKHOLDER CONSIDERS EXERCISING SUCH RIGHTS, SUCH STOCKHOLDER SHOULD SEEK THE ADVICE OF LEGAL COUNSEL.

Filing Written Demand

        Holders of shares of the Company's common stock who decide to exercise their appraisal rights must make a demand, in writing, for appraisal of their shares of common stock within 30 days after the date of mailing of this information statement. A demand for appraisal will be sufficient if it reasonably informs the Company of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder's shares of common stock. If you wish to exercise your appraisal rights you must be the record holder of such shares of the Company's common stock on the date the written demand for appraisal is made and you must continue to hold such shares through the closing of the merger. Accordingly, a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the closing of the merger, will lose any right to appraisal in respect of such shares. A stockholder's failure to make the written demand within 30 days after the date of mailing of this information statement will constitute a waiver of appraisal rights.

        Only a holder of record of shares of the Company's common stock is entitled to demand an appraisal of the shares registered in that holder's name. A demand for appraisal in respect of shares of capital stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder's name appears on the holder's stock certificates, should specify the holder's name and mailing address and the number of shares registered in the holder's name and must state that the person intends thereby to demand appraisal of the holder's shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. If the shares are held in "street name" by a broker, bank or nominee, the broker, bank or nominee may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of capital stock held in the name of the record owner. If a stockholder holds shares of Company common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights should consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

        All written demands for appraisal pursuant to Section 262 should be sent or delivered to the Company at:

Pacific Capital Bancorp
1021 Anacapa Street
Santa Barbara, California 93101
Attention: Secretary

        At any time within 60 days after the effective date of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the merger agreement by delivering to the Company, as the surviving corporation, a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective date of the merger will require written approval of the Company, as the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement within 60 days after the effective date of the merger. If the Company, as the surviving corporation, does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder's demand in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding with respect to a stockholder, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration being offered pursuant to the merger agreement.

        From and after the effective date of the merger, any stockholder who has duly demanded appraisal in compliance with Section 262 will not be entitled to vote for any purpose the shares of common stock subject to appraisal or to receive payment of dividends or other distributions on such shares except for dividends or distributions payable to stockholders of record at a date prior to the effective date of the merger.

Notice of the Effective Date

        Within ten days after the effective date of the merger, the Company as the surviving corporation must notify each holder of the Company's common stock entitled to appraisal rights of the effective date of the merger. Such notice may also be given by the Company to each holder of the Company's common stock who are entitled to appraisal rights before the effective date of the merger.

Filing a Petition for Appraisal

        Within 120 days after the effective date of the merger, but not thereafter, the Company as the surviving corporation or any holder of the Company's common stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all dissenting holders. The Company as the surviving corporation is under no obligation to and has no present intention to file a petition and holders should not assume that the Company as the surviving corporation will file a petition. Accordingly, it is the obligation of the holders of capital stock to initiate all necessary action to perfect their appraisal rights in respect of shares of capital stock within the time prescribed in Section 262. Within 120 days after the effective date of the merger, any holder of capital stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Company as the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the approval of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefor has been received by the Company as the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the foregoing, a person who is the beneficial owner of shares of capital stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request to receive from the Company as the surviving corporation the statement described in this paragraph.

        If a petition for an appraisal is timely filed by a holder of shares of the Company's common stock and a copy thereof is served upon the Company as the surviving corporation, the Company as the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to the stockholder.

Determination of Fair Value

        After the Delaware Court of Chancery determines the holders of capital stock entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court shall determine the "fair value" of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5 percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment.

        In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company". The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger". In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion that does not encompass known elements of value", but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered".

        Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not otherwise address, fair value under Section 262. Although the Company believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Neither UNBC, Merger Sub nor the Company anticipate offering more than the applicable merger consideration to any stockholder of the Company exercising appraisal rights, and reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262, the "fair value" of a share of capital stock is less than the applicable merger consideration.

        If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the action (which do not include attorneys' fees or the fees and expenses of experts) may be determined by the Court and taxed upon the parties as the Court deems equitable under the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, to be charged pro rata against the value of all the shares entitled to be appraised.

        If any stockholder who demands appraisal of shares of capital stock under Section 262 fails to perfect, successfully withdraws or loses such holder's right to appraisal, the stockholder's shares of capital stock will be deemed to have been converted at the effective date of the merger into the right to receive the merger consideration pursuant to the merger agreement. A stockholder will fail to perfect, or effectively lose, the holder's right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the merger. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 and accept the merger consideration offered pursuant to the merger agreement.

Legal Proceedings

        Following public announcement of the merger agreement, seven putative class action complaints were filed in connection with the merger. Five actions were filed in the Superior Court of the State of California, Santa Barbara County: Monty v. Ford et al., Case No. 1385564, filed on March 13, 2012, Trammel v. Pacific Capital Bancorp et al., Case No. 1385645, filed on March 15, 2012, Ray v. Pacific Capital Bancorp et al., Case No. 1385673, filed on March 16, 2012, Clem v. Pacific Capital Bancorp et al., Case No. 1385731, filed on March 21, 2012; and Novotny v. Pacific Capital Bancorp et al., Case No. 1385814, filed on March 27, 2012. A stipulation to consolidate the respective actions was filed in the California court, and on April 18, 2012, the California plaintiffs filed a consolidated amended class action complaint in the California court. Two other actions were filed in the Court of Chancery of the State of Delaware: Rodriguez v. Ford et al., Case No. 7341, filed March 20, 2012, and Sewall v. Pacific Capital Bancorp et al., Case No. 7342, filed March 20, 2012. The Rodriguez and Sewall complaints were consolidated on April 5, 2012, under the caption In re Pacific Capital Bancorp Shareholder Litigation, Consol, C.A. No. 7341-VCN, and plaintiffs Rodriguez and Sewall filed a verified consolidated amended class action complaint in the Court of Chancery on April 13, 2012. A third suit, captioned Mills v. Pacific Capital Bancorp, et al., C.A. No. 7501-VCN, was filed in the Court of Chancery of the State of Delaware on May 8, 2012, but the suit has not been consolidated with the consolidated Delaware action. Each complaint names as defendants the members of the Company's board of directors and alleges that they breached their fiduciary duties to the Company's stockholders by approving a merger agreement through an improper process that undervalues the Company's common stock and that contains allegedly impermissible deal protection measures. Each complaint also names as defendants the Company and UNBC, alleging that they aided and abetted the breach of fiduciary duties by the Company's directors.

        Each lawsuit seeks, among other things, an injunction barring completion of the merger and an award of costs and attorneys' fees. On May 25, 2012, the parties to the consolidated actions in both California and Delaware entered into a Memorandum of Understanding, or the MOU, memorializing an agreement-in-principle to resolve all issues in the litigation.

        Pursuant to the MOU, the Company is making additional disclosures as part of this information statement, and the Company's shareholders will have 30 days, instead of 20 days, from the mailing of this information statement to perfect their appraisal rights.

        The MOU will not affect the merger consideration to be paid to the Company's stockholders pursuant to the merger agreement.

        The settlement is subject to certain customary conditions, including approval by the Superior Court of the State of California, Santa Barbara County. If the settlement is approved by the California court, the parties will take all steps to dismiss the Delaware consolidated action with prejudice, and the Company and the other defendants will move for dismissal of the separate Mills action in Delaware because approval of the settlement by the California court will operate to release and bar all claims by members of the class, including the plaintiff in the Mills action.

        The Company and the other defendants have each denied, and continue to deny, that they have committed or aided and abetted the commission of any violation of law or breaches of duty or engaged in any of the wrongful acts alleged in the lawsuits filed in connection with the proposed merger, and expressly maintain that they diligently and scrupulously complied with their fiduciary and other legal duties.

Interests of the Company's Executive Officers and Directors in the Merger

        The Company's executive officers and directors may have interests in the proposed transactions that are different from, or in addition to, those of the Company's stockholders more generally. The board of directors of the Company was aware of these interests during its deliberations on the merits of the proposed transactions.

Acceleration of Vesting and Conversion of Equity Awards

        Upon the completion of the merger, each outstanding option to purchase shares of common stock, whether vested or unvested, will be cancelled and converted into the right to receive, for each share subject to such option, $46.00 in cash minus the exercise price per share of the option immediately prior to the merger closing, and each award of restricted shares of the Company's common stock and each share-based award outstanding under the Company stock plans (including restricted stock units) will fully vest and be converted into the right to receive, with respect to each share subject to such award, $46.00 in cash.

        As of the date of mailing of this information statement, George S. Leis, Mark K. Olson, Kenneth A. Shannon and Michael R. Walker each hold unvested options to purchase shares of the Company's common stock, restricted shares of the Company's common stock and restricted stock units denominated in shares of the Company's common stock, and each of our non-employee directors holds restricted shares of common stock of the Company. For an estimate of the amounts that would be payable to each of the Company's named executive officers for currently unvested equity-based awards in connection with the merger, see "—Quantification of Change of Control and Termination Payments and Benefits to the Company Named Executive Officers" below, which amounts do not include the value of equity-based awards that may be granted in connection with the Company's 2012 long-term incentive program since these awards have not yet been granted but are expected to be granted as permitted by the merger agreement.

        The Company's Chief Executive Officer, Carl B. Webb, has elected not to receive any compensation from the Company for his service as Chief Executive Officer and has not received (and will not receive) any equity awards from the Company.

        Assuming the merger were completed on May 30, 2012, we estimate that the aggregate amount that would be payable with respect to currently unvested equity-based awards held by the Company's eight non-employee directors, as a group, that would vest as contemplated by the merger is approximately $315,000, which amount represents the value of the regular 2012 annual award of restricted stock, which has a grant date value for each such director of approximately $45,000 and was made to the non-employee directors in the second quarter of 2012 consistent with past practice.

Retention Pool Awards

        In connection with entering into the merger agreement, the Company and UNBC agreed that the Company may establish a $5 million retention bonus pool and make awards under the retention bonus pool to Company employees, as determined by the Company's Chief Executive Officer, Mr. Webb. Amounts will be earned under the retention bonus pool based on the continued performance of services in connection with the merger, with payment to generally be made on the date of the merger closing, subject to certain terms and conditions. As of the date of mailing of this information statement, retention awards have not been allocated, although each of Messrs. Leis, Olson, Shannon and Walker will be eligible to be allocated a retention award. Mr. Webb will not receive any portion of the retention bonus pool.

Severance Benefits Provided by UNBC

        Under the merger agreement, UNBC has agreed to provide severance benefits to covered employees, including our executive officers, who experience a qualifying termination of employment with UNBC or any of its subsidiaries during the period beginning on the merger closing and ending on the 60th calendar day following the first anniversary of the merger closing (the "severance coverage period") and who are not otherwise entitled to severance or termination benefits under any individual agreement or arrangement in effect as of the effective date of termination.

        A qualifying termination of employment includes a termination without cause during the severance coverage period or a resignation during the severance coverage period by reason of (1) the employee's rejecting an offer of continued employment with UNBC that generally does not provide terms and conditions of employment comparable to the employee's pre-merger terms and conditions of employment or (2) a change in the employee's terms and conditions of employment such that they are no longer generally comparable to the employee's pre-merger terms and conditions of employment.

        Upon such a qualifying termination of employment, executive officers are eligible to receive cash severance in a lump sum equal to two weeks' base salary or wages for each year of service, with a minimum of 24 weeks' base salary and a maximum of 44 weeks' base salary, in each case with continued payment of base salary and benefits during the 60-day notice period immediately prior to the effective date of termination. Additionally, each employee, including the Company's executive officers, whose employment is terminated after the severance coverage period is eligible to participate in UNBC's regular separation and severance pay programs on the same terms and conditions applicable to similarly situated employees of UNBC.

        Mr. Webb has elected to not receive a base salary or any incentive-based compensation from the Company or SBBT for his service as CEO and will not receive any severance benefits as described above.

2012 Bonuses

        Pursuant to the merger agreement, the Company may, with respect to bonus opportunities for the 2012 performance year, award pro rata bonus amounts in respect of the portion of 2012 from January 1 through the merger closing, based on the Company's performance as of the end of the month preceding the merger closing. In calculating the level of attainment of the performance criteria applicable to such bonuses, the Company may exclude expenses and costs arising as a result of the transactions contemplated by the merger agreement and any non-recurring charges that, had the merger and the transactions contemplated by the merger agreement not occurred, would not reasonably be expected to arise. UNBC will pay each executive officer's prorated bonus on the earlier of the date on which UNBC pays annual bonuses in respect of the 2012 performance year generally and a termination of the executive's employment for any reason. Mr. Webb has elected to not receive a base salary or any incentive-based compensation from the Company or SBBT for his service as CEO and will not receive a prorated bonus in respect of 2012.

Indemnification of Executive Officers and Directors

        The merger agreement provides for indemnification in favor of the current and former directors and officers of the Company and its subsidiaries and for the purchase of directors' and officers' liability insurance and fiduciary liability insurance tail or run-off policies with respect to matters existing or occurring at or prior to the effective time of the merger.

Quantification of Change of Control and Termination Payments and Benefits to the Company Named Executive Officers

        The following table sets forth the amount of payments and benefits that each Company named executive officer would receive in connection with the merger, assuming the merger occurred on May 30, 2012, and (except as provided otherwise in the footnotes to the table) the employment of the named executive officer were terminated other than for cause on such date.

 Change of Control and Termination Compensation

Named Executive Officer (a)	Cash ($) (b)(2)	Equity ($) (c)(3)	Total ($) (e)(4)
Carl B. Webb(1)	—	—	—
George S. Leis	326,431	385,530	711,961
Mark K. Olson	241,087	327,346	568,433
Kenneth A. Shannon	258,814	351,092	609,906
Michael R. Walker	258,814	351,092	609,906

(1)
Mr. Webb has elected to not receive a base salary or any incentive-based compensation from the Company or SBBT for his service as CEO and will not receive any severance benefits, prorated bonus payment, retention award or payments in respect of equity-based compensation from the Company.

(2)
As described under "Severance Benefits Provided by UNBC" and "2012 Bonuses" above, this amount includes (a) the "double-trigger" lump sum cash severance payment under the UNBC severance program, assuming a qualifying termination of employment within 60 days after the first anniversary of the merger as follows: $276,923 in the case of Mr. Leis, $156,923 in the case of Mr. Olson, $168,462 in the case of Mr. Shannon and $168,462 in the case of Mr. Walker, and (b) payment of a "single-trigger" prorated portion of the 2012 bonus (assuming target performance levels have been met as of the end of the last full month preceding the date of the merger closing) as follows: $49,508 in the case of Mr. Leis, $84,164 in the case of Mr. Olson, $90,352 in the case of Mr. Shannon and $90,352 in the case of Mr. Walker. The amounts in this column do not include the retention awards that each of Messrs. Leis, Olson, Shannon and Walker maybe eligible to receive, since as of the date of this information statement such awards have not been allocated.

(3)
This amount is equal to the value of all "in-the-money" options, restricted shares and equity-based awards (e.g., restricted stock units) held as of May 30, 2012 that vest and will be paid as a "single trigger" lump sum in connection with completion of the merger based on the merger consideration of $46.00 per share of Company common stock. Set forth below are the values of each type of equity-based award that would be converted upon the merger closing. The amounts set forth above and below do not include the value of equity-based awards that may be granted in connection with the Company's 2012 long-term incentive program since as of the date of this information statement these awards have not yet been granted but are expected to be granted as permitted by the merger agreement.

	Payments by UNBC in Satisfaction of Unvested Equity Single-trigger Vesting
Named Executive Officers	Unvested "in the money" Stock Options ($)	Restricted Shares of Company Common Stock ($)	Restricted Stock Units ($)
George S. Leis	51,340	88,458	245,732
Mark K. Olson	43,940	74,566	208,840
Kenneth A. Shannon	46,848	80,040	224,204
Michael R. Walker	46,848	80,040	224,204
(4)
This amount includes the aggregate dollar value of the sum of all amounts reported in columns (b) and (c).

Financial Interests in Ford Financial

        Messrs. Ford and Webb have equity interests in Ford Financial, and pursuant to arrangements with the limited partners in Ford Financial, the general partner of Ford Financial, Ford Management, LP, is entitled to receive "carried interest" on Ford Financial's profits. Mr. Ford is the trustee of 2009 TCRT, which is the sole member of Ford Ultimate Management, LLC; Ford Ultimate Management, LLC is the general partner of Ford Management, LP. Mr. Webb is a Senior Principal and limited partner of Ford Management, LP and so has an equity participation in the fees and other income received by Ford Management, LP. The Company, through SB Acquisition, is the only investment of Ford Financial and, accordingly, it is anticipated that Ford Financial will be liquidated following the closing of the merger and its assets distributed to its partners.

Delisting and Deregistration of Common Stock

        If the merger is completed, all shares of the Company's common stock will no longer be outstanding and will automatically be canceled and will cease to exist. As a result, the Company's common stock will no longer be listed on any stock exchange or quotation system, including the Nasdaq Global Market, and will be deregistered under the Exchange Act. The Company would no longer file periodic reports with the SEC on account of the Company's common stock or otherwise.

THE MERGER AGREEMENT

        The following is a summary of the material terms of the merger agreement. The following description of the merger agreement is subject to, and is qualified in its entirety by reference to, the merger agreement, a copy of which is attached as Annex A to this information statement and incorporated herein by reference. You should read the merger agreement in its entirety, as it is the legal document governing the merger. In the event of any discrepancy between the terms of the merger agreement and the following summary, the merger agreement will control. You should also review the section titled "Where You Can Find More Information" beginning on page 58.

 Structure of the Merger

        Subject to the terms and conditions of the merger agreement, in accordance with the DGCL, Merger Sub will merge with and into the Company. The Company will be the surviving entity in the merger and will continue its existence under the laws of the State of Delaware as a wholly owned subsidiary of UNBC. Upon completion of the merger, the separate corporate existence of the Company will continue unaffected by the merger.

        The certificate of incorporation of the Company will be amended at the effective time of the merger to read in its entirety as set forth in Exhibit A to the merger agreement (included in Annex A). The bylaws of Merger Sub as in effect immediately prior to the effective time of the merger shall be the bylaws of the surviving corporation. The directors of Merger Sub immediately prior to the effective time of the merger will be directors of the surviving corporation and will hold office until their respective successors are duly appointed or qualified, or their earlier death, resignation or removal.

        In connection with the transactions contemplated by the merger agreement, it is anticipated that SBBT, a wholly owned subsidiary of the Company, and Union Bank, a wholly owned subsidiary of UNBC, will enter into a merger agreement by which SBBT will merge with and into Union Bank. The parties anticipate that the merger of the bank subsidiaries will occur immediately following the effective time of the merger of Merger Sub with and into the Company.

Merger Consideration

        Upon completion of the merger, each share of the Company's common stock issued and outstanding immediately prior to the completion of the merger, except for shares of the Company's common stock held by UNBC, the Company or their respective wholly owned subsidiaries (other than certain shares beneficially held by third parties or held in respect of debt previously contracted) (the "Excluded Shares"), or by stockholders who have perfected and not withdrawn a demand for appraisal rights (the "Dissenting Shares"), will be converted into the right to receive $46.00 per share in cash, without interest and less any applicable withholding tax. The Excluded Shares will be cancelled without any consideration. The Dissenting Shares will be entitled to only such rights and payments as are granted under Section 262 of the DGCL, as described in the section of this information statement titled "The Merger—Appraisal Rights".

Closing

        The completion of the merger will occur on the first business day of the first calendar month that follows the month in which the satisfaction or waiver of all closing conditions occurs, unless otherwise mutually agreed to by the parties.

Effective Time of the Merger

        The merger will become effective at the time when the certificate of merger to be filed with the Secretary of State of the State of Delaware is filed, or such later time as may be agreed by the parties and specified in the certificate of merger. The parties will file the certificate of merger as soon as practicable after the closing of the merger.

Treatment of Company Options and Other Equity Based Awards

  Options

        At the effective time of the merger, each outstanding option to acquire shares of the Company's common stock, whether vested or unvested, will, subject in each case to any tax withholding and UNBC's receipt of an option surrender agreement, automatically be cancelled and converted into the right to receive the product of (1) the number of shares of the Company's common stock subject to such option immediately prior to the effective time and (2) the amount, if any, by which the merger consideration of $46.00 per share in cash exceeds the per-share exercise price of the option immediately prior to the effective time. If the per-share exercise price of the options is greater than or equal to the per-share merger consideration, such options will be cancelled for no consideration.

  Restricted Stock

        At the effective time of the merger, each outstanding share of the Company's restricted stock will, subject in each case to any tax withholding, vest and be converted into the right to receive the merger consideration of $46.00 per share in cash.

  Other Equity-based Awards

        At the effective time of the merger, each other equity-based award of the Company outstanding under the Company's equity plans will, subject in each case to any withholding and UNBC's receipt of a stock-based award surrender agreement, automatically vest and be cancelled and converted into the right to receive an amount in cash equal to the product of (1) the number of shares of the Company's common stock subject to such award and (2) the merger consideration of $46.00 per share.

Treatment of TARP Warrant

        At the effective time of the merger, the warrant to purchase 15,120 shares of the Company's common stock held by the U.S. Treasury Department, or the "TARP Warrant", will be converted pursuant to its terms into the right to exercise the TARP Warrant to receive an amount in cash equal to $46.00 multiplied by the number of shares of common stock issuable upon the exercise of the TARP Warrant immediately prior to the effective time of the merger, or the "TARP Warrant Consideration". The TARP Warrant Consideration will be net settled against the payment of the then-applicable exercise price of the TARP Warrant, to the extent practicable.

Payment for the Company's Common Stock in the Merger

        At the effective time of the merger, UNBC will make available, or cause to be made available, with a paying agent that will be selected by UNBC (with the prior approval of the Company, which approval may not be unreasonably conditioned, withheld or delayed), for the benefit of the holders of the common stock, sufficient cash in immediately available funds to pay the aggregate merger consideration of $46.00 per share. Promptly after the effective time of the merger, the surviving corporation will cause the paying agent to mail to each record holder of such shares of common stock a letter of transmittal and instructions for use in effecting the surrender of certificates that formerly represented shares of the common stock in exchange for the merger consideration. In the case of the Treasury Department and any stockholder who delivered the written consent adopting the merger, the merger consideration will be paid upon surrender of the share certificates or TARP Warrant.

        If a certificate representing shares of the Company's common stock has been lost, stolen or destroyed, the paying agent will issue the consideration properly payable under the merger agreement upon receipt of an affidavit of that fact by the claimant, and, if required by UNBC, the posting of a bond in customary amount and upon such terms as may be required by UNBC as an indemnity against any potential claims.

        Each of UNBC and the surviving corporation will be entitled to deduct and withhold from any consideration otherwise payable to any holder of the Company's common stock such amounts as it is required to deduct and withhold under any federal, state, local or foreign tax law. Any such amounts that are withheld will be remitted to the applicable governmental entity and, to the extent remitted, will be treated for all purposes of the merger as having been paid to the Company's stockholders in respect of which such amounts were withheld.

Representations and Warranties

        The merger agreement contains representations and warranties made by the Company to UNBC and the Merger Sub relating to a number of matters, including the following:

  •
  corporate organization, qualification to do business and good standing of the Company, SBBT and the Company's other subsidiaries;

  •
  capitalization;

  •
  subsidiaries, and holdings of other equity interests;

  •
  requisite corporate authority to enter into the merger agreement and to complete the contemplated transactions, receipt of the fairness opinion from the financial advisor to the board of directors and approval and recommendation to the stockholders of the merger agreement by the board of directors;

  •
  absence of conflicts with governing documents, applicable laws or certain agreements as a result of entering into or complying with the terms of the merger agreement or completing the merger;

  •
  required regulatory consents necessary in connection with the merger;

  •
  certain matters relating to the Company's external auditors;

  •
  financial statements, off-balance sheet arrangements and maintenance of books and records;

  •
  proper filing of documents with regulatory agencies and the SEC and the accuracy of information contained in the documents filed with the SEC, and certifications pursuant to the Sarbanes-Oxley Act;

  •
  internal controls over financial reporting and disclosure controls;

  •
  owned and leased real property;

  •
  tax matters;

  •
  absence of certain changes since December 31, 2010;

  •
  absence of undisclosed liabilities;

  •
  material contracts;

  •
  legal proceedings;

  •
  compliance with applicable law;

  •
  matters relating to fiduciary accounts and trusts;

  •
  labor matters;

  •
  employee compensation and benefits matters;

  •
  risk management instruments;

  •
  agreements with regulatory agencies;

  •
  environmental matters;

  •
  loan portfolio matters;

  •
  mortgage banking business related matters;

  •
  insurance;

  •
  intellectual property;

  •
  non-applicability of Delaware or other anti-takeover laws or charter or bylaw provisions;

  •
  absence of knowledge regarding reasons why required regulatory or other consents would not be obtained;

  •
  broker's and finder's fees related to the merger;

  •
  related party transactions;

  •
  customer relationships; and

  •
  matters relating to investment advisor subsidiaries and their clients.

        The merger agreement also contains representations and warranties made by UNBC and Merger Sub to the Company relating to a number of matters, including the following:

  •
  corporate organization, qualification to do business and good standing;

  •
  requisite corporate authority to enter into the merger agreement and to complete the contemplated merger;

  •
  absence of conflicts with governing documents, applicable laws or certain agreements as a result of entering into or complying with the terms of the merger agreement or completing the merger;

  •
  required regulatory consents necessary in connection with the merger;

  •
  broker's and finder's fees related to the merger;

  •
  absence of knowledge regarding reasons why required regulatory or other consents would not be obtained;

  •
  available funds for the merger;

  •
  compliance with applicable law;

  •
  agreements with regulatory agencies;

  •
  absence of prior activities by Merger Sub; and

  •
  legal proceedings.

        This summary, and the copy of the merger agreement attached to this information statement, are included solely to provide investors with information regarding the terms of the merger agreement. They are not intended to provide any other factual information about the Company or UNBC or any of their respective subsidiaries or affiliates. The representations, warranties and covenants of each party set forth in the merger agreement have been made only for purposes of, were and are solely for the benefit of the parties to, the merger agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. In addition, such representations and warranties (i) will not survive consummation of the merger and cannot be the basis for any claims under the merger agreement by the other party after termination of the merger agreement except as a result of a knowing breach as of the date of the merger agreement, and (ii) were made only as of the date of the merger agreement or such other date as is specified in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in the parties' public disclosures. Accordingly, the merger agreement is included with this information statement only to provide investors with information regarding the terms of the merger agreement, and not to provide investors with any other factual information regarding the parties, their respective affiliates or their respective businesses. The merger agreement should not be read alone, but should instead be read in conjunction with the information provided elsewhere in this information statement and in the documents incorporated by reference into this information statement. For more information regarding these documents incorporated by reference, see the section titled "Where You Can Find More Information" of this information statement.

        Certain of these representations and warranties are qualified as to "materiality" or "Material Adverse Effect." For purposes of the merger agreement, a "Material Adverse Effect" with respect to the Company means any fact, event, change, condition, occurrence, development, circumstance, effect or state of facts that: (i) individually or in the aggregate, has been, or would reasonably be expected to be, materially adverse to the business, assets, results of operations or financial condition of the Company and its subsidiaries, in each case taken as a whole or (ii) prevents, materially delays or materially impairs the ability of the Company to perform its obligations under the merger agreement or to consummate the merger; other than, with respect to (i) above, to the extent that such fact, event, change, condition, occurrence, development, circumstance, effect or state of facts results from: (1) the entry into or announcement of the execution of the merger agreement or compliance by the Company with the terms of the merger agreement, (2) changes, after the date of the merger agreement, in laws, rules and regulations of general applicability, or of general applicability to banks or their holding companies, or interpretations thereof by governmental entities, including any change in GAAP or regulatory accounting requirements, (3) changes in the economy or financial markets, generally, in the United States, (4) changes in economic, business or financial conditions generally affecting the banking industry, (5) a decline in the price of the Company's common stock on Nasdaq (but excluding any underlying cause of such decline), or (6) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, except that the exceptions described in clauses (2), (3), (4) and (6) shall not apply to the extent such fact, event, change, condition, occurrence, development, circumstance, effect or state of facts has a disproportionate impact on the business, assets, results of operations or financial condition of the Company and its subsidiaries as compared to other comparable companies within the banking industry.

        The representations and warranties in the merger agreement do not survive the effective time of the merger and, as described below under "—Effect of Termination", if the merger agreement is validly terminated, there will be no liability under the representations and warranties of the parties, unless a party knowingly breached the merger agreement.

 Covenants and Agreements

        Conduct of Businesses Prior to the Completion of the Merger.    The Company has agreed that, prior to the effective time of the merger, it will, and will cause its subsidiaries to, conduct business in the ordinary course of business consistent with past practice; use its reasonable best efforts to preserve its business organizations intact and maintain existing relations and goodwill with regulators, customers, suppliers, distributors, creditors, lessors, landlords, employees and business associates, keep available the services of employees, and maintain its branch network. In addition, the Company has agreed (and will cause its subsidiaries) to take no action that would reasonably be expected to materially delay or delay beyond December 3, 2012 the obtainment of any necessary governmental or self-regulatory organization approvals required for the completion of the merger or to perform the covenants and agreements in the merger agreement or to consummate the merger.

        In addition to the general covenants above, the Company has agreed that prior to the effective time of the merger, except as expressly permitted by the merger agreement or as required by applicable law, it will not, and will not permit its subsidiaries to, without the prior written consent of UNBC (in the certain specified matters, as described in the merger agreement, such consent of UNBC may not be unreasonably, withheld, delayed or conditioned):

  •
  other than pursuant to the TARP Warrant or in connection with the exercise or settlement of outstanding equity awards or options, (i) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock or (ii) authorize or cause any additional shares of its stock to become subject to new grants;

  •
  (i) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than dividends from its wholly owned subsidiaries to it or another of its wholly owned subsidiaries, and dividends in respect of the outstanding trust preferred securities of the Company as of the date of the merger agreement) or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock (other than repurchases in the ordinary course of business to satisfy obligations under its benefit plans);

  •
  amend the terms of, waive any material rights under, fail to use reasonable best efforts to enforce, terminate, knowingly violate the terms of or enter into certain material contracts;

  •
  sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances, licenses, lapses, cancellations, abandonments or other dispositions or discontinuances in the ordinary course of business;

  •
  acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity for a purchase price in excess of $250,000;

  •
  amend the certificate of incorporation or bylaws of the Company, or similar governing documents of any of its subsidiaries;

  •
  implement or adopt any change in its financial or regulatory accounting principles, practices or methods, other than as required by GAAP or applicable regulatory accounting requirements;

  •
  except as required by the terms of any existing benefit plan:

  •
  increase in any manner the compensation or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of the Company or any of its subsidiaries (collectively, "Employees"), other than increases to Employees who are not directors or executive officers of the Company or any of its subsidiaries that are in the ordinary course of business consistent with past practice,

    •
    become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or contract or employment agreement with or for the benefit of any employees (or prospective employees),

    •
    accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation, other compensation or benefits under any benefit plans,

    •
    cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any benefit plan; or

    •
    change any actuarial assumptions used to calculate funding obligations with respect to any benefit plan that is required by applicable law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP;

  •
  incur or guarantee any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice and not in excess of $1,000,000;

  •
  (i) enter into any new line of business or (ii) materially change its lending, investment, underwriting, risk, compliance and asset/liability management and other banking and operating policies, except as required by a governmental entity;

  •
  make any material change to (i) its investment securities portfolio, derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or (ii) the manner in which such portfolio is classified or reported, except as required by a governmental entity;

  •
  settle any action, suit, claim or proceeding against it or any of its subsidiaries, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of $1,000,000 and that would not (i) impose any restriction on it or its subsidiaries or on UNBC or any of its affiliates or (ii) create precedent for claims that is reasonably likely to be material to it or its subsidiaries;

  •
  make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility other than such applications that have been submitted and announced as of the date of the merger agreement;

  •
  make or change any material tax election, change or consent to any change in its or its subsidiaries' material method of accounting for tax purposes, settle or compromise any material tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of taxes, surrender any right to claim a refund for a material amount of taxes, or file any material amended tax return, in each case if such action or actions, individually or in the aggregate, would increase the tax liability of the Company or any of its subsidiaries by a material amount;

  •
  (i) merge or consolidate the Company or any of its subsidiaries with any other person, except for any such transactions among wholly owned subsidiaries of the Company, or restructure, reorganize or completely or partially liquidate or (ii) otherwise enter into any contracts or arrangements imposing material changes or restrictions on its assets, operations or businesses;

  •
  create or incur any encumbrance material to the Company and its subsidiaries, taken as a whole, not incurred in the ordinary and usual course of business consistent with past practice;

  •
  acquire any loans through bulk purchases that are not in the process as of the date of the merger agreement or make any loans to any person (other than the Company or any direct or indirect wholly owned subsidiary of the Company and other than renewals and extensions of loans outstanding as of the date of the merger agreement) in excess of $10,000,000 in the aggregate;

  •
  make any capital contributions to or investments (other than to be held in a fiduciary or agency capacity to be beneficially owned by third parties) in any person in excess of $100,000 (other than to or in any direct or indirect wholly owned subsidiary of the Company);

  •
  except as set forth in the capital budgets provided to UNBC, make or authorize any capital expenditure in excess of $100,000 per project during any twelve (12) month period;

  •
  take any action that would reasonably be expected to result in any of the closing conditions to the merger not being satisfied; or

  •
  agree to take, make any commitment to take, or adopt any resolutions of the board of directors in support of, any of the foregoing actions.

        In addition, UNBC and Merger Sub have agreed not to (and have agreed not to permit any of their affiliates to) take any action that would reasonably be expected to materially delay or delay beyond December 3, 2012 the obtainment of any necessary governmental or self-regulatory organization approvals required for the completion of the merger.

        Regulatory Matters.    The Company and UNBC are required to cooperate and use reasonable best efforts to take actions to consummate the merger as soon as practical, including by preparing and filing all necessary regulatory applications no later than 30 days after the date of the merger agreement.

        In order to obtain the required regulatory approvals, the Company and UNBC are required to use reasonable best efforts to avoid or eliminate any regulatory or legal impediments to the merger, including agreeing to and effecting the divestiture, disposition or holding separate of any assets, licenses, operations, rights, product lines, businesses or interest therein of UNBC, the Company or any of their respective subsidiaries.

        However, UNBC or any of its affiliates will not be required to take, or agree to take, any such actions, or agree to any conditions or commitments (unless comparable to those imposed in comparable transactions in the United States or reasonably foreseeable based on public information or prior discussions involving UNBC or any of its affiliates with regulators), or agree to any material changes or restrictions or other impairment of UNBC's ability to own or operate any assets, licenses, operations, rights, product lines, businesses or interest therein of UNBC or its affiliates, or UNBC's or any of its affiliates' ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Company as the surviving corporation, if such actions would have a material adverse effect after the closing on UNBC and its subsidiaries, taken as a whole, UNBC's ultimate parent company, or the Company and its subsidiaries, taken as a whole, in each case measured on a scale relative to the Company and its subsidiaries, taken as a whole, or a "Burdensome Condition".

        UNBC will, at or prior to the effective time of the merger, deliver or cause to be delivered, by or on behalf of the surviving corporation, one or more supplemental indentures, guarantees, and other instruments required for the due assumption of certain of the Company's outstanding debt, guarantees, securities, and other agreements to the extent required.

        Stockholder Approval.    The Company's board of directors resolved to recommend to the Company stockholders that they adopt the merger agreement and to submit to the Company stockholders the merger agreement to be so adopted. The Company received the required stockholder approval to adopt the merger agreement on March 9, 2012, when SB Acquisition, which on March 8, 2012 owned approximately 76 percent of the outstanding shares of common stock of the Company, delivered to the Company a written consent in accordance with Section 228 of the DGCL and the Company's bylaws adopting the merger agreement. The close of business on March 8, 2012 was the record date established by the Company's board of directors for the determination of the stockholders entitled to consent to corporate action in writing without a meeting. Therefore, no further approval by the Company's stockholders is required in connection with the merger agreement or the merger.

        Employee Matters.    Following completion of the merger, UNBC has agreed to maintain employee benefit plans and compensation opportunities for the benefit of employees who are actively employed by the Company on the closing date of the merger, which are referred to as covered employees, which, in the aggregate, are no less favorable than the employee benefits and compensation opportunities that are generally made available to similarly situated employees of UNBC, subject to certain qualifications. For the period beginning at the effective time of the merger and ending on the 60th calendar day after the one-year anniversary of the effective time of the merger, UNBC has agreed to provide cash severance benefits equal to two weeks' base salary or wages, as applicable, for each year of service (subject to certain minimums and maximums for different groups of employees) to covered employees whose employment is terminated during the above period (generally other than when the covered employee is terminated for "cause", voluntarily resigns or receives severance pay under an individualized agreement).

        In addition, UNBC has agreed, to the extent that a covered employee becomes eligible to participate in a UNBC benefit plan following the merger, UNBC will cause such employee benefit plan to:

  •
  recognize the service of such covered employee with the Company for purposes of eligibility, vesting and benefit accrual under the plan to the same extent such service was recognized immediately prior to the merger under a comparable Company benefit plan in which such covered employee was eligible to participate immediately prior to the merger, subject to certain limitations;

  •
  to waive any eligibility requirements or pre-existing condition limitations or waiting period requirements to the same extent waived under the applicable Company benefit plan; and

  •
  in determining any deductible, co-insurance and maximum out-of-pocket limitations, to give effect to amounts paid by such employees during the calendar year in which the effective time occurs (or, if later, the year in which the applicable employee is first eligible to participate).

        UNBC and the Company have agreed that, if UNBC so requests, the Company will terminate the Company's 401(k) plan in accordance with its terms effective immediately prior to the effective time, in which case each covered employee will be permitted to participate in UNBC's 401(k) plan as of the closing date and make rollover contributions from the Company's 401(k) plan to UNBC's 401(k) plan. If the Company's 401(k) plan is not terminated, UNBC will maintain the Company's 401(k) plan for the benefit of covered employees until such time as they are eligible to participate in the UNBC 401(k) plan, and UNBC will make a discretionary matching contribution at a rate for each covered employee participating in the Company's 401(k) plan equal to the Company's 2011 discretionary matching contribution rate for the 2012 plan year.

        Indemnification and Directors' and Officers' Insurance.    From and after the effective time of the merger, the surviving entity will indemnify and hold harmless, to the fullest extent permitted under applicable law (and shall also advance expenses as incurred to the fullest extent permitted by applicable law and the organizational documents of the Company (subject to receipt of an undertaking to repay such expense advancements if it is ultimately determined that such person is not entitled to indemnification by the surviving corporation)), each present and former director and officer of the Company and its subsidiaries against any costs or expenses (including reasonable attorney's fees), judgments, fines, losses, claims, damages or other liabilities incurred in connection with any claims, actions, suits, proceedings or investigations arising out of matters existing or occurring at or before the effective time of the merger, including the transactions contemplated by the merger agreement.

        Either the Company or the surviving corporation will obtain and pay for "tail" insurance with a claims period of at least 6 years from and after the effective time of the merger with respect to directors' and officers' liability insurance and fiduciary liability insurance, with benefits and levels of coverage at least as favorable to the indemnified parties as the Company's existing policies covering matters existing or occurring at or before the effective time of the merger, including the transactions contemplated by the merger agreement, provided that the Company will not be required to expend for such "tail" insurance policies a premium amount above a specified cap. If a "tail" policy is not obtained, the surviving corporation will for at least 6 years after the effective time of the merger continue to maintain the Company's directors' and officers' liability insurance and fiduciary liability insurance in place as of the date of the merger agreement, or purchase substitute coverage, in each case with benefits and levels of coverage at least as favorable as that provided in the Company's existing policies as of the date of the merger agreement, provided that UNBC or the surviving corporation will not be required to pay annual premiums for this insurance in excess of 250 percent of the current annual premiums paid by the Company.

        No Solicitation.    The merger agreement precludes the Company and its subsidiaries and their respective officers, directors, agents, employees, representatives and affiliates from initiating, soliciting, or encouraging inquiries or the making of any proposals that constitutes or could reasonably be expected to lead to, or engaging in any discussions or negotiations concerning, or providing any information or data to or otherwise knowingly facilitating any person in connection with, any Acquisition Proposal (defined below).

        However, if the Company receives, prior to the receipt of the requisite Company stockholder approval of the transaction, an unsolicited bona fide Acquisition Proposal (providing for the acquisition of more than 50 percent of the consolidated assets or total voting power of the Company's equity securities) and the Company's board of directors determines in good faith (after consultation with its financial advisor and outside counsel) that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal (defined below), the Company is permitted to furnish information and participate in such negotiations or discussions to the extent that the board of directors of the Company determines in good faith (after consultation with its outside legal counsel) that failure to take such actions, in light of the Acquisition Proposal and the terms of the merger agreement, would be inconsistent with the directors' fiduciary duties under applicable law. As the Company did not receive any Acquisition Proposals prior to the receipt of the requisite Company stockholder approval of the transaction, the Company can no longer consider any Acquisition Proposals.

        The Company also agreed that the board of directors of the Company will not withhold, withdraw, qualify or modify, in a manner adverse to UNBC, the board of directors' recommendation to the Company stockholders that they adopt the merger agreement, or except as expressly permitted by, and after compliance with, the provisions of the merger agreement governing the Company's right to terminate the merger agreement to enter into a Superior Proposal (described below), cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than certain confidentiality agreements), or an "Alternative Acquisition Agreement" relating to any Acquisition Proposal.

        However, if prior to the receipt of the requisite Company stockholder approval of the transaction, the Company's board of directors determines in good faith, after consultation with its outside counsel, that failure to take such actions would be inconsistent with the directors' fiduciary duties under applicable law, the board of directors of the Company is permitted to (1) withdraw, qualify or modify its recommendation to the Company stockholders that they adopt the merger agreement or (2) approve, recommend or otherwise declare advisable a Superior Proposal that is not solicited, initiated, encouraged or facilitated in breach of the merger agreement, so long as no such action described in (1) or (2) is taken until after 72 hours following UNBC's receipt of notice from the Company advising, among other things, that the Company intends to take such action. In such case, the board of directors of the Company is required to take into account any changes to the terms of the merger agreement proposed by UNBC and any other information provided by UNBC. As the requisite Company stockholder approval of the transaction was obtained on March 9, 2012, the board of directors of the Company can no longer change its recommendation of the merger agreement or consider Acquisition Proposals.

        The Company has agreed to immediately terminate any activities, discussions or negotiations conducted before the date of the merger agreement with any persons other than UNBC with respect to any Acquisition Proposal. The Company has also agreed to advise UNBC within 24 hours following receipt of any Acquisition Proposal and of the substance of the Acquisition Proposal (including the identity of the person making such Acquisition Proposal), and will keep UNBC informed, on a current basis, of any material developments.

  •
  As used in the merger agreement, "Acquisition Proposal" means (1) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its subsidiaries and (2) any acquisition by any person resulting in, or any proposal or offer which if consummated would result in any person becoming the beneficial owner of 15 percent or more of the total voting power or of any class of equity securities of the Company or any of its subsidiaries, or 15 percent or more of the consolidated assets of the Company.

  •
  As used in the merger agreement, "Superior Proposal" means an unsolicited bona fide Acquisition Proposal that would result in any person becoming the beneficial owner, directly or indirectly, of more than 50 percent of the consolidated assets or more than 50 percent of the total voting power of the Company's equity securities that the board of directors has determined in its good faith judgment is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal, and if consummated, would result in a transaction more favorable to the Company's stockholders from a financial point of view than the merger (after taking into account any revisions to the terms of the transaction permitted to be made by UNBC and the time likely to be required to consummate the Acquisition Proposal).

Conditions to the Merger

        Conditions to Each Party's Obligations.    The respective obligations of each of UNBC, the Company and Merger Sub to complete the merger are subject to the satisfaction of the following conditions:

  •
  receipt of the requisite approval of the Company's stockholders of the merger agreement, which was received on March 9, 2012;

  •
  absence of injunction or other legal prohibition against the merger; and

  •
  the receipt of the required regulatory approvals from the Reserve Board, the OCC and the Japan Financial Services Authority, and the expiration of all statutory waiting periods, without the imposition of the Burdensome Condition in connection with such approval.

        Conditions to Obligations of UNBC and Merger Sub.    The obligation of UNBC and Merger Sub to complete the merger is also subject to the satisfaction, or waiver by UNBC, of the following conditions:

  •
  accuracy of the Company's representations and warranties, in most cases subject to a "Material Adverse Effect" standard, and performance in all material respects of all obligations required to be performed by the Company under the merger agreement at or prior to the closing of the merger;

  •
  delivery to UNBC of copies of the Company's audited financial statements for the year ended December 31, 2011, with an unqualified opinion from the Company's auditor (which delivery occurred and which condition was accordingly fulfilled on March 15, 2012); and

  •
  termination of the Written Agreement between the Company and the Federal Reserve, dated May 11, 2010 (which termination occurred on May 23, 2012), termination of the Operating Agreement between SBBT and the OCC, dated September 2, 2010 (or the OCC not having informed UNBC and the Company that the Operating Agreement will survive the completion of the bank merger), and the absence of any similar regulatory agreement to which the Company or any of its subsidiaries is a party.

        Conditions to Obligations of the Company.    The obligation of the Company to complete the merger is also subject to the satisfaction, or waiver by the Company, of the following conditions:

  •
  accuracy of UNBC's representations and warranties, in most cases subject to a standard based on the absence of any fact, event, change, condition, occurrence, development, circumstance, effect or state of facts that prevents, materially delays or materially impairs the ability of UNBC or Merger Sub to perform its obligations under the merger agreement or to consummate the merger, and performance in all material respects of all obligations required to be performed by UNBC and Merger Sub under the merger agreement at or prior to the closing of the merger.

Termination

        The merger agreement may be terminated at any time prior to the completion of the merger by mutual consent and by either UNBC or the Company in the following circumstances:

  •
  any required regulatory approval is denied and such denial becomes final and nonappealable or a governmental entity issues a final nonappealable order prohibiting the merger;

  •
  the merger is not completed by December 3, 2012, unless the failure to complete the merger by that date is due to the terminating party's breach of the merger agreement; or

  •
  a breach by the other party that would cause the failure of the conditions of the terminating party's obligation to compete the merger, unless, if by its nature curable, the breach is cured within a specified period (but only if the terminating party is not then in material breach of the merger agreement).

        In addition, either UNBC or the Company would have been permitted to terminate the merger agreement if the requisite Company stockholder approval had not already been obtained by written consent and the Company stockholders failed to adopt the merger agreement at the Company stockholders meeting called for such purpose (or at any adjournment or postponement of that meeting).

        The Company also had, prior to its receipt of the requisite Company stockholder approval of the merger agreement by written consent, the right to terminate the merger agreement if the Company was not then in material breach of the merger agreement and, among certain other procedural requirements, (1) the Company's board of directors had authorized entry into an Alternative Acquisition Agreement with respect to a Superior Proposal and had notified UNBC at least five business days prior to execution of the Alternative Acquisition Agreement, (2) UNBC had not within five business days made an offer that the Company's board of directors determined in good faith (during which five business day period, the Company would have been obligated to negotiate in good faith with UNBC), after consultation with its financial advisor and outside legal counsel, was at least as favorable, from a financial point of view, to the Company stockholders as the Superior Proposal, (3) the Company had paid the requisite termination fee (as described below) and (4) the Company had substantially concurrently executed the Alternative Acquisition Agreement.

        UNBC also had, prior to the Company's receipt of the requisite Company stockholder approval of the merger agreement by written consent, the right to terminate the merger agreement if:

  •
  the requisite Company stockholder approval of the merger agreement had not been obtained by written consent prior to 11:59 PM (PST) on March 9, 2012; or

  •
  (1) the Company's board of directors had changed its recommendation to the Company stockholders that they adopt the merger agreement, (2) the Company had materially violated its obligations not to solicit Acquisition Proposals (described above), to act to cause certain state anti-takeover laws to become applicable to the merger or to call a stockholders meeting and solicit proxies to approve the merger, (3) the Company's board of directors had failed to promptly reaffirm its recommendation of the merger agreement after receiving an Acquisition Proposal, or (4) a tender or exchange offer for outstanding shares of the Company had been publicly disclosed and the Company's board of directors had failed to recommend unequivocally against acceptance of such offer within a specified period of time.

Effect of Termination

        If the merger agreement is validly terminated, the merger agreement will become void, and none of the Company, UNBC or any of their respective subsidiaries or any of their officers or directors will have any liability under the merger agreement or any of the transactions contemplated by the merger agreement. However, the provisions of the merger agreement relating to fees and expenses and the confidentiality obligations of the parties will continue in effect notwithstanding termination of the merger agreement, and the termination will not release any party for any liability or damages arising from a knowing breach of any provision of the merger agreement.

Fees and Expenses

        Except as described below and with respect to costs and expenses of printing and mailing this information statement and all filing and other fees paid to the SEC in connection with the merger, which will be borne equally by the Company and UNBC, all fees and expenses incurred in connection with the merger, the merger agreement, and the transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses, whether or not the merger is consummated.

        If the requisite Company stockholder approval of the merger agreement had not already been received, the Company would have been required to reimburse UNBC for up to $10 million of its out-of-pocket expenses if UNBC had terminated the merger agreement because the requisite Company stockholder approval of the merger agreement had not been obtained by written consent prior to 11:59 PM (PST) on March 9, 2012.

        If the requisite Company stockholder approval of the merger agreement had not already been received, the Company would have been required to pay a termination fee equal to $52.5 million and reimburse UNBC for up to $15 million of its out-of-pocket expenses if the merger agreement had been terminated in the following circumstances:

  •
  a bona fide Acquisition Proposal had been made to the Company or publicly announced and had not been withdrawn prior to specified dates, and either UNBC or the Company had terminated the merger agreement because of (1) the failure of the merger to have been completed by December 3, 2012 without either (x) a vote of the stockholders of the Company with respect to the merger agreement having occurred or (y) the requisite stockholder approval having been obtained pursuant to stockholder action by written consent, or (2) the Company stockholders having failed to adopt the merger agreement at the Company stockholders meeting called for such purpose (or at any adjournment or postponement of that meeting), in a situation where no event giving rise to UNBC's right to terminate the merger agreement described under clause (A) of the immediately following bullet had occurred on or prior to the date of such stockholders meeting, and, within twelve months of such termination, the Company or its subsidiaries had entered into an Alternative Acquisition Agreement with respect to, or had consummated or had approved or recommended to stockholders (or not opposed), an Acquisition Proposal involving over 50 percent of the Company's voting securities or consolidated assets;

  •
  (A) UNBC had terminated the merger agreement because (1) the Company's board of directors had changed its recommendation to the Company stockholders that they adopt the merger agreement, (2) the Company had materially violated its obligations not to solicit Acquisition Proposals, to act to cause certain state anti-takeover laws to become applicable to the merger or to call a stockholders meeting and solicit proxies to approve the merger, (3) the Company's board of directors had failed to promptly reaffirm its recommendation of the merger agreement after receiving an Acquisition Proposal, or (4) a tender or exchange offer for outstanding shares of the Company had been publicly disclosed and the Company's board of directors had failed to recommend unequivocally against such offer within a specified period of time, or (B) UNBC or the Company had terminated the merger agreement because the Company stockholders had failed to adopt the merger agreement at the Company stockholders meeting called for such purpose (or at any adjournment or postponement of that meeting), in a situation where an event giving rise to UNBC's right to terminate the merger agreement described under clause (A) of this bullet had occurred on or prior to the date of such stockholders meeting; or

  •
  the Company had terminated the merger agreement at a time when the Company was not then in material breach of the merger agreement and, among certain other procedural requirements, (1) the Company's board of directors had authorized entry into an Alternative Acquisition Agreement with respect to a Superior Proposal and had notified UNBC at least five business days prior to execution of the Alternative Acquisition Agreement, (2) UNBC had not within five business days made an offer that the Company's board of directors determined in good faith (during which five business day period, the Company would have been obligated to negotiate in good faith with UNBC), after consultation with its financial advisor and outside counsel, was at least as favorable, from a financial point of view, to the Company stockholders as the Superior Proposal, (3) the Company had paid the termination fee and (4) the Company had substantially concurrently executed the Alternative Acquisition Agreement.

        In such circumstances, except in the case of fraud or willful breach of the merger agreement by the Company or its affiliates, the termination fee would have been UNBC's sole and exclusive remedy arising out of the termination of the merger agreement if paid. As the requisite Company stockholder approval of the transaction was obtained on March 9, 2012, neither party is capable of terminating the merger agreement in a manner that would obligate the Company to pay the termination fee or the expense reimbursements described above to UNBC.

        UNBC has agreed to reimburse the Company, subject to a cap of $25 million, in respect of any fees and expenses incurred by the Company in connection with the transactions contemplated by the merger agreement or the termination of the merger agreement (including legal, investment banking, information technology systems, core systems conversion and employee time), if the merger agreement is terminated:

  •
  by the Company or UNBC because a required regulatory approval is denied and such denial becomes final and nonappealable or a governmental entity issues a final nonappealable order prohibiting the merger, in a circumstance when the Company is not in material breach of any of its representations and warranties, covenants or other agreements in the merger agreement;

  •
  by the Company or UNBC because the merger is not completed by December 3, 2012, in a circumstance where the closing condition requiring the receipt of required regulatory approvals is not satisfied, all other closing conditions are satisfied or waived, and the Company is not in material breach of any of its representations and warranties, covenants or other agreements in the merger agreement; or

  •
  by the Company because of a material breach by UNBC or Merger Sub of the representation by UNBC and Merger Sub regarding agreements with regulatory agencies, or the covenants of UNBC and Merger Sub relating to not taking any actions that would be reasonably expected to materially delay or delay past December 3, 2012 the receipt of required regulatory approvals, or using reasonable best efforts to obtain regulatory approvals.

Governing Law

        The merger agreement is governed by the laws of the State of New York (provided that the Delaware General Corporation Law, including the provisions thereof governing the fiduciary duties of directors of a Delaware corporation, shall govern as applicable) and provides that any litigation relating to the merger agreement or the transactions contemplated by the merger agreement will be maintained in the United States District Court for the Southern District of New York.

Specific Performance

        The parties have agreed that irreparable damage would occur in the event that any of the provisions of the merger agreement were not performed in accordance with their specific terms. Accordingly, the parties have agreed that they shall be entitled to seek specific performance of the terms of the merger agreement, in addition to any other remedies to which they are entitled at law or equity, in tort or any other claims.

Amendments, Extensions and Waivers

        The merger agreement may be amended by the parties, by action of their duly authorized officers, at any time prior to the effective time of the merger, subject to applicable law.

        At any time prior to the effective time of the merger, the parties, by action taken or authorized by their respective boards of directors, may, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in the merger agreement or (c) waive compliance with any of the agreements or conditions contained in the merger agreement. Any agreement on the part of a party to any extension or waiver must be in writing.

MARKET PRICE AND DIVIDEND DATA

        The Company's common stock is listed on the Nasdaq Global Market under the symbol "PCBC." The following table sets forth the high and low sales prices of the Company's common stock for the periods indicated as reported by the Nasdaq Global Market, and the quarterly cash dividends per share of common stock.

	Share Price
Fiscal Period	High	Low	Dividend
Fiscal 2009
First Quarter	$305.33	$101.37	$1.95
Second Quarter	$157.44	$36.43	—
Third Quarter	$59.88	$25.59	—
Fourth Quarter	$34.29	$10.84	—
Fiscal 2010
First Quarter	$43.53	$17.23	—
Second Quarter	$97.55	$11.02	—
Third Quarter	$108.00	$11.02	—
Fourth Quarter	$92.00	$22.00	—
Fiscal 2011
First Quarter	$31.39	$26.38	—
Second Quarter	$32.34	$29.30	—
Third Quarter	$31.84	$23.76	—
Fourth Quarter	$28.44	$22.74	—
Fiscal 2012
First Quarter	$45.62	$27.10	—
Second Quarter (through May 29, 2012)	$46.00	$45.30	—

        The historical share prices provided above are adjusted for a 100:1 reverse stock split of the Company's common stock, which occurred on December 29, 2010.

        The closing price of the Company's common stock on the Nasdaq Global Market on March 9, 2012, the last trading day prior to the announcement of the merger agreement, was $28.69 per share.

        On May 29, 2012, the closing price of the Company's common stock on the Nasdaq Global Market was $45.55 per share.

        As of May 29, 2012, there were 32,946,995 shares of the Company's common stock outstanding, held by approximately 2,670 holders of record.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table lists, as of May 29, 2012, the number of shares of the Company's common stock owned by (i) each person or entity known to the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company's common stock; (ii) each of the Company's officers and directors; and (iii) all of the Company's officers and directors as a group. Information relating to beneficial ownership of the Company's common stock by the Company's principal stockholders and management is based upon information furnished by each person using "beneficial ownership" concepts under the rules of the SEC. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to dispose or direct the disposition of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days of May 29, 2012. Under SEC rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

        The percentages below are calculated based on 32,946,995 shares of the Company's common stock issued and outstanding as of May 29, 2012. Unless otherwise indicated, the beneficial owners listed below may be contacted at the Company's corporate headquarters located at 1021 Anacapa Street, Santa Barbara, California 93101.

Name	Number of Shares Owned(1)	Percent of Outstanding Shares
SB Acquisition Company LLC	25,000,000	75.88%
200 Crescent Court, Suite 1350 Dallas, Texas 75201
United States Department of the Treasury	3,623,452	10.99%
1500 Pennsylvania Avenue, NW Washington, DC 20220
H. Gerald Bidwell	10,801	*
Edward E. Birch(2)	8,198	*
Gerald J. Ford(3)	25,000,000	75.89%
200 Crescent Court, Suite 1350 Dallas, Texas 75201
S. Lachlan Hough	5,836	*
Roger C. Knopf(2)(4)(5)	58,555	*
George S. Leis(6)	8,576	*
John R. Mackall(4)	11,324	*
Richard A. Nightingale(4)(7)	10,200	*
Kathy J. Odell	4,191	*
Carl B. Webb	20,000	*
200 Crescent Court, Suite 1350 Dallas, Texas 75201
Mark K. Olson	6,521	*
Kenneth A. Shannon	1,740	*
Michael R. Walker	1,740	*
Directors and executive officers as a group (14 persons)	25,147,682	76.33%

*
The percentage of shares beneficially owned does not exceed 1% of the class.

(1)
This column includes shares of common stock beneficially owned, as well as unvested restricted shares.

(2)
Includes shares of common stock held in a trust account.

(3)
Mr. Ford, by virtue of his relationship to SB Acquisition Company LLC, may be deemed to have voting power and investment power with regard to, and therefore may be deemed to beneficially own, all of the shares of common stock that SB Acquisition Company LLC directly and beneficially owns.

(4)
Includes shares of common stock held in an IRA account.

(5)
Mr. Knopf's total includes 28,154 shares of common stock held as custodian for minors, 2,695 shares of common stock held by his spouse, and 147 shares of common stock issuable upon exercise of outstanding stock options.

(6)
Mr. Leis' total includes 525 shares of common stock issuable upon exercise of outstanding stock options.

(7)
Mr. Nightingale's total includes 301 shares of common stock held by his spouse.

 STOCKHOLDERS SHARING AN ADDRESS

        The Company will deliver only one information statement to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. The Company undertakes to deliver promptly, upon written or oral request, a separate copy of the information statement to a stockholder at a shared address to which a single copy of the information statement is delivered. A stockholder can notify the company that the stockholder wishes to receive a separate copy of this information statement, or a future information statement, by written request directed to the Company at 1021 Anacapa Street, Santa Barbara, California 93101, Attention: Investor Relations or by contacting the Company by telephone at (805) 884-6680. Likewise, stockholders sharing an address who are receiving multiple copies of this information statement and wish to receive a single copy of future information statements may notify the Company at the address and telephone number listed above.

 WHERE YOU CAN FIND MORE INFORMATION

        The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document the Company files at the SEC's public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The Company's SEC filings are also available to the public at the SEC's website at www.sec.gov. You also may obtain free copies of the documents the Company files with the SEC, including this document, by going to the "SEC Filings" section of the Company's corporate website at http://investors.pcbancorp.com/docs.aspx?iid=100652. The Company's website address is provided as an inactive textual reference only. The information provided on the Company's website is not part of this document, and is not incorporated herein by reference.

        Statements contained in this document, or in any document incorporated by reference in this document regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows the Company to "incorporate by reference" into this document other documents the Company files with the SEC. This means that the Company can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this document, and later information that the Company files with the SEC will update and supersede that information. The Company incorporates by reference the documents listed below and any documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and before the date on which the merger is completed:

  •
  Annual Report on Form 10-K for the year ended December 31, 2011;

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2012;

  •
  Proxy Statement on Schedule 14A for the Annual Meeting of Stockholders held on May 10, 2012; and

  •
  Current Reports on Form 8-K filed with the SEC on January 4, 2012, February 9, 2012, March 12, 2012, March 19, 2012 and May 14, 2012.

        Information furnished under items 2.02 and 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this document.

        Any person, including any beneficial owner, to whom this document is delivered may request copies of any of the documents incorporated by reference in this document or other information concerning the Company, without charge, by telephonic or written request directed to (805) 884-6680 or 1021 Anacapa Street, Santa Barbara, California 93101, Attention: Investor Relations, at the Company's corporate website at http://investors.pcbancorp.com/docs.aspx?iid=100652 or from the SEC through the SEC's website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

        No persons have been authorized to give any information or to make any representations other than those contained in this document and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any other person. This document is dated May 30, 2012. You should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to Company stockholders will not create any implication to the contrary.

ANNEX A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

UNIONBANCAL CORPORATION,

PEBBLE MERGER SUB INC.

and

PACIFIC CAPITAL BANCORP

Dated as of March 9, 2012

A-i

A-ii

INDEX OF DEFINED TERMS

Acquisition Proposal	Section 9.13
Advisory Client	Section 3.02(ee)(ii)
Advisory Contract	Section 3.02(ee)(i)
Advisory Entity	Section 3.02(ee)
Affiliate	Section 9.13
Agency	Section 3.02(v)(v)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.06(c)(ii)
Anti-Money Laundering Laws	Section 3.02(o)(iii)
Audited 2011 Financials	Section 6.08(b)
Bank	Section 3.02(a)(ii)
Bank Merger	Section 1.07
Bankruptcy and Equity Exception	Section 3.02(d)(i)
Benefit Plan	Section 3.02(r)(i)
BHCA	Section 3.02(a)(i)
Burdensome Condition	Section 6.01(c)
business day	Section 1.02
Bylaws	Section 1.05
CERCLA	Section 3.02(u)
Certificate	Section 2.01(a)
Change of Recommendation	Section 6.06(d)
Charter	Section 1.04
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 2.02(g)
Common Stock	Section 2.01(a)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Section 3.02(d)(iii)
Company Disclosure Schedule	Section 3.01
Company Insurance Policies	Section 3.02(x)
Company Option	Section 2.03(a)
Company Proprietary Rights	Section 3.02(y)
Company Restricted Share	Section 2.04
Company Reports	Section 3.02(h)(i)
Company Stock Award	Section 2.05
Company Stock Plans	Section 2.03(a)
Company 10-K	Section 3.02(f)
Company 401(k) Plan	Section 6.03(d)
Confidentiality Agreement	Section 6.02(b)
Confidentiality Policies	Section 3.02(y)
Contract	Section 9.13
Covered Employees	Section 6.03(a)
D&O Insurance	Section 6.04(b)
Delaware Certificate of Merger	Section 1.03
DGCL	Section 1.01
DIF	Section 3.02(a)(ii)
Disclosure Schedules	Section 3.01
Dissenting Shares	Section 2.01(a)(ii)

A-iii

Dissenting Stockholders	Section 2.01(a)(ii)
Effective Time	Section 1.03
Employees	Section 5.02(h)
Encumbrance	Section 9.13
Environmental Laws	Section 3.02(u)
ERISA	Section 3.02(r)(i)
ERISA Affiliate	Section 3.02(r)(i)
Exchange Act	Section 3.01
Exchange Fund	Section 2.02(a)
Excluded Share	Section 9.13
FDIC	Section 3.02(a)(ii)
Federal Reserve	Section 3.02(e)(iii)
Financial Statements	Section 3.02(g)(i)
Form ADV	Section 3.02(ee)(iv)
GAAP	Section 9.13
Governmental Entity	Section 9.13
Hazardous Substances	Section 3.02(u)
Indemnified Parties	Section 6.04(a)
Information Statement	Section 6.10(a)(i)
Interim Financials	Section 3.02(g)(i)
Investment Advisers Act	Section 3.02(ee)(ii)
IRS	Section 3.02(r)(ii)
IT Assets	Section 3.02(y)
JFSA	Section 4.01(b)(iii)
JFSA Approval	Section 4.01(b)(iii)
Knowledge	Section 9.13
Laws	Section 9.13
Leased Real Property	Section 3.02(i)(ii)
Loans	Section 3.02(v)(i)
Material Adverse Effect	Section 9.13
Material Contract	Section 3.02(m)(i)
Merger	Recitals
Merger Sub	Preamble
Mortgage Vendors	Section 3.02(w)(iv)
NASDAQ	Section 3.02(h)(iv)
Non-Disclosure Agreement	Section 6.02(b)
OCC	Section 3.02(e)(iii)
OFAC	Section 3.02(o)(i)
Order	Section 9.13
Outside Date	Section 8.01(c)
Owned Real Property	Section 3.02(i)(i)
Party	Recitals
Paying Agent	Section 2.02(a)
Per Share Merger Consideration	Section 2.01(a)(ii)
Person	Section 9.13
Pool	Section 3.02(v)(viii)
Preferred Stock	Section 3.02(b)
Previously Disclosed	Section 3.01
Proprietary Rights	Section 3.02(y)(iv)
Proxy Statement	Section 6.10(a)(ii)
Purchaser	Preamble

A-iv

Purchaser Bank	Section 1.07
Purchaser Disclosure Schedule	Section 3.01
Purchaser Material Adverse Effect	Section 9.13
Purchaser Plans	Section 6.03(a)
Regulatory Agreement	Section 3.02(t)
Regulatory Consents	Section 3.02(e)(v)
Related Party Contract	Section 3.02(cc)(i)
Representatives	Section 6.06(a)
Required Filings	Section 6.01(a)
Requisite Regulatory Consents	Section 7.01(c)
Requisite Stockholder Approval	Section 3.02(d)(i)
Sarbanes-Oxley Act	Section 3.02(h)(i)
SEC	Section 3.01
Securities Act	Section 3.01
Share	Section 2.01(a)
Special Severance Period	Section 6.03(b)
Special Severance Policy	Section 6.03(b)
SRO	Section 9.13
Stockholders Meeting	Section 6.09
Subsidiary	Section 9.13
Superior Proposal	Section 9.13
Surviving Corporation	Section 1.01
Takeover Laws	Section 3.02(z)
Tax Return	Section 9.13
Taxes	Section 9.13
Termination Fee	Section 8.02(c)(iii)
Trade Secrets	Section 3.02(y)(iii)
Treasury Department	Section 2.06(b)
Treasury Warrants	Section 3.02(b)
Treasury Warrant Consideration	Section 2.06(a)
Unaudited 2011 Financials	Section 3.02(g)(i)
VA	Section 3.02(v)(v)
Voting Debt	Section 3.02(b)
Written Consent	Section 6.09

A-v

        AGREEMENT AND PLAN OF MERGER, dated as of March 9, 2012 (this "Agreement"), by and among UnionBanCal Corporation, a Delaware corporation ("Purchaser"), Pebble Merger Sub Inc., a corporation organized under the laws of the State of Delaware and a wholly owned subsidiary of Purchaser ("Merger Sub") and Pacific Capital Bancorp, a Delaware corporation (the "Company").

RECITALS

        WHEREAS, the Board of Directors of the Company (the "Company Board") has unanimously (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the strategic business combination transaction provided for in this Agreement in which the Merger Sub will, on the terms and subject to the conditions set forth herein, merge with and into the Company (the "Merger"), with the Company being the surviving entity in the Merger, (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, the Company and its stockholders and (iii) resolved to recommend that the Company's stockholders adopt this Agreement.

        WHEREAS, each of the boards of directors of Purchaser and Merger Sub has unanimously (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein, (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, Purchaser and Merger Sub, respectively, and the stockholders of Purchaser and Merger Sub, respectively and (iii) in the case of the board of directors of Merger Sub, resolved to recommend that Merger Sub's stockholder adopt this Agreement.

        WHEREAS, the parties hereto (each, a "Party") desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

        NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE I

THE MERGER

        Section 1.01    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.03), Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. The Merger shall have the effects specified in the Delaware General Corporation Law (the "DGCL").

        Section 1.02    Closing.    Unless otherwise mutually agreed in writing between the Company and Purchaser, the closing for the Merger (the "Closing") shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, on the first business day of the first calendar month (the "Closing Date") that follows the month in which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement. For purposes of this Agreement, the term "business day" shall mean any day ending at 11:59 p.m. (Pacific Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of San Francisco.

        Section 1.03    Effective Time.    As soon as practicable following the Closing, the Company and Purchaser shall cause a Certificate of Merger (the "Delaware Certificate of Merger") to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time (i) when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or (ii) at such later time as may be agreed by the Parties in writing and specified in the Delaware Certificate of Merger (in each case, the "Effective Time").

        Section 1.04    Certificate of Incorporation.    The certificate of incorporation of the Company shall be amended at the Effective Time to read in its entirety as set forth in Exhibit A and, as so amended, shall be the certificate of incorporation of the Surviving Corporation (the "Charter"), until thereafter duly amended as provided therein or by applicable Laws.

        Section 1.05    Bylaws.    The Parties shall take all actions necessary so that the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the "Bylaws"), until thereafter amended as provided therein or by applicable Law.

        Section 1.06    Directors.    The Parties hereto shall take all actions necessary so that the directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

        Section 1.07    Bank Merger.    As soon as practicable after the execution and delivery of this Agreement, Bank and Union Bank, N.A., a wholly owned subsidiary of Purchaser and a national banking association, duly organized, validly existing and in good standing under the National Bank Act, 12 U.S.C. § 1 et seq. ("Purchaser Bank"), will enter into a mutually agreed form of agreement, pursuant to which Bank will merge or consolidate with and into Purchaser Bank following the Effective Time (the "Bank Merger") in accordance with the provisions of 12 U.S.C. §215a and 12 U.S.C. §1828(c). The Parties intend that the Bank Merger will become effective immediately following the Effective Time.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK;
EXCHANGE OF CERTIFICATES

        Section 2.01 Effect on Capital Stock.    At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

        (a)    Merger Consideration.    Each share of the Common Stock, par value $0.001 per share (the "Common Stock"), of the Company (a "Share" or, collectively, the "Shares") issued and outstanding immediately prior to the Effective Time (other than (i) the Excluded Shares and (ii) Shares that are owned by stockholders ("Dissenting Stockholders") who have perfected and not effectively withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL ("Dissenting Shares")) shall be converted into the right to receive $46.00 per Share (the "Per Share Merger Consideration"), without interest. At the Effective Time, all the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a "Certificate") formerly representing any of the Shares (other than Excluded Shares and Dissenting Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest.

        (b)    Cancellation of Excluded Shares.    Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist, subject only to any rights the holder thereof may have under Section 2.02(f).

        (c)    Dissenting Shares.    Notwithstanding anything to the contrary contained herein, the holders of any Dissenting Share shall be entitled only to such rights and payments as are granted by Section 262 of the DGCL; provided, however, that if any such holder shall effectively waive, withdraw or lose such holder's rights under Section 262 of the DGCL, each of such holder's Dissenting Shares shall thereupon be deemed to have been converted at the Effective Time into the right to receive the Per

Share Merger Consideration, without interest and after giving effect to any required Tax withholdings as provided in Section 2.02(g), and such holder thereof shall cease to have any other rights with respect thereto.

        (d)    Merger Sub.    At the Effective Time, each share of Common Stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.001 per share, of the Surviving Corporation.

        Section 2.02    Exchange of Certificate.

        (a)    Paying Agent.    At the Effective Time, Purchaser shall make available or cause to be made available to a paying agent selected by Purchaser with the Company's prior approval (such approval not to be unreasonably conditioned, withheld or delayed) (the "Paying Agent"), for the benefit of the holders of Shares, a cash amount in immediately available funds necessary for the Paying Agent to make payments under Section 2.01(a) (such cash being hereinafter referred to as the "Exchange Fund").

        (b)    Exchange Procedures.    Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.02(e)) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Purchaser and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.02(e)) in exchange for the Per Share Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.02(e)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 2.02(g)) equal to (x) the number of Shares represented by such Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.02(e)) multiplied by (y) the Per Share Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate previously representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable. Notwithstanding the foregoing, (1) in the case of the Treasury Department and (2) in the event that the Requisite Stockholder Approval in the form of the Written Consent is delivered to the Company in accordance with Section 6.09, any stockholder of the Company who shall have executed and delivered such Written Consent, Purchaser shall, or shall cause the Paying Agent to, from and after the Effective Time, deliver the foregoing payments required under this Section 2.02(b) to the Treasury Department and/or any such stockholder, as applicable, immediately upon surrender by the Treasury Department and/or any such stockholder, respectively, of its Certificates, without any requirement in respect of such letter of transmittal.

        (c)    No Transfers.    From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Purchaser or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder of the Certificate is entitled pursuant to this Article II.

        (d)    Termination of Exchange Fund.    Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company for one hundred eighty (180) days after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.02(g)) upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Purchaser, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

        (e)    Lost, Stolen or Destroyed Certificates.    In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Purchaser, the posting by such Person of a bond in customary amount and upon such terms as may be required by Purchaser as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required Tax withholdings) equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.

        (f)    Appraisal Rights.    No Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL shall be entitled to receive the Per Share Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person's right to appraisal under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Shares owned by such Dissenting Stockholder. The Company shall give Purchaser (i) reasonably prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to stockholders' rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under Section 262 of the DGCL. The Company shall not, except with the prior written consent of Purchaser, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

        (g)    Withholding Rights.    Each of Purchaser and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986 (the "Code") or any other applicable state, local or foreign Tax Laws. To the extent that amounts are so withheld by the Surviving Corporation or Purchaser, as the case may be, such withheld amounts (i) shall be remitted by Purchaser or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) to the extent so remitted, shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Purchaser, as the case may be.

        Section 2.03    Stock Options.

        (a)   At the Effective Time, each outstanding option to purchase shares of Common Stock under the Company Stock Plans (each, a "Company Option"), whether vested or unvested immediately prior to the Effective Time, shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into only the right to receive an amount in cash (subject, in each case, to any withholding as provided in Section 2.02(g) and to Purchaser's receipt of an option surrender agreement in the form set forth on Section 2.05 of the Company Disclosure Schedule) equal to the product of (A) the positive difference, if any, of the Per Share Merger Consideration minus the exercise price per share of such Company Option multiplied by (B) the number of shares of Common Stock issuable upon the exercise of such Company Option as of immediately prior to the Effective Time, which amount shall be payable as soon as reasonably practicable following the Effective Time and in no event later than five (5) business days after the Effective Time. To the extent the exercise price of a Company Option is greater than or equal to the Per Share Merger Consideration, such Company Option shall be cancelled for no consideration. As used in this Agreement, the term "Company Stock Plans" means the plans set forth in Section 2.03(a) of the Company Disclosure Schedule.

        Section 2.04    Company Restricted Shares.    Each share of Common Stock subject to vesting, repurchase or other lapse restrictions pursuant to any of the Company Stock Plans (each, a "Company Restricted Share") that is outstanding immediately prior to the Effective Time shall vest in full and become free of such restrictions and any repurchase right shall lapse, as of the Effective Time and, at the Effective Time, the holder thereof shall be entitled to receive the Per Share Merger Consideration (subject to any withholdings as provided in Section 2.02(g)) with respect to each such Company Restricted Share in accordance with Section 2.01(a).

        Section 2.05    Other Stock-Based Awards.    At the Effective Time, each right of any kind, contingent or accrued, to receive shares of Common Stock or benefits measured by the value of a number of shares of Common Stock, and each award of any kind consisting of shares of Common Stock, including a deferred share of Common Stock, granted under any of the Company Stock Plans that is outstanding immediately prior to the Effective Time (other than the Treasury Warrant, Company Options and the Company Restricted Shares) (each, a "Company Stock Award") shall vest in full and be cancelled and converted into only the right to receive an amount in cash (subject, in each case, to any withholding as provided in Section 2.02(g) and to Purchaser's receipt of a stock-based award surrender agreement in the form set forth on Section 2.05 of the Company Disclosure Schedule) equal to the product of (A) the Per Share Merger Consideration multiplied by (B) the number of shares of Common Stock subject to such Company Stock Award as of immediately prior to the Effective Time, which amount shall be payable as soon as reasonably practicable following the Effective Time and in no event later than five (5) business days after the Effective Time; provided that, if a Company Stock Award constitutes "non-qualified deferred compensation" within the meaning of Section 409A of the Code, the cash payment in respect of such Company Stock Award as determined hereunder shall be paid at such time or times as is provided under the applicable plan or award agreement governing such Company Stock Award.

        Section 2.06    Treasury Warrants.

        (a)   At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each outstanding Treasury Warrant (as defined in Section 3.02(b)), shall cease to represent a warrant to purchase Common Stock and shall be converted automatically into a right to exercise such Treasury Warrant in accordance with the terms of such Treasury Warrant to receive an amount in cash (subject to any withholding as provided in Section 2.02(g)) equal to (A) the Per Share Merger Consideration multiplied by (B) the number of shares of Common Stock issuable upon the exercise of such Treasury Warrant immediately prior to the Effective Time (the "Treasury Warrant Consideration"), which amount shall be payable following the Effective Time in accordance with Section 2.06(b).

        (b)   The foregoing payment set forth in clause (a) may be made by Purchaser or any of its Affiliates, or at Purchaser's election, the Paying Agent. From and after the Effective Time, Purchaser shall, or shall cause the Paying Agent to, deliver the Treasury Warrant Consideration to the U.S. Department of the Treasury ("Treasury Department") or any other holder of Treasury Warrants (solely with respect to shares of Common Stock covered by such Treasury Warrants) immediately upon surrender by such holder of its Treasury Warrants and payment of the then-applicable exercise price in respect thereof in accordance with the terms of such Treasury Warrants (it being agreed that to the extent practicable, the Treasury Warrant shall be net settled). In the event any Treasury Warrants shall have been lost, stolen or destroyed, a holder of such Treasury Warrants shall have to make and deliver to Purchaser or the Surviving Corporation an affidavit of that fact by such holder and an agreement in form reasonably satisfactory to Purchaser indemnifying Purchaser and the Surviving Corporation against any claim that may be made against Purchaser or the Surviving Corporation with respect to such Treasury Warrants.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Section 3.01    Disclosure.    On or prior to the date of this Agreement the Company has delivered to Purchaser and Merger Sub a schedule (the "Company Disclosure Schedule") and Purchaser and Merger Sub have delivered to the Company a schedule (the "Purchaser Disclosure Schedule," together with the Company Disclosure Schedule, the "Disclosure Schedules") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III and Article IV, or to one or more of the Company's or Purchaser's covenants contained herein. "Previously Disclosed" with regard to a Party means only that information set forth on such Party's Disclosure Schedule; provided, however, that (i) disclosure in any section of such Disclosure Schedule shall apply to the indicated sections of this Agreement, except that it shall also apply to the other section(s) of this Agreement and such Disclosure Schedule when it is reasonably apparent that such disclosure is relevant to such section(s) of this Agreement or such Disclosure Schedule but only to the extent relevant and (ii) with regard to the Company, "Previously Disclosed" shall also include information publicly disclosed by the Company in any forms, statements, certifications, reports and documents filed with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933 (the "Securities Act") or the Securities Exchange Act of 1934 (the "Exchange Act") since December 31, 2010 and publicly available prior to the date of this Agreement (excluding any disclosures contained solely in such documents under the heading "Risk Factors" and any disclosure of risks included in any "forward-looking statements" disclaimer or other statements that are similarly non-specific and cautionary and are predictive or forward-looking in nature).

        Section 3.02    Representations and Warranties of the Company.    The Company represents and warrants to Purchaser and Merger Sub that, except as Previously Disclosed:

          (a)    Organization, Good Standing and Qualification.

              (i)  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is a bank holding company duly registered under the Bank Holding Company Act of 1956 (the "BHCA") and meets the applicable requirements for qualification as such. The Company has all corporate power and authority to own or lease all the assets owned or leased by it and to conduct its business in all material respects as it is now being conducted. The Company is duly licensed or qualified to do business and in good standing as a foreign corporation in all jurisdictions (A) in which the nature of the activities conducted by the Company requires such license or qualification and (B) in which the Company owns or leases real property, other than such failures that would not have any material impact on the Company. The certificate of incorporation of the Company complies in all material respects with applicable Law. A true, complete and correct copy of each of the certificate of incorporation and the bylaws of the Company, as amended and as currently in effect, has been delivered or made available to Purchaser.

             (ii)  Santa Barbara Bank & Trust, N.A. ("Bank") is a wholly owned subsidiary of the Company and is a national banking association duly organized, validly existing and in good standing under the National Bank Act, 12 U.S.C. § 1 et seq. The deposit accounts of Bank are insured up to applicable limits (or fully insured if there is no limit) by the Deposit Insurance Fund ("DIF"), which is administered by the Federal Deposit Insurance Corporation (the

    "FDIC"), and no proceedings for the termination or revocation of such insurance are pending or, to the Knowledge of the Company, threatened. Bank has the corporate (or similar) power and authority to own or lease all of the assets owned or leased by it and to conduct its business in all material respects as it is now being conducted. Bank is duly licensed or qualified to do business and in good standing in all jurisdictions (1) in which the nature of the activities conducted by Bank requires such qualification and (2) in which Bank owns or leases real property, other than such failures that would not have any material impact on Bank. The articles of association of Bank comply in all material respects with applicable Law. A true, complete and correct copy of each of the articles of association of Bank and the bylaws of Bank, as amended and as currently in effect, has been delivered or made available to Purchaser.

            (iii)  Each of the Company's Subsidiaries (other than Bank) is a corporation or other legal entity duly incorporated or duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each such Subsidiary has the corporate (or similar) power and authority to own or lease all of the assets owned or leased by it and to conduct its business in all material respects as it is now being conducted. Each such Subsidiary is duly licensed or qualified to do business and in good standing as a foreign corporation or other legal entity in all jurisdictions (1) in which the nature of the activities conducted by such Subsidiary requires such licensing or qualification and (2) in which such Subsidiary owns or leases real property, other than such failures that would not have any material impact on the Company. The articles or certificate of incorporation, certificate of trust or other organizational document of each such Subsidiary comply in all material respects with applicable Law. A true, complete and correct copy of the articles or certificate of incorporation or certificate of trust and bylaws of each such Subsidiary (or similar governing documents), as amended and as currently in effect, has been delivered or made available to Purchaser.

          (b)    Capitalization.    The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock, par value $0.001 per share (the "Preferred Stock"). As of the close of business on March 7, 2012, there were 32,940,687 shares of Common Stock outstanding and no shares of Preferred Stock outstanding. As of the date of this Agreement, there were warrants to purchase 15,120 shares of Common Stock held by the Treasury Department (such warrants, the "Treasury Warrants"). All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders of the Company may vote ("Voting Debt") are issued and outstanding. As of the date of this Agreement, except (i) pursuant to any cashless exercise provisions of any Company Options or pursuant to the surrender of shares to the Company or the withholding of shares by the Company to cover Tax withholding obligations under the Benefit Plans, (ii) as required to satisfy obligations in respect of outstanding Company Options and Company Stock Awards and (iii) the Treasury Warrant to purchase up to 15,120 shares of Common Stock sold by the Company to the Treasury Department pursuant to that certain Exchange Agreement dated as of July 26, 2010, the Company does not have and is not bound by any outstanding subscriptions, options, calls, commitments or Contracts of any character calling for the purchase or issuance of, or securities or rights convertible into or exchangeable for, any shares of Common Stock or Preferred Stock or any other equity securities of the Company or Voting Debt or any securities representing the right to purchase or otherwise receive any shares of capital stock of the Company (including any rights plan or agreement). Section 3.02(b) of the Company Disclosure Schedule sets forth a table listing, as of the date of this Agreement, the outstanding series of trust preferred and subordinated debt securities of the Company, Bank and all of the Company's other Subsidiaries, and all such information is accurate and complete.

          (c)    Subsidiaries.    With respect to Bank and each of the Company's other Subsidiaries, (i) all the issued and outstanding shares of such entity's capital stock have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities, and (ii) such entity does not have and is not bound by any outstanding subscriptions, options, calls, commitments or Contracts of any character calling for the purchase or issuance of, or securities or rights convertible into or exchangeable for, any shares of such entity's capital stock or any other equity securities or Voting Debt or any securities representing the right to purchase or otherwise receive any shares of capital stock of such entity (including any rights plan or agreement). Section 3.02(c) of the Company Disclosure Schedule sets forth as of the date of this Agreement (1) each of the Company's Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (2) the Company's or its Subsidiaries' capital stock, equity interest or other direct or indirect ownership interest in any other Person other than (x) securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than one percent (1%) of the outstanding capital stock of such company and (y) securities held in a fiduciary capacity for the benefit of customers. The Company does not own, directly or indirectly, any voting interest in any Person that requires an additional filing by Purchaser under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

          (d)    Authorization and Action.

              (i)  The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject only, with respect to the Merger, to adoption of this Agreement by the holders of a majority of the outstanding Shares (the "Requisite Stockholder Approval"). This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Purchaser and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms (except as enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law (the "Bankruptcy and Equity Exception"). No other corporate proceedings, other than the Requisite Stockholder Approval, are necessary for the execution and delivery by the Company of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby.

             (ii)  The Company Board has received the opinion of its financial advisor, Sandler O'Neill + Partners, L.P., to the effect that, subject to the assumptions, qualifications and limitations set forth therein, as of the date of such opinion, the Per Share Merger Consideration is fair to the holders of the Shares from a financial point of view. It is agreed and understood that such opinion is for the benefit of the Company Board and may not be relied upon by Purchaser or Merger Sub.

            (iii)  The Company Board, by a unanimous vote thereof, has adopted resolutions (1) determining that this Agreement and such transactions are fair to, and in the best interests of, the Company and its stockholders, (2) approving and declaring advisable this Agreement and the transactions contemplated hereby and (3) recommending that the Company's stockholders adopt this Agreement (such recommendation, the "Company Board Recommendation").

            (iv)  Neither the execution and delivery by the Company of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will (1) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss to the Company or any of its Subsidiaries of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Encumbrances upon any of the material properties or assets of the Company or any of its Subsidiaries under any of the terms, conditions or provisions of (x) the certificate of incorporation or bylaws (or similar governing documents) of the Company or the certificate of incorporation, charter, bylaws or other governing instrument of any of its Subsidiaries or (y) any material Contract or license to which the Company or any of its Subsidiaries is a party or by which it may be bound, or to which the Company or any of its Subsidiaries or any of the properties or assets of the Company or any of its Subsidiaries may be subject, or (2) subject to compliance with the statutes and regulations referred to in Section 3.02(e), violate any Law or Order applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except in the case of clause (1)(y) this Section 3.02(d)(iv) as would not reasonably be expected to result in costs to the Company or any of its Subsidiaries (including the Surviving Corporation after the Closing) in excess of $500,000.

          (e)    Consents and Approvals.    Other than (i) applicable requirements of the Securities Act, the Exchange Act, and state securities takeover and "blue sky" laws, as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing of the Delaware Certificate of Merger, (iii) the filing of applications and notices with the Board of Governors of the Federal Reserve System (the "Federal Reserve") and the Office of the Comptroller of the Currency (the "OCC") and approval thereof and the expiration of any related waiting periods, (iv) such applications, filings and consents as may be required under the banking laws of any state, and approval thereof, (v) such other consents of, filings with, authorizations or approvals from and registrations with any Governmental Entity which if not obtained or made would not, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole (clauses (iii) through (v) collectively, the "Regulatory Consents"), and (vi) the JFSA Approval, no notice to, application or filing with, or consent of, any Governmental Entity or any other Person is necessary in connection with the Company's execution, delivery or performance of this Agreement, and the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby. A list of all Requisite Regulatory Consents and any other Regulatory Consents that are required by the Company, its Subsidiaries or any of their Affiliates as of the date hereof is disclosed in Section 3.02(e) of the Company Disclosure Schedule.

          (f)    Accountants.    Ernst & Young LLP, which has expressed its opinion with respect to the consolidated financial statements contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed by it with the SEC on March 28, 2011 (the "Company 10-K"), was as of the date of such opinion registered independent public accountants, within the meaning of the Code of Professional Conduct of the American Institute of Certified Public Accountants, as required by the Securities Act and by the rules of the Public Company Accounting Oversight Board. KPMG LLP, which replaced Ernst & Young LLP on June 10, 2011, is as of the date hereof registered independent public accountants, within the meaning of the Code of Professional Conduct of the American Institute of Certified Public Accountants, as required by the Securities Act and by the rules of the Public Company Accounting Oversight Board.

          (g)    Financial Statements.

              (i)  The Company has previously made available to Purchaser copies of (1) the audited consolidated statements of financial condition of the Company and its Subsidiaries as of December 31 for the fiscal years 2009 and 2010, and the related consolidated statements of operations, of comprehensive income, of changes in stockholders' equity, and of cash flows for the fiscal years 2009 and 2010, inclusive, as reported in the Company 10-K, in each case accompanied by the audit report of Ernst & Young LLP, and (2) (x) the unaudited consolidated statements of financial condition of the Company and its Subsidiaries as of December 31 for the fiscal year 2011 and the related unaudited consolidated statements of operations, of comprehensive income, of changes in stockholders' equity and of cash flows for the fiscal year ended December 31, 2011 (the "Unaudited 2011 Financials") and (y) the unaudited consolidated statements of financial condition of the Company and its Subsidiaries as of January 31, 2011 and the related unaudited consolidated statements of operations, of comprehensive income, of changes in stockholders' equity and of cash flows for the one (1)-month period ended January 31, 2012 (the "Interim Financials" and (1) and (2) collectively, and including the related notes, where applicable, the "Financial Statements").

             (ii)  Each of the Financial Statements has been prepared, and each of the financial statements (including the Audited 2011 Financials) to be filed by the Company with the SEC after the date of this Agreement and prior to the Closing will be prepared, in accordance with GAAP consistently applied throughout the periods covered by each such statement (except for inconsistencies in the application of GAAP as indicated in such Financial Statements or in the notes thereto), is consistent with the books and records of the Company, and fairly presents, in all material respects, the consolidated financial condition of the Company as of the respective dates and the results of operations and cash flows of the Company for the respective periods then ended, as applicable, subject to, in the case of the Interim Financials (1) the absence of notes and schedules and (2) normal year-end adjustments, and in the case of the Unaudited 2011 Financials, the absence of certain notes and schedules.

            (iii)  Since December 31, 2010, there have been no significant changes in the "off-balance sheet arrangements," as defined in and disclosed under Item 303 of Regulation S-K under the Securities Act, to which the Company or any of its Subsidiaries is a party.

            (iv)  The books and records of the Company and its Subsidiaries in all material respects have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect only actual transactions. Ernst & Young LLP was not dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

          (h)    Reports; Books and Records.

              (i)  Since December 31, 2009, each of the Company and each of its Subsidiaries has timely filed or furnished all material reports, registrations, documents, filings, statements and submissions, together with any amendments thereto, that it was required to file with or furnish to any Governmental Entity or any SRO (the foregoing, collectively, the "Company Reports") and has paid all material fees and assessments due and payable in connection therewith. As of their respective dates of filing or furnishing, or, if amended, as of the date of the last such amendment prior to the date of this Agreement, the Company Reports complied in all material respects with all statutes and applicable rules and regulations of the applicable Governmental Entities or SROs. As of the date of this Agreement, there are no outstanding comments from the SEC or any other Governmental Entity or any SRO with respect to any such Company Report. In the case of each such Company Report filed with or furnished to the SEC, such Company Report did not, as of its date or if amended prior to the date of this Agreement, as of the date of such amendment and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement and prior to the Closing will not, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading and complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act. With respect to all other Company Reports filed since December 31, 2009 or to be filed subsequent to the date of this Agreement and prior to the Closing, the Company Reports will be complete and accurate in all material respects as of their respective dates, or the dates of their respective amendments. No executive officer of the Company or any of its Subsidiaries has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of the Sarbanes-Oxley Act of 2002 (collectively, the "Sarbanes-Oxley Act"). None of the Company's Subsidiaries is required to file periodic reports with the SEC pursuant to Sections 13 or 15(d) of the Exchange Act. Except for normal examinations conducted by a Governmental Entity or SRO in the regular course of the business of the Company and its Subsidiaries, no Governmental Entity or SRO has initiated any proceeding or, to the Knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2010. There are no unresolved violations set forth in any report relating to any examinations or inspections by any Governmental Entity or SRO of any of the Company and its Subsidiaries. The Company and its Subsidiaries have fully resolved all "matters requiring attention," "matters requiring immediate attention" or similar items as identified by any such Governmental Entity or SRO.

             (ii)  The records, systems, controls, data and information of each of the Company and each of its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or their accountants (including all means of access thereto and therefrom), except as would not reasonably be expected to have a material adverse effect on the Company's system of internal accounting controls.

            (iii)  Each of the Company and each of its Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and that (1) transactions are executed in accordance with management's general or specific authorization, (2) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (3) access to assets is permitted only in accordance with management's general or specific authorization and (4) the recorded amount for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

            (iv)  The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed and maintained to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company's filings with the SEC and other public disclosure documents. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is designed and maintained to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes policies and procedures that (1) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company's assets that could have a material effect on its financial statements. The Company has disclosed, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the date of this Agreement, to the Company's auditors and the audit committee of the Company Board (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information and has identified for the Company's auditors and audit committee of the Company Board any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting. The Company has made available to Purchaser (1) any such written disclosure made by management to the Company's auditors and audit committee since December 31, 2010 and (2) any written communication since December 31, 2010 made by management or the Company's auditors to the audit committee required or contemplated by listing standards of the NASDAQ Stock Market ("NASDAQ"), the audit committee's charter or professional standards of the Public Company Accounting Oversight Board. Since December 31, 2009, no complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from the Employees regarding questionable accounting or auditing matters, have been received by the Company. The Company has made available to Purchaser a summary of all complaints or concerns relating to other matters made since December 31, 2010 through the Company's whistleblower hot line or equivalent system for receipt of employee concerns regarding possible violations of Law. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company's chief legal officer, audit committee (or other committee designated for the purpose) of the Company Board or the Company Board pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting, including in instances not required by those rules.

          (i)    Real Property.

              (i)  Except in any such case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, with respect to the real property owned by the Company or its Subsidiaries (the "Owned Real Property"), (1) the Company or one of its Subsidiaries, as applicable, has good and marketable title to the Owned Real Property, free and clear of any Encumbrance, and (2) there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion of the Owned Real Property or interest therein.

             (ii)  With respect to the real property leased or subleased to the Company or its Subsidiaries (the "Leased Real Property"), the lease or sublease for such property is valid, legally binding, enforceable and in full force and effect, and neither the Company nor any of its Subsidiaries is in breach of or default under such lease or sublease, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by any of the Company or its Subsidiaries or permit termination, modification or acceleration by any third party thereunder, or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement except in each case, for such invalidity, failure to be binding, unenforceability, ineffectiveness, breaches, defaults, terminations, modifications, accelerations or repudiations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

            (iii)  Section 3.02(i)(iii) of the Company Disclosure Schedule contains a true and complete list, as of the date hereof, of all Owned Real Property (together with all land, buildings, structures, fixtures and improvements located thereon). Section 3.02(i)(iii) of the Company Disclosure Schedule sets forth (x) a description of the principal functions conducted as of the date hereof at each parcel of Owned Real Property and (y) a correct street address and such other information as is reasonably necessary to identify each parcel of Owned Real Property.

          (j)    Taxes.    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and except as set forth in Section 3.02(j) of the Company Disclosure Schedule: (1) each of the Company and each of its Subsidiaries has duly and timely filed (including, pursuant to applicable extensions) all Tax Returns required to be filed by it and all such Tax Returns are correct and complete. Each of the Company and each of its Subsidiaries has paid in full all Taxes due or made adequate provision in the financial statements of the Company (in accordance with GAAP) for any such Taxes, whether or not shown as due on such Tax Returns; (2) no deficiencies for any Taxes have been proposed, asserted or assessed, in each case in writing, against or with respect to any Taxes due by, or Tax Returns of, the Company or any of its Subsidiaries which deficiencies have not since been resolved; (3) there are no Encumbrances for Taxes upon the assets of either the Company or its Subsidiaries except for statutory Encumbrances for Taxes not yet due; (4) neither the Company nor any of its Subsidiaries has been a "distributing corporation" or a "controlled corporation" in any distribution occurring during the last two (2) years in which the parties to such distribution treated the distribution as one to which Code Section 355 is applicable; (5) neither the Company nor any of its Subsidiaries has engaged in any "listed transaction" within the meaning of Treasury Regulations section 1.6011-4(b)(2); (6) neither the Company nor any of its Subsidiaries has engaged in a transaction of which it made disclosure to any taxing authority to avoid penalties under Section 6662(d) or any comparable provision of state, foreign or local Law; (7) neither the Company nor any of its Subsidiaries has participated in any "tax amnesty" or similar program offered by any taxing authority to avoid the assessment of penalties or other additions to Tax; (8) the Company and each of its Subsidiaries have complied in all respects with all requirements to report information for Tax purposes to any individual or taxing authority, and have collected and maintained all requisite certifications and documentation in valid and complete form with respect to any such reporting obligation, including, without limitation, valid Internal Revenue Service Forms W-8 and W-9; (9) no written claim has been made within the past three (3) years by a Tax Authority in a jurisdiction where the Company or any of its Subsidiaries, as the case may be, does not file Tax Returns that the Company, Bank or any of the Company's other Subsidiaries, as the case may be, is or may be subject to Tax by that jurisdiction; (10) neither the Company nor any of its Subsidiaries has granted any currently effective waiver, extension or comparable consent regarding the application of the statute of limitations with respect to any Taxes or Tax Return that is outstanding, nor has any request for any such waiver or consent been made; (11) neither the Company nor any of its Subsidiaries has been or is in violation (or with notice or lapse of time or both, would be in violation) of any applicable Law relating to the payment or withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or any similar provisions of state, local or foreign law); (12) each of the Company and each of its Subsidiaries has duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate taxing authority all amounts required to be so withheld and paid over for all taxable periods within the past three (3) years under all applicable Laws; (13) no audits or investigations by any taxing authority relating to any Tax Returns of any of the Company or any of its Subsidiaries is in progress, nor has the Company or any of its Subsidiaries received written notice from any taxing authority of the commencement of any audit not yet in progress; (14) there are no outstanding and currently effective powers of attorney enabling any person or entity not a party to this Agreement to represent the Company or any of its Subsidiaries with respect to Tax matters; (15) within the past four (4) years, neither the Company nor any of its Subsidiaries has applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustment under Code Section 481 after the Closing; (16) during the period between September 1, 2010 and the date hereof, neither the Company nor any of its Subsidiaries has undergone an "ownership change" within the meaning of Code Section 382(g); and (17) neither the Company nor any of its Subsidiaries is liable for Taxes of any other Person (other than the Company or any of its Subsidiaries) pursuant to a tax indemnity, tax sharing or other similar agreement (other than pursuant to lease agreements, loan agreements, financing arrangements, commercial agreements entered into in the ordinary course of business, or Benefit Plans).

          (k)    Absence of Certain Changes.    Since December 31, 2010, and except as Previously Disclosed, (1) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business and consistent with past practice, (2) the Company has not made or declared any distribution in cash or in kind to its stockholders or issued or repurchased any shares of its capital stock or other equity interests, (3) there has been no material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries (except, in each case, as indicated in the Financial Statements or in the notes thereto), (4) no fact, event, change, condition, development, circumstance or effect has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect, and (5) no material default (or event which, with notice or lapse of time, or both, would constitute a material default) exists on the part of the Company or any of its Subsidiaries or, to their Knowledge, on the part of any other party, in the due performance and observance of any term, covenant or condition of any Contract to which the Company or any of its Subsidiaries is a party and which is, individually or in the aggregate, material to the financial condition of the Company and its Subsidiaries, taken as a whole.

          (l)    No Undisclosed Liabilities.    Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature and is not an obligor under any guarantee, keepwell or other similar Contract (absolute, accrued or contingent) or otherwise except for (i) liabilities or obligations reflected in or reserved against in the Company's consolidated balance sheet as of December 31, 2010 and (ii) liabilities that have arisen since December 31, 2010 in the ordinary course of business and consistent with past practice and that have either been Previously Disclosed or would not have, individually or in the aggregate, a material impact on the Company and its Subsidiaries, taken as a whole.

          (m)    Commitments and Contracts.

              (i)  The Company has Previously Disclosed or provided (by hard copy, electronic data room or otherwise) to Purchaser or its representatives true, correct and complete copies of each Material Contract to which the Company or any of its Subsidiaries is, as of the date hereof, a party or subject. "Material Contract" means each of the following (whether written or oral, express or implied):

              (1)   any Contract which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K to be performed in whole or in part after the date of this Agreement;

              (2)   any Contract with respect to the employment or service of any current or former directors, officers, employees or consultants of the Company or any of its Subsidiaries, in each case involving an annual base salary, annual fee or other form of cash compensation, as applicable, to be paid by the Company or any of its Subsidiaries in excess of $150,000, or any Contract with a current or former director, officer or employee with change-in-control or severance or other provisions resulting in or causing the acceleration of any compensation benefit upon a change in control or termination of employment following a change in control;

              (3)   any Contract containing any standstill or similar agreement pursuant to which one Person has agreed not to acquire assets or securities of another Person;

              (4)   any Related Party Contract;

              (5)   any Contract (x) that restricts the ability of the Company or any of its Subsidiaries to compete in any business or geographic area or any particular medium or (y) that grants a Person other than the Company or any of its Subsidiaries "most favored nation" status or "exclusivity" or similar rights;

              (6)   any Contract involving the payment or receipt of royalties or similar payments of more than $250,000 in the aggregate calculated based upon the revenues or income of the Company or its Subsidiaries or income or revenues related to any product or service of the Company or any of its Subsidiaries;

              (7)   any Contract with a labor union or guild (including any collective bargaining agreement);

              (8)   any Contract which grants any person a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of the Company or any of its Subsidiaries;

              (9)   any Contract (x) having as its principal subject matter the agreement of the Company or any of its Subsidiaries to indemnify any Person, (y) providing for indemnification by the Company or any of its Subsidiaries of any Person and that could reasonably be expected to result in an indemnification obligation of the Company or any of its Subsidiaries in excess of $25,000, or (z) providing for indemnification by the Company or any of its Subsidiaries of any current or former director, officer or employee of the Company or any of its Subsidiaries;

              (10) any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, assets that have a fair market value or purchase price of more than $250,000 or any equity interests of any Person;

              (11) any indenture, mortgage, promissory note, loan agreement, guarantee, sale and leaseback agreement, capitalized lease or other agreement or commitment for the borrowing by the Company or any of its Subsidiaries of money or the deferred purchase price of property in excess of $1,000,000 (in either case, whether incurred, assumed, guaranteed or secured by any asset), or any other Contract including provisions whereby the Company or any of its Subsidiaries is guaranteeing the obligations of or agreeing to provide financial support to or on behalf of a Person (other than to or on behalf of the Company or one of its Subsidiaries);

              (12) any lease of real property that provides for annual payments of $300,000 or more;

              (13) any license, franchise or similar Contract material to the business and operations of the Company and its Subsidiaries;

              (14) any Contract for the purchase, sale or lease of materials, supplies, goods, services, equipment or other assets (other than those specified elsewhere in this definition) that provides for either (i) annual payments or obligations of $300,000 or more, or (ii) aggregate payments or obligations of $750,000 or more;

              (15) any partnership, joint venture or other similar agreement or arrangement;

              (16) any Contract pursuant to which (x) the Company or any of its Subsidiaries grants a license or other right to use the Company Proprietary Rights to a third person and y) a third person grants a license or other right to the Company or any of its Subsidiaries to any Proprietary Rights (but excluding licenses to commercially available "click-wrap" or "shrink-wrap" software);

              (17) any Contract relating to the acquisition or disposition of any material business or material assets (whether by merger, sale of stock or assets or otherwise), which acquisition or disposition is not yet complete or where such Contract contains continuing material obligations of the Company or any of its Subsidiaries;

              (18) any agreement or consent decree entered into with a Governmental Entity pertaining to alleged violations of Law;

              (19) any Contract that is not terminable by the Company upon sixty (60) days or shorter notice without penalty or premium of less than $500,000; and

              (20) any Contract that provides for the imposition of any material Encumbrance on any assets of the Company.

             (ii)  Each of the Material Contracts to which the Company or any of its Subsidiaries is a party or subject is valid and binding on the Company or its Subsidiaries, as the case may be and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. There is no default under any such Contracts by the Company or its Subsidiaries, or to the Knowledge of the Company, by the other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or its Subsidiaries or to the Knowledge of the Company, by the other party thereto, in each case except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

          (n)    Litigation and Other Proceedings.    There are no pending or, to the Knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions, or pending or, to the Knowledge of the Company, threatened governmental or regulatory investigations of any nature (1) against the Company or any of its Subsidiaries (excluding those of the type contemplated by the following clause (2)) which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (2) challenging the validity or propriety of the transactions contemplated by this Agreement. There is no material injunction, order, judgment, decree or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries.

          (o)    Compliance with Laws.

              (i)  The business of each of the Company and each of its Subsidiaries has not been since December 31, 2008, and is not being, conducted in violation of any applicable Law or written regulatory guideline, including the Equal Credit Opportunity Act (15 U.S.C. Section 1691 et seq.), the Fair Housing Act (420 U.S.C. Section 3601 et seq.), the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act (12 U.S.C. Section 2801 et seq.), the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), Title III of the USA Patriot Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products or all other applicable bank secrecy laws, fair lending laws and other laws relating to discriminatory business practices and any Order issued with respect to anti-money laundering by the Office of Foreign Assets Control of the U.S. Treasury Department ("OFAC") or any other anti-money laundering statute, rule or regulation, except for violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Each of the Company and each of its Subsidiaries has all permits, licenses, franchises, authorizations, orders and approvals of, and have made all filings, applications and registrations with, Governmental Entities and SROs that are required in order to permit them to own or lease their properties and assets and to carry on their business as presently conducted. Each of the Company and each of its Subsidiaries has since December 31, 2008 complied in all material respects with and is not in default or violation in any material respect of, and none of them is, to the Knowledge of the Company, under investigation with respect to, or, to the Knowledge of the Company, has been threatened to be charged with or given notice of, any material violation of, any applicable Law or Order of any Governmental Entity or SRO. Except for statutory or regulatory restrictions of general application, no Governmental Entity or SRO has placed any material restriction on the business or properties of the Company or any of its Subsidiaries that remains in effect. Since December 31, 2010, neither the Company nor any of its Subsidiaries has received any written notification or communication from any Governmental Entity or SRO (1) asserting that the Company or any of its Subsidiaries is not in material compliance with any statutes, regulations or ordinances, (2) threatening to revoke any permit, license, franchise, authorization, order or approval or (3) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC deposit insurance.

             (ii)  Neither the Company nor any of its Subsidiaries, nor any director, officer, employee or Affiliate of either the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, any agent or other Person acting on behalf of the Company or any of its Subsidiaries is currently subject to any sanctions administered by OFAC.

            (iii)  The operations of each of the Company and each of its Subsidiaries are and have been conducted at all times since December 31, 2008 in compliance with the money laundering statutes of applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable Governmental Entity (collectively, the "Anti-Money Laundering Laws") and no action, suit or proceeding by or before any Governmental Entity involving the Company and/or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

          (p)    Fiduciary Accounts; Trust.    Each of the Company and each of its Subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable Law. None of the Company, any of its Subsidiaries, or any director, officer or employee of the Company or of any of its Subsidiaries, has committed any material breach of trust or fiduciary duty with respect to any such fiduciary account. The accountings for each such fiduciary account are true and correct, and accurately reflect, in all material respects the assets of such fiduciary account.

          (q)    Employees.    No Employees of the Company or any of its Subsidiaries are represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such Employees, and no labor organization or group of Employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries and their respective employees. The Company and its Subsidiaries believe that their relations with their employees are good. As of the date hereof, no executive officer (as defined in Rule 501(f) promulgated under the Securities Act) of the Company or any of its Subsidiaries has notified the Company or any of its Subsidiaries that such officer intends to leave the Company or any of its Subsidiaries or otherwise terminate such officer's employment with the Company or any of its Subsidiaries. To the Knowledge of the Company, no executive officer of the Company or any of its Subsidiaries is in violation of any material term of any employment Contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other Contract or any restrictive covenant, and to the Knowledge of the Company, the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters. The Company and its Subsidiaries are in compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988, California Labor Code section 1400 et seq., and any other similar applicable foreign, state, or local Laws relating to facility closings and layoffs. All independent contractors of the Company are properly classified under applicable state and federal Law, and the Company is in compliance with California Labor Code 226.8.

          (r)    Company Benefit Plans.

              (i)  (1) Section 3.02(r)(i) of the Company Disclosure Schedule sets forth a complete list of each material Benefit Plan and each Benefit Plan (whether or not material) that is intended to be tax-qualified under Section 401(a) or Section 501(c)(9) of the Code. With respect to each Benefit Plan, the Company and its Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"), the Code and all laws and regulations applicable to such Benefit Plan; and (2) each Benefit Plan has been administered in all material respects in accordance with its terms. "Benefit Plan" means any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA, and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program, agreement or policy sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company or any of its Subsidiaries would be deemed a "single employer" within the meaning of section 4001(b) of ERISA, or to which the Company, Bank, any of the Company's other Subsidiaries or any of their respective ERISA Affiliates is party, whether written or oral, in each case for the benefit of any director, former director, employee or former employee of the Company or any of its Subsidiaries. No Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside of the United States.

             (ii)  With respect to each material Benefit Plan and each Benefit Plan (whether or not material) that is intended to be tax-qualified under Section 401(a) or Section 501(c)(9) of the

    Code, the Company has heretofore delivered or made available to Buyer true and complete copies of each of the following documents: (1) a copy of the Benefit Plan and any amendments thereto (or if the Benefit Plan is not a written plan, a description thereof); (2) a copy of the two (2) most recent annual reports and actuarial reports, if required under ERISA; (3) a copy of the most recent Summary Plan Description, if required under ERISA with respect thereto; (4) if the Benefit Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof; and (5) the most recent determination letter received from the Internal Revenue Service (the "IRS") with respect to each Benefit Plan intended to qualify under Section 401 of the Code.

            (iii)  Except as set forth in Section 3.02(r)(iii) of the Company Disclosure Schedule, no claim has been made, or to the Knowledge of the Company threatened, against the Company or any of its Subsidiaries related to any Benefit Plan, including, without limitation, any claim related to the purchase of employer securities or to expenses or fees paid under any defined contribution pension plan other than ordinary course claims for benefits.

            (iv)  No Benefit Plan is subject to Title IV of ERISA or described in Section 3(37) of ERISA, and none of the Company, any of its Subsidiaries or any of their ERISA Affiliates has at any time within the past six (6) years sponsored or contributed to, or has or had within the past six (6) years any liability or obligation in respect of, any plan subject to Title IV or described in Section 3(37) of ERISA. The Company has not incurred any current or projected liability in respect of post-retirement health, medical or life insurance benefits for the Employees, except as required to avoid an excise tax under Section 4980B of the Code or comparable State benefit continuation laws. The Company or its Subsidiaries may amend or terminate any Benefit Plan that provides for retiree medical or life benefits at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

             (v)  Each Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code and the related trust have received a favorable determination letter from the IRS as to qualification of the Benefit Plan under Section 401(a) of the Code and exemption of the related trust from taxation under Section 501(a) of the Code that has not been revoked, and no circumstances exist and no events have occurred that could reasonably be expected to adversely affect the qualified status of any such Benefit Plan or the tax exempt status of the related trust. To the extent any Benefit Plan is required to be funded under ERISA or the Code, it is so funded and all contributions required to be made by applicable law have been timely made. Any voluntary employees' beneficiary association within the meaning of Section 501(c)(9) of the Code that provides benefits under a Benefit Plan has (x) received an opinion letter from the IRS recognizing its exempt status under Section 501(c)(9) of the Code and (y) filed a timely notice with the IRS pursuant to Section 505(c) of the Code, and neither the Company nor any of its Subsidiaries is aware of circumstances that could reasonably be expected to result in the loss of such exempt status under Section 501(c)(9) of the Code.

            (vi)  None of the Company, any of its Subsidiaries, any Benefit Plan, any trust created under any Benefit Plan, or any trustee or administrator of any Benefit Plan has engaged in a transaction in connection with which the Company or any of its Subsidiaries, any plan, any such trust, or any trustee or administrator thereof, or any party dealing with any plan or any such trust could reasonably be expected to be subject to either a material civil penalty assessed pursuant to Sections 409 or 502(i) of ERISA or a material tax imposed pursuant to Sections 4975 or 4976 of the Code.

           (vii)  Each Benefit Plan that is a "nonqualified deferred compensation plan" within the meaning of Section 409A of the Code and associated Treasury Department guidance has (1) between January 1, 2005 and December 31, 2008, been operated in all material respects in good faith compliance with Section 409A of the Code and Notice 2005-01 and (2) since January 1, 2009 (or such later date permitted under applicable guidance), been operated in compliance with, and is in documentary compliance with, in all material respects, Section 409A of the Code and IRS regulations and guidance thereunder. All Company Options granted by the Company or any of its Subsidiaries to any current or former employee or director have been granted with a per share exercise price at least equal to the fair market value of the underlying stock on the date the Company Option was granted, within the meaning of Section 409A of the Code and associated Treasury Department guidance.

          (viii)  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will, either alone or in conjunction with any other event, (A) result in any payment (including severance, unemployment compensation, "excess parachute payment" (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former employee, officer or director of the Company or any of its Subsidiaries under any Benefit Plan or otherwise, (B) increase any benefits otherwise payable under any Benefit Plan, (C) result in any acceleration of the time of payment or vesting of any such benefits, (D) require the funding or increase in the funding of any such benefits or (E) result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust. Neither the Company nor any of its Subsidiaries has taken, or permitted to be taken, any action that required, and no circumstances exist that will require the funding, or increase in the funding, of any benefits, or will result, in any limitation on the right of the Company or any of its Subsidiaries to amend, merge or terminate any Benefit Plan or receive a reversion of assets from any Benefit Plan or related trust.

          (s)    Risk Management Instruments.    Since December 31, 2007, all material derivative instruments, including, swaps, caps, floors and option Contracts, whether entered into for the account of the Company or any of its Subsidiaries or for the account of a customer of the Company or any of its Subsidiaries, were entered into (i) only in the ordinary course of business and consistent with past practice, (ii) in accordance with prudent banking practices and in all material respects with all applicable Laws and with the rules, regulations and policies of applicable Governmental Entities, and (iii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or one of its Subsidiaries, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other party thereto, is in breach of any of its material obligations under any such Contract or arrangement. The financial position of the Company and any of its Subsidiaries, as applicable, on a consolidated basis under or with respect to each such derivative instrument has been reflected in its books and records and the books and records of such Subsidiaries in accordance with GAAP consistently applied.

          (t)    Agreements with Regulatory Agencies.    Except as set forth in Section 3.02(t) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any capital directive by, or has adopted any board resolutions at the request of, any Governmental Entity or SRO (each item in this sentence, a "Regulatory Agreement"), nor has the Company or any of its Subsidiaries been advised in writing, or, to the Knowledge of the Company, orally, since December 31, 2009 by any Governmental Entity or SRO that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement. The Company and each Subsidiary are in compliance in all material respects with each Regulatory Agreement to which it is a party or subject, and since December 31, 2009 neither the Company nor any of its Subsidiaries has received any notice from any Governmental Entity or SRO indicating that either the Company or any of its Subsidiaries is not in compliance in all material respects with any such Regulatory Agreement.

          (u)    Environmental Liability.    The Company and its Subsidiaries have at all times, and at the Closing Date will have, complied in all material respects with all Laws, regulations, ordinances, requirements of any Governmental Entity, and orders relating to public health, safety or the environment ("Environmental Laws") (including all laws, regulations, ordinances and orders relating to releases, discharges, emissions or disposals to air, water, land or groundwater, to the withdrawal or use of groundwater, to the use, handling or disposal of polychlorinated biphenyls, asbestos, mold or urea formaldehyde, to the treatment, storage, disposal or management of, or to exposure to, any substance regulated pursuant to any Environmental Law, including any hazardous substances, pollutants, contaminants, toxic, hazardous or other controlled, prohibited or regulated substances ("Hazardous Substances")). In addition, and irrespective of such compliance, neither the Company nor any of its Subsidiaries is subject to any liability for any exposure to any Hazardous Substance or any contamination, environmental remediation or clean-up obligations pursuant to any Environmental Law including any liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), or the Resource Conservation and Recovery Act of 1976, in each case which liability, individually or in the aggregate, would reasonably be expected to have a material impact on the consummation of the transactions contemplated by this Agreement. There are no legal, administrative, arbitral or other proceedings, claims, actions or notices of any nature seeking to impose, or that would reasonably be expected to result in the imposition of, on the Company or any of its Subsidiaries, any liability or obligation of the Company or any of its Subsidiaries with respect to any Environmental Law. There is no private or governmental, environmental health or safety investigation or remediation activity of any nature arising under any Environmental Law pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any property in which the Company or any of its Subsidiaries has taken a security interest, to the Knowledge of the Company there is no reasonable basis for, or circumstances that would reasonably be expected to give rise to, any such proceeding, claim, action, investigation or remediation; and neither the Company nor any of its Subsidiaries is subject to any agreement, letter or memorandum or Order by or with any Governmental Entity or any indemnity or other Contract with any third party that would reasonably be expected to impose any such environmental obligation or liability. No property currently or formerly owned or operated by the Company or any of its Subsidiaries was contaminated with any Hazardous Substance during or prior to such period of ownership or operation in a manner that would result in any liability that could reasonably be expected to have, individually or in the aggregate, a material impact on the Company or any of its Subsidiaries, taken as a whole, or a material impact on the consummation of the transactions contemplated by this Agreement. The Company has made available to Purchaser copies of all material environmental reports, studies, assessments, sampling data and other material environmental documents in its possession as of the date hereof relating to the Company, its Subsidiaries or their current or former properties and properties in which the Company or any of its Subsidiaries has taken a security interest having a book value in excess of $1,000,000. Each of the Company and each of its Subsidiaries complies with all FDIC guidelines concerning environmental due diligence and risk management in lending, loan administration, workout and foreclosure activities including FDIC Bulletin FIL-14-93, and update FIL-98-2006.

          (v)    Loan Portfolio.

              (i)  Except as set forth in Section 3.02(v) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to any written or oral (1) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans"), other than any Loan the unpaid principal balance of which does not exceed $250,000, under the terms of which the obligor was, as of January 31, 2012, over ninety (90) days delinquent in payment of principal or interest or, to the Knowledge of the Company, in default of any other material provision or (2) Loan in excess of $50,000 with any director, executive officer or five percent or greater stockholder of the Company or any of its Subsidiaries, or to the Knowledge of the Company, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 3.02(v) of the Company Disclosure Schedule sets forth (A) all of the Loans in original principal amount in excess of $250,000 of the Company or any of its Subsidiaries that as of January 31, 2012 were classified by the Company as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans," "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan as of January 31, 2012 and the identity of the borrower thereunder (and since December 31, 2009 there have been no such classifications by any Governmental Entity that are not so classified by the Company), (B) by category of Loan (i.e., commercial, consumer, etc.), all the other Loans of the Company or any of its Subsidiaries that as of January 31, 2012 were classified as such, together with the aggregate principal amount of and aggregate accrued and unpaid interest on such Loans by category as of January 31, 2012, and (C) each asset of the Company that as of January 31, 2012 was classified as "Other Real Estate Owned" and the book value thereof.

             (ii)  Each Loan of the Company or any of its Subsidiaries in original principal amount in excess of $100,000 (1) is evidenced by notes, Contracts or other evidences of indebtedness that are true, genuine and what they purport to be, (2) to the extent secured, has been secured by valid Encumbrances which have been perfected and (3) to the Knowledge of the Company, is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception.

            (iii)  Each outstanding Loan (including Loans held for resale to investors) has been solicited and originated and is administered and serviced (to the extent administered and serviced by the Company or any of its Subsidiaries), and the relevant Loan files are being maintained in all material respects in accordance with the relevant loan documents, the underwriting standards of the Company and its Subsidiaries (as applicable) (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of federal, state and local Laws, regulations and rules.

            (iv)  Except as set forth in Section 3.02(v)(iv) of the Company Disclosure Schedule, none of the Contracts pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein, or entitle the buyer of such Loans or pools of Loans or participations in Loans or pools of Loans or any other Person to pursue any other form of recourse against the Company or its Subsidiaries. Since December 31, 2009, there has not been any claim made by any such buyer or other Person for repurchase or other similar form of recourse against the Company or any of its Subsidiaries.

             (v)  Each of the Company and each of its Subsidiaries, as applicable, is approved by and is in good standing: (1) as a supervised mortgagee by the Department of Housing and Urban Development to originate and service Title I FHA mortgage loans; (2) as a GNMA I and II Issuer by the Government National Mortgage Association; (3) by the Department of Veteran's Affairs ("VA") to originate and service VA loans; and (4) as a seller/servicer by the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation to originate and service conventional residential mortgage Loans (each such entity being referred to herein as an "Agency" and, collectively, the "Agencies").

            (vi)  Except as set forth in Section 3.02(v)(vi) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is now nor has it ever been since December 31, 2010 subject to any fine, suspension, settlement or other Contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Agency relating to the origination, sale or servicing of mortgage or consumer Loans. Neither the Company nor any of its Subsidiaries has received any notice, nor does it have any reason to believe as of the date of this Agreement, that any Agency proposes to limit or terminate the underwriting authority of the Company or any of its Subsidiaries or to increase the guarantee fees payable to any such Governmental Entity or Agency.

           (vii)  Each of the Company and each of its Subsidiaries is in compliance in all material respects with all applicable federal, state and local Laws, rules and regulations, including the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act and all Agency and other investor and mortgage insurance company requirements, relating to the origination, sale and servicing of mortgage and consumer Loans.

          (viii)  To the Knowledge of the Company, each Loan included in a pool of Loans originated, acquired or serviced by the Company or any of its Subsidiaries (a "Pool") meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and loan guaranty certificates) for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with all applicable laws, rules and regulations, except where the time for certification or recertification has not yet expired. To the Knowledge of the Company, no Pools have been improperly certified, and no Loan has been bought out of a Pool without all required approvals of the applicable investors.

          (w)    Mortgage Banking Business.

              (i)  Since December 31, 2008, each of the Company and each of its Subsidiaries has complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated by the Company or any of its Subsidiaries satisfied, in all material respects: (1) all applicable Laws with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, loan modification, loss mitigation or filing of claims in connection with such mortgage loans, including, to the extent applicable, all Laws relating to real estate settlement procedures, consumer credit protection, truth in lending Laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, in each case applicable as of the time of such origination, processing, underwriting or credit approval; (2) the responsibilities and obligations relating to such mortgage loans set forth in any Contract between the Company or any of its Subsidiaries and any Agency, loan investor or insurer; (3) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, loan investor or insurer, in each case applicable as of the time of such origination, processing, underwriting or credit approval; and (4) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each such mortgage loan, in each case applicable as of the time of such origination, processing, underwriting or credit approval.

             (ii)  Each of the Company and each of its Subsidiaries, as applicable, is approved by and is in good standing as a seller/servicer by the Federal National Mortgage Association to originate and service conventional residential mortgage loans.

            (iii)  Since December 31, 2008, no Agency, loan investor or insurer has indicated in writing to the Company or any of its Subsidiaries that it has terminated or intends to terminate its relationship with the Company or any of its Subsidiaries for poor performance, poor loan quality or concern with respect to the Company's or any of its Subsidiaries' compliance with laws.

            (iv)  Since December 31, 2008, the Company and its Subsidiaries have not engaged in, and, to the Knowledge of the Company, no third-party vendors (including outside law firms and other third-party foreclosure services providers, collectively, the "Mortgage Vendors") used by the Company or by any of its Subsidiaries has engaged in, directly or indirectly, (1) any foreclosures in violation of any applicable Law, including but not limited to the Servicemembers Civil Relief Act, or in breach of any binding Contract or (2) the conduct referred to as "robo-signing" or any other similar conduct of approving or notarizing documents relating to mortgage loans that do not comply with any applicable Law.

             (v)  Each of the Company and each of its Subsidiaries, and, to the Knowledge of the Company, the Mortgage Vendors, is and has been in compliance in all respects with the standards of conduct set forth in the several Consent Orders, dated April 13, 2011, issued by the OCC in connection with its interagency horizontal review of major residential mortgage services as set forth in Section 3.02(w)(v) of the Company Disclosure Schedule.

          (x)    Insurance.    Each of the Company and each of its Subsidiaries maintains, and has maintained for the two (2) years prior to the date of this Agreement, insurance underwritten by insurers of recognized financial responsibility, of the types and in the amounts that the Company and its Subsidiaries reasonably believe are adequate for their respective businesses, including insurance covering all real and personal property owned or leased by the Company or any of its Subsidiaries against theft, damage, destruction, acts of vandalism and all other risks customarily insured against, with such deductibles as are customary for companies in the same or similar business. True, correct and complete copies of all policies and binders of insurance currently maintained in respect of the assets, properties, business, operations, employees, officers or directors of the Company and its Subsidiaries, excluding such policies pursuant to which the Company, any of its Subsidiaries or an Affiliate of any of them acts as the insurer and which are identified with respective expiration dates on Section 3.02(x) of the Company Disclosure Schedule (collectively, the "Company Insurance Policies"), and all written correspondence relating to any material claims made since December 31, 2009 under the Company Insurance Policies, have been previously made available to Purchaser. All of the Company Insurance Policies are in full force and effect, the premiums due and payable thereon have been or will be timely paid through the Closing Date, and there is no breach or default (and no condition exists or event has occurred which, with the giving of notice or lapse of time or both, would constitute such a breach or default) by the Company or any of its Subsidiaries under any of the Company Insurance Policies or, to the Knowledge of the Company, by any other party to the Company Insurance Policies, except for any such breach or default that would not reasonably be expected to have, individually or in the aggregate, a material impact on the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has received any written notice of cancellation or non-renewal of any Company Insurance Policy nor, to the Knowledge of the Company, is the termination of any such policies threatened.

          (y)    Intellectual Property.    The Company and its Subsidiaries own or otherwise have the right to use all (i) United States and foreign patents, patent applications and statutory invention registrations, including reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof; (ii) copyrightable works, the copyrights therein and thereto (including copyrights in software and databases), and all applications therefor, and all renewals, extensions, restorations and reversions thereof; (iii) know-how, trade secrets, inventions, discoveries and other unpatented or unpatentable proprietary or confidential information, including systems, methods or procedures (collectively, "Trade Secrets"); and (iv) trademarks, service marks, trade names, trade dress, logos, corporate names, domain names and symbols, slogans and other indicia of source or origin, including the goodwill of the business symbolized thereby or associated therewith (collectively, "Proprietary Rights") used in or necessary for the conduct of the business of the Company and its Subsidiaries as now conducted or as would reasonably be expected to be conducted in the future consistent with general banking business in the United States. Section 3.02(y) of the Company Disclosure Schedule sets forth a true and complete list of all registered and applied-for Proprietary Rights that are owned or purported to be owned by the Company or any of its Subsidiaries as of the date hereof (together with all other Proprietary Rights owned by or purported to be owned by the Company or any of its Subsidiaries, the "Company Proprietary Rights"). One of the Company or one of its Subsidiaries exclusively owns each of the Company Proprietary Rights, free and clear of all Encumbrances. The Company Proprietary Rights are valid, subsisting and enforceable. Neither the Company nor any of its Subsidiaries is infringing, misappropriating or otherwise violating the rights of any Person in any Proprietary Rights, nor has the Company or any of its Subsidiaries since December 31, 2005 infringed, misappropriated or otherwise violated the rights of any Person in any Proprietary Rights other than in a de minimis respect and, to the Knowledge of the Company, no Person is infringing, misappropriating or violating, nor has any Person infringed, misappropriated or violated since December 31, 2005 any of the Company Proprietary Rights. Except as Previously Disclosed, since December 31, 2005, no charges, claims, proceedings or litigation have been asserted or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries contesting the ownership, enforceability, or validity of any of the Company Proprietary Rights or challenging or questioning the right of the Company and its Subsidiaries to use the Proprietary Rights of any Person, and, to the Knowledge of the Company, no valid basis exists for the assertion of any such charge, claim, proceeding or litigation. All licenses and other Contracts to which the Company or any of its Subsidiaries is a party relating to Proprietary Rights are in full force and effect and constitute valid, binding and enforceable obligations of the Company or such Subsidiary, subject to the Bankruptcy and Equity Exception, as the case may be, and there have not been and there currently are not any defaults (or any event which, with notice or lapse of time, or both, would constitute a default) by the Company or any of its Subsidiaries under any license or other Contract affecting Proprietary Rights used in or necessary for the conduct of the business of the Company or any of its Subsidiaries as now conducted or as would reasonably be expected to be conducted in the future consistent with general banking business in the United States. The validity, continuation and effectiveness of all licenses and other Contracts relating to the Proprietary Rights used in or necessary for the conduct of the business of the Company and its Subsidiaries as now conducted or as would reasonably be expected to be conducted in the future consistent with general banking business in the United States, the current terms thereof, and the rights of the Company or any of its Subsidiaries in and to the Company Proprietary Rights will not be adversely affected by the consummation of the transactions contemplated by this Agreement. The Company and its Subsidiaries have taken commercially reasonable measures to protect the Proprietary Rights used in their businesses, including the confidentiality and value of all Trade Secrets that are owned, used or held by the Company and its Subsidiaries, including by maintaining policies that require employees, licensees, consultants or other third parties with access to such Trade Secrets to keep such Trade Secrets confidential ("Confidentiality Policies"). To the Knowledge of the Company, such Confidentiality Policies have not been violated by any employees, licensees, consultants or other third parties who have been granted access to such Trade Secrets. The computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, network equipment, data communication lines and all other computerized or information technology equipment (collectively, the "IT Assets") of the Company and its Subsidiaries operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company and its Subsidiaries in connection with their business, and have not materially malfunctioned or failed within the past three (3) years. To the Knowledge of the Company, since December 31, 2008, no Person has gained unauthorized access to the IT Assets. The Company and its Subsidiaries have implemented and have verifiable functionality of reasonable identity management, backup, archive, security and disaster recovery technology and processes consistent with industry practices. The Company and its Subsidiaries have taken commercially reasonable measures, directly or indirectly, to ensure the confidentiality, privacy and security of confidential employee, customer financial and other information, and are compliant with all applicable Law with respect to data protection and privacy.

          (z)    Anti-takeover Provisions Not Applicable.    The Company has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, any anti-takeover or similar provisions of the certificate of incorporation of the Company and its bylaws and the requirements of any "moratorium," "control share," "fair price," "affiliate transaction," "business combination" or other antitakeover Laws and regulations of any jurisdiction (collectively, "Takeover Laws"), including Section 203 of the DGCL. The Company has taken all action required to be taken by it in order to make this Agreement, the Merger and the other transactions contemplated hereby and thereby comply with, and this Agreement, the Merger and the other transactions contemplated hereby do comply with, the requirements of any provisions of its certificate of incorporation or bylaws concerning "business combination," "fair price," "voting requirement," "constituency requirement" or other related provisions. The Company is not subject to Section 203 of the DGCL.

          (aa)    Knowledge as to Conditions.    As of the date of this Agreement, neither the Company nor any of its Subsidiaries knows of any reason relating to the Company or its Subsidiaries why any Requisite Regulatory Consent and, to the extent necessary, any other approvals, authorizations, filings, registrations and notices required for the consummation of the Merger, the Bank Merger and the transactions contemplated by this Agreement will not be obtained or that any Requisite Regulatory Consent will not be granted reasonably promptly and without the imposition of a Burdensome Condition, provided, however, that the Company does not make any representation or warranty with respect to the management, capital, ownership structure, regulatory status or any other aspect of Purchaser or any of its Affiliates.

          (bb)    Brokers and Finders.    Except that the Company has employed Sandler O'Neill + Partners, L.P. as its financial advisor, none of the Company, any of its Subsidiaries or any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for the Company or any of its Subsidiaries, in connection with this Agreement or the transactions contemplated hereby.

          (cc)    Related Party Transactions.

              (i)  Except as set forth in Section 3.02(cc) of the Company Disclosure Schedule or as part of the normal and customary terms of an individual's employment or service as a director, neither the Company nor any of its Subsidiaries is party to any extension of credit (as debtor, creditor, guarantor or otherwise), Contract for goods or services, lease or other Contract with any (A) Affiliate, (B) insider or related interest of an insider, (C) stockholder owning five percent (5%) or more of the outstanding Common Stock or related interest of such a stockholder or (D) employee who is not an executive officer (other than credit and consumer banking transactions in the ordinary course of business) (each, a "Related Party Contract"). For purposes of the preceding sentence, the terms "insider," "related interest," and "executive officer" shall have the meanings assigned in the Federal Reserve's Regulation O.

             (ii)  Each of the Company, Bank and each of the Company's other Subsidiaries is in compliance with, and has since December 31, 2006, complied with, Sections 23A and 23B of the Federal Reserve Act, its implementing regulations, and the Federal Reserve's Regulation O.

          (dd)    Customer Relationships.

              (i)  Each trust or wealth management customer of the Company or any of its Subsidiaries has been in all material respects originated and serviced (1) in conformity with the applicable policies of the Company and its Subsidiaries, (2) in accordance with the terms of any applicable Contract governing the relationship with such customer, (3) in accordance with any instructions received from such customers and their authorized representatives and authorized signers, (4) consistent with each customer's risk profile; and (5) in compliance with all applicable Laws and the Company's and its Subsidiaries' constituent documents, including any policies and procedures adopted thereunder. Each Contract governing a relationship with a trust or wealth management customer of the Company or any of its Subsidiaries has been duly and validly executed and delivered by the Company and each Subsidiary and, to the Knowledge of the Company, the other contracting parties, each such Contract constitutes a valid and binding obligation of the parties thereto, except as such enforceability may be limited by the Bankruptcy and Equity Exception, and the Company and its Subsidiaries and the other parties thereto have duly performed in all material respects their obligations thereunder and the Company and its Subsidiaries and, to the Knowledge of the Company, such other person is in compliance with each of the terms thereof.

             (ii)  Neither the Company nor any of its Subsidiaries is a registered broker-dealer under the Exchange Act or is required to be so registered.

            (iii)  No Contract governing a relationship with a trust or wealth management customer of the Company or any of its Subsidiaries provides for any material reduction of fees charged (or in other compensation payable to the Company or any of its Subsidiaries thereunder) by reason of this Agreement.

            (iv)  (1) None of the Company, any of its Subsidiaries or any of their respective directors, officers or employees is the beneficial owner of any interest in any of the accounts maintained on behalf of any trust or wealth management customer of the Company or any of its Subsidiaries and (2) none of the directors, officers and employees of the Company or any of its Subsidiaries is a party to any Contract pursuant to which it is obligated to provide service to, or receive compensation or benefits from, any of the trust or wealth management customers of the Company or any of its Subsidiaries after the Closing Date.

             (v)  Each account opening document, margin account agreement, investment advisory agreement and customer disclosure statement with respect to any trust or wealth management customer of the Company or any of its Subsidiaries conforms in all material respects to the forms provided to Purchaser prior to the Closing Date.

            (vi)  All other books and records primarily related to the trust and wealth management businesses of each of the Company and each of its Subsidiaries include documented risk profiles signed by each such customer.

          (ee)    Investment Adviser Subsidiaries; Clients.    Each of the Company's Subsidiaries that provides investment management, investment advisory or sub-advisory services (including management and advice provided to separate accounts and participation in wrap fee programs) (an "Advisory Entity") (1) has operated since December 31, 2005 and is currently operating in compliance with all Laws applicable to it or its business and (2) has all registrations, permits, licenses, exemptions, orders and approvals required for the operation of its business or ownership of its properties and assets substantially as currently conducted. There is no action, suit or proceeding pending or, to the Knowledge of the Company, threatened, and there is no investigation pending or, to the Knowledge of the Company, threatened, that would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, permits, licenses, exemptions, orders and approvals.

              (i)  Each Advisory Entity has been since December 31, 2005 and is in all material respects in compliance with each Contract for services provided in its capacity as an Advisory Entity (an "Advisory Contract") to which it is a party.

             (ii)  Each of the Advisory Entity accounts subject to ERISA of (1) the party to an Advisory Contract other than the applicable Advisory Entity or (2) any other advisory client of an Advisory Entity for purposes of the Investment Advisers Act of 1940 (the "Investment Advisers Act") (each of (1) and (2), an "Advisory Client") has been managed by the applicable Advisory Entity in all material respects in compliance with the applicable requirements of ERISA.

            (iii)  None of the Advisory Entities nor any "person associated with an investment adviser" (as defined in the Investment Advisers Act) of any of them is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment adviser or as a person associated with a registered investment adviser. There is no proceeding pending or, to the Knowledge of the Company, threatened that would reasonably be expected to result in any such ineligibility.

            (iv)  The Company has made available to Purchaser true and complete copies of each Uniform Application for Investment Adviser Registration on Form ADV filed since December 31, 2005 by each Advisory Entity, reflecting all amendments thereto filed with the SEC to the date hereof (each, a "Form ADV"). The Forms ADV are in compliance in all material respects with the applicable requirements of the Investment Advisers Act and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading at the time such statements were made. Since December 31, 2005, each Advisory Entity has made available to each Advisory Client its Form ADV to the extent required by the Investment Advisers Act.

             (v)  Customer complaints that have been made since December 31, 2005 against any Advisory Entity, or any of its registered representatives, are set forth in Section 3.02(ee)(v) of the Company Disclosure Schedule and copies of each such complaint have been furnished or made available to Purchaser. Customer complaints that are pending as of the date of this

    Agreement are appropriately noted in Section 3.02(ee)(v) of the Company Disclosure Schedule. The balance sheet of the Company included in the Financial Statements contains adequate accruals to the extent required by GAAP for the costs (including costs of settlement, judgments and attorneys' fees and expenses) to be incurred by the Company in connection with all such customer complaints pending as of such date. Subject to applicable Laws, the Company shall reasonably promptly notify Purchaser of any customer complaints against any Advisory Entity or any of its registered representatives received following the date of this Agreement and provide copies of each such complaint and all correspondence related thereto to Purchaser.

            (vi)  The Company has made available to Purchaser true and complete copies of all deficiency letters and inspection reports or similar documents furnished to any Advisory Entity by the SEC since December 31, 2005 and such Advisory Entity's responses thereto, if any.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

        Section 4.01    Representations and Warranties of Purchaser and Merger Sub.    Purchaser and Merger Sub hereby represent and warrant to the Company, that, except as Previously Disclosed:

        (a)    Organization, Good Standing and Qualification.    Each of Purchaser and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and each of Purchaser and Merger Sub has the power and authority and governmental authorizations to own its properties and assets and to carry on its business in all material respects as it is now being conducted.

        (b)    Authorization.

          (i)    No vote of holders of capital stock of Purchaser is necessary to approve this Agreement and the Merger and the other transactions contemplated hereby, including under any applicable Law or the requirements of any SRO or stock exchange. Each of Purchaser and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, and to consummate the Merger and the other transactions contemplated hereby except for the approval of this Agreement by Purchaser as the sole stockholder of Merger Sub (which approval of Purchaser shall occur, and shall be effective, no later than 11:59 p.m. (Pacific Time) on the date hereof). This Agreement has been duly executed and delivered by each of Purchaser and Merger Sub and, assuming due authorization, execution and delivery by the Company, is a valid and binding agreement of Purchaser and Merger Sub, enforceable against each of Purchaser and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception. No other corporate proceedings, other than the approval by Purchaser as the sole stockholder of Merger Sub, are necessary for the execution and delivery by each of Purchaser and Merger Sub of this Agreement, the performance by them of their respective obligations hereunder or the consummation by them of the transactions contemplated hereby.

          (ii)   Neither the execution, delivery and performance by Purchaser and Merger Sub of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by Purchaser and Merger Sub with any of the provisions hereof, will (1) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Encumbrance upon any of the properties or assets of Purchaser or any of its Subsidiaries under any of the terms, conditions or provisions of (x) the certificate of incorporation and bylaws (or similar governing documents) of Purchaser or any of its Subsidiaries or (y) any material Contract to which Purchaser or any of its Subsidiaries is a party or by which it may be bound, or to which Purchaser or any of its Subsidiaries or any of the properties or assets of Purchaser or any of its Subsidiaries may be subject, or (2) subject to compliance with the statutes and regulations referred to in Section 4.01(b)(iii), violate any Law or Order applicable to Purchaser or any of its Subsidiaries or any of their respective properties or assets, except in the case of clauses (1)(y) and (2) as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

          (iii)  Other than (w) as may be required by the securities or "blue sky" laws of the various states, (x) an approval application to and a notification filing with the Japan Financial Services Agency (the "JFSA") by Purchaser and its Affiliates and of JFSA approval (the "JFSA Approval"), (y) the filing of the Delaware Certificate of Merger or (z) the Regulatory Consents, no notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, or expiration or termination of any statutory waiting period, is necessary in connection with Purchaser's and Merger Sub's execution, delivery or performance of this Agreement, and the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby. A list of all Regulatory Consents that, to the knowledge of Purchaser, are required by Purchaser, Merger Sub or any of their Affiliates as of the date hereof is disclosed in Section 4.01(b)(iii) of the Purchaser Disclosure Schedule.

        (c)    Brokers and Finders.    Except that Purchaser has employed Morgan Stanley & Co., LLC as its financial advisor, none of Purchaser, its Affiliates or any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Purchaser, in connection with this Agreement or the transactions contemplated hereby.

        (d)    Knowledge as to Conditions.    As of the date of this Agreement, Purchaser knows of no reason relating to Purchaser or its Subsidiaries why any Requisite Regulatory Consent or the JFSA Approval or and, to the extent necessary, any other approvals, authorizations, filings, registrations and notices required for the consummation of the Merger, the Bank Merger and the transactions contemplated by this Agreement will not be obtained or that any Requisite Regulatory Consent or the JFSA Approval will not be granted reasonably promptly and without the imposition of a Burdensome Condition; provided, however, that Purchaser does not make any representation or warranty with respect to the management, capital, ownership structure, regulatory status or any other aspect of the Company or any of its Subsidiaries or Affiliates.

        (e)    Available Funds.    As of the Closing, Purchaser will have immediately available to it all funds necessary for the payment to the Paying Agent of the Exchange Fund and to satisfy all of the other obligations of Purchaser and Merger Sub under this Agreement.

        (f)    Compliance with Laws.    The business of Purchaser's ultimate parent company and each of such parent company's Subsidiaries, including Purchaser and Merger Sub, has not been since December 31, 2009, and is not being, conducted in violation of any applicable Law, except for violations that, individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect, (i) such parent company and each of its Subsidiaries, including Purchaser and Merger Sub, has all permits, licenses, franchises, authorizations, orders and approvals of, and have made all filings, applications and registrations with, Governmental Entities and SROs that are required in order to permit them to own or lease their properties and assets and to carry on their business as presently conducted, (ii) each of such parent company and each of its Subsidiaries, including Purchaser and Merger Sub, has since December 31, 2009 complied in all respects with and is not in default or violation in any respect of, and none of them is, to the knowledge of Purchaser, under investigation with respect to, or, to the knowledge of Purchaser, has been threatened to be charged with or given notice of, any violation of, any applicable Law or Order of any Governmental Entity or SRO and (iii) other than statutory or regulatory restrictions of general application, no Governmental Entity or SRO has placed any restriction on the business or properties of such parent company or any of its Subsidiaries, including Purchaser and Merger Sub, that remains in effect as of the date hereof.

        (g)    Agreements with Regulatory Agencies.    Except as set forth in Section 4.01(g) of the Purchaser Disclosure Schedule, as of the date hereof, neither Purchaser's ultimate parent company nor any of such parent company's Subsidiaries, including Purchaser and Merger Sub, is subject to any Regulatory Agreement, nor has Purchaser's ultimate parent company nor any of such parent company's Subsidiaries, including Purchaser and Merger Sub, been advised in writing since December 31, 2009 by any Governmental Entity or SRO that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect. Purchaser's ultimate parent company and each of such parent company's Subsidiaries, including Purchaser and Merger Sub, are in compliance in all material respects with each Regulatory Agreement to which each is a party or subject, and since December 31, 2010 neither Purchaser's ultimate parent company nor any of such parent company's Subsidiaries, including Purchaser and Merger Sub, has received any written notice from any Governmental Entity or SRO indicating that either Purchaser's ultimate parent company or any of such parent company's Subsidiaries, including Purchaser and Merger Sub, is not in compliance in all material respects with any such Regulatory Agreement, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

        (h)    No Prior Activities.    Except in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Merger Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

        (i)    Litigation.    There are no pending or, to the knowledge of Purchaser, threatened, legal, administrative, arbitral or other proceedings, claims, actions, or, to the knowledge of Purchaser, pending or threatened governmental or regulatory investigations of any nature (1) against Purchaser's ultimate parent company or any of such parent company's Subsidiaries, including Purchaser and Merger Sub, (excluding those of the type contemplated by the following clause (2)) except as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect, or (2) challenging the validity or propriety of the transactions contemplated by this Agreement. There is no material injunction, order, judgment, decree or regulatory restriction imposed upon such parent company or any of its Subsidiaries, including Purchaser and Merger Sub, or any of their respective assets, except as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

        Section 5.01    Conduct of Businesses Prior to the Effective Time.    Except as Previously Disclosed, as expressly permitted by this Agreement, as required by applicable Law, or with the prior written consent of Purchaser, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course of business, consistent with past practice, (b) use reasonable best efforts to maintain and preserve its business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, landlord, Employees and business associates, to keep available the services of its and its Subsidiaries' Employees and to maintain its branch network and (c) not take any action that would reasonably be expected to materially delay or delay beyond the Outside Date the obtainment by any of the Company, Purchaser or Merger Sub of any necessary approvals of any Governmental Entity or SRO required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby. Except as required by applicable Law or with the prior written consent of the Company, during the period from the date of this Agreement to the Effective Time, Purchaser and Merger Sub shall not, and shall not permit any of their Affiliates to, take any action that would reasonably be expected to materially delay or delay beyond the Outside Date the obtainment by any of the Company, Purchaser or Merger Sub of any necessary approvals of any Governmental Entity or SRO required for the transactions contemplated hereby.

        Section 5.02    Company Forbearances.    During the period from the date of this Agreement to the Effective Time, except as Previously Disclosed, as expressly permitted by this Agreement or as required by applicable Law, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Purchaser (which consent shall not, in the case of subsections (c), (d), (i), (j)(ii), (k), (n), (o)(ii), (p), (q), (s) and (u) (in the case of subsection (u), to the extent in respect of one of the other subsections listed in this parenthetical), be unreasonably withheld, delayed or conditioned):

          (a)   Other than pursuant to the Treasury Warrants or in connection with the exercise or settlement of Company Options, Company Restricted Shares or Company Stock Award, in each case that are outstanding as of the date of this Agreement, (i) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock or (ii) authorize or cause any additional shares of its stock to become subject to new grants.

          (b)   (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries and dividends in respect of the outstanding trust preferred securities of the Company as of the date hereof) or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock (other than repurchases in the ordinary course of business to satisfy obligations under Benefit Plans).

          (c)   Amend the terms of, waive any material rights under, fail to use reasonable best efforts to enforce, terminate, knowingly violate the terms of or enter into any Material Contracts.

          (d)   Sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances, licenses, lapses, cancellations, abandonments or other dispositions or discontinuances in the ordinary course of business.

          (e)   Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity for a purchase price in excess of $250,000.

          (f)    Amend the certificate of incorporation or bylaws of the Company, or similar governing documents of any of its Subsidiaries.

          (g)   Implement or adopt any change in its financial or regulatory accounting principles, practices or methods, other than as required by GAAP or applicable regulatory accounting requirements.

          (h)   Except as required by the terms of any Benefit Plan existing as of the date hereof (i) increase in any manner the compensation or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of the Company or any of its Subsidiaries (collectively, "Employees"), other than increases to Employees who are not directors or executive officers of the Company or any of its Subsidiaries that are in the ordinary course of business consistent with past practice, (ii) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or Contract or employment agreement with or for the benefit of any Employee (or prospective Employees), (iii) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation, other compensation or benefits under any Benefit Plans, (iv) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Benefit Plan or (v) change any actuarial assumptions used to calculate funding obligations with respect to any Benefit Plan that is required by applicable Law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP.

          (i)    Incur or guarantee any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice and not in excess of $1,000,000.

          (j)    (i) Enter into any new line of business or (ii) materially change its lending, investment, underwriting, risk, compliance and asset/liability management and other banking and operating policies, except as required by a Governmental Entity.

          (k)   Make any material change to (i) its investment securities portfolio, derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or (ii) the manner in which such portfolio is classified or reported, except as required by a Governmental Entity.

          (l)    Settle any action, suit, claim or proceeding against it or any of its Subsidiaries, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of $1,000,000 and that would not (i) impose any restriction on it or its Subsidiaries or on Purchaser or any of its Affiliates or (ii) create precedent for claims that is reasonably likely to be material to it or its Subsidiaries.

          (m)  Make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility other than such applications that have been submitted and announced as of the date of this Agreement.

          (n)   Make or change any material Tax election, change or consent to any change in its or its Subsidiaries' material method of accounting for Tax purposes, settle or compromise any material Tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of Taxes, surrender any right to claim a refund for a material amount of Taxes, or file any material amended Tax Return, in each case if such action or actions, individually or in the aggregate, would increase the Tax liability of the Company or any of its Subsidiaries by a material amount.

          (o)   (i) Merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among wholly owned Subsidiaries of the Company, or restructure, reorganize or completely or partially liquidate or (ii) otherwise enter into any Contracts or arrangements imposing material changes or restrictions on its assets, operations or businesses.

          (p)   Create or incur any Encumbrance material to the Company and its Subsidiaries, taken as a whole, not incurred in the ordinary and usual course of business consistent with past practice.

          (q)   Acquire any Loans through bulk purchases that are not in the process as of the date of this Agreement or make any Loans to any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company and other than renewals and extensions of Loans outstanding as of the date of this Agreement) in excess of $10,000,000 in the aggregate.

          (r)   Make any capital contributions to or investments (other than to be held in a fiduciary or agency capacity to be beneficially owned by third Parties) in any Person in excess of $100,000 (other than to or in any direct or indirect wholly owned Subsidiary of the Company).

          (s)   Except as set forth in the capital budgets set forth in Section 5.02(s) of the Company Disclosure Schedule and consistent therewith, make or authorize any capital expenditure in excess of $100,000 per project during any twelve (12) month period.

          (t)    Take any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied.

          (u)   Agree to take, make any commitment to take, or adopt any resolutions of the Company Board in support of, any of the actions prohibited by this Section 5.02.

ARTICLE VI

ADDITIONAL AGREEMENTS

        Section 6.01    Cooperation; Regulatory Matters.

        (a)   Each of the Parties shall cooperate with each other Party and use its reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Law to consummate the Merger, the Bank Merger and other transactions contemplated by this Agreement as soon as practical, including promptly preparing and filing (or causing any required Affiliate to promptly prepare and file) all necessary documentation (the "Required Filings") to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations (including Regulatory Consents and the JFSA Approval) of all third parties, SROs and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such Regulatory Consents and the JFSA Approval, permits, consents, approvals and authorizations of all such third parties, SROs or Governmental Entities. Without limiting the generality of the foregoing, the Parties agree that all Required Filings with respect to any Requisite Regulatory Consent and the JFSA Approval shall be completed and filed no later than thirty (30) days after the date of this Agreement. The Company and Purchaser shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws, all the information relating to the Company or Purchaser, as the case may be, or any of their respective Affiliates, that appear in any Required Filings. In exercising the foregoing rights set forth in this Section 6.01(a), each of the Parties shall act reasonably and as promptly as practicable. The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties, SROs and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised on a current basis of the status of matters, and any material communication to, with or from a Governmental Entity, relating to, or reasonably likely to affect the timely completion of, the transactions contemplated by this Agreement.

        (b)   Each of Purchaser and the Company shall, upon request, furnish to the other all information concerning itself, its Affiliates, Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or Information Statement, as applicable, or any other statement, filing, notice or application made by or on behalf of Purchaser or any of its Affiliates, or the Company or any of its Subsidiaries, to any SRO or Governmental Entity in connection with the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement.

        (c)   In furtherance and not in limitation of the foregoing, each of Purchaser (and Purchaser shall cause its Subsidiaries to) and the Company (and the Company shall cause its Subsidiaries to) shall use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and (ii) avoid or eliminate each and every impediment under any applicable Law so as to enable the Closing to occur as soon as possible, including proffering to, or agreeing to, and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, lease, license, transfer, disposition, encumbering or holding separate of any assets, licenses, operations, rights, product lines, businesses or interest therein of Purchaser, the Company or any of their respective Subsidiaries; provided, however, that nothing in this Agreement, including this Section 6.01, shall require, or be construed to require, Purchaser or any of its Affiliates to (x) proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate and agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber before or after the Effective Time, any assets, licenses, operations, rights, product lines, businesses or interest therein of Purchaser, the Company or any of their respective Affiliates (or to consent to any sale, divestiture, lease, license, transfer, disposition or other encumberment by the Company of any of its assets, licenses, operations, rights, product lines, businesses or interest therein or to any agreement by the Company to take any of the foregoing actions), (y) agree to any conditions or make any commitments that are not comparable to those imposed in connection with comparable transactions in the United States and that would not be reasonably foreseeable based upon publicly available information or discussions or communications prior to the date of this Agreement involving Purchaser or any of its Affiliates and representatives of any SRO or Government Entity, or (z) agree to any material changes (including, without limitation, through a licensing arrangement) or restriction on, or other impairment of Purchaser's ability to own or operate, any of any such assets, licenses, operations, rights, product lines, businesses or interests therein or Purchaser's or any of its Affiliates' ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Surviving Corporation, in each case of clauses (x), (y) and (z), to the extent that any such actions would have a material adverse effect after the Effective Time on the Company and its Subsidiaries, taken as a whole, or on Purchaser and its Subsidiaries, taken as a whole, or on Parent's ultimate parent company, in each case measured on a scale relative to the Company and its Subsidiaries, taken as a whole (a "Burdensome Condition").

        (d)   Each of Purchaser and the Company shall promptly advise the other upon receiving (including through their respective Affiliates) any communication from any SRO or Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any Requisite Regulatory Consent or the JFSA Approval will not be obtained without the imposition of a Burdensome Condition or that the receipt of any such approval may be delayed.

        (e)   Purchaser agrees to execute and deliver, or cause to be executed and delivered, by or on behalf of the Surviving Company, at or prior to the Effective Time, one or more supplemental indentures, guarantees, and other instruments required for the due assumption of Company's outstanding debt, guarantees, securities, and other agreements listed on Section 6.01(e) of the Company Disclosure Schedule to the extent required by the terms of such debt, guarantees, securities, and other agreements.

        Section 6.02    Access to Information.

        (a)   Upon reasonable notice and subject to applicable Laws, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, directors, employees, agents and the Representatives of Purchaser, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, Contracts, commitments and records, and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Purchaser (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities Laws or federal or state banking or insurance Laws (other than reports or documents that the Company is not permitted to disclose under applicable Law) and (ii) all other information concerning its business, properties and personnel as Purchaser may reasonably request. Upon the reasonable request of the Company, Purchaser shall furnish such reasonable information about it and its Affiliates as is relevant to the Company and its shareholders in connection with the transactions contemplated by this Agreement. Neither the Company, Purchaser nor any of their respective Affiliates shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or contravene any Law, fiduciary duty or Order or binding Contract entered into prior to the date of this Agreement. The Parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

        (b)   All nonpublic information and materials provided prior to the date of this Agreement shall be subject to the provisions of the confidentiality agreement entered into between the Parties as of January 19, 2012 (the "Confidentiality Agreement") and all nonpublic information and materials provided on or after the date of this Agreement shall be subject to the provisions of the non-disclosure agreement entered into between the Parties as of the date of this Agreement (the "Non-Disclosure Agreement").

        (c)   No investigation by a party hereto or its representatives shall affect or be deemed to modify or waive any representations, warranties or covenants of the other Party set forth in this Agreement.

        Section 6.03    Employee Matters.

        (a)   Following the Closing Date, Purchaser shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of Employees who are actively employed by the Company or its Subsidiaries on the Closing Date ("Covered Employees") that provide employee benefits and compensation opportunities that, in the aggregate, are no less favorable than the employee benefits (other than severance benefits, which, for the avoidance of doubt, are governed under Section 6.03(b)) and compensation opportunities that are generally made available to similarly situated employees of Purchaser or its Subsidiaries (other than the Surviving Corporation and its Subsidiaries) (collectively, the "Purchaser Plans"), as applicable; provided that (i) with respect to retirement benefits, satisfaction of the foregoing standard shall not require that any Covered Employee be eligible to participate in any specific retirement plan of Purchaser or a closed or frozen Purchaser Plan; and (ii) until such time as Purchaser shall cause Covered Employees to participate in the Purchaser Plans, a Covered Employee's continued participation in the employee benefit plans and compensation opportunities of the Company and its Subsidiaries as in effect immediately prior to the Closing Date shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Purchaser Plans may commence at different times with respect to each Purchaser Plan).

        (b)   Purchaser shall provide severance benefits in accordance with the terms and conditions of the special severance policy set forth on Section 6.03(b) of the Purchaser Disclosure Schedule ("Special Severance Policy") to Covered Employees who experience a qualifying termination of employment with Purchaser, the Surviving Corporation or any of their respective Subsidiaries during the period beginning on the Closing Date and ending on the 60th day following the first anniversary of the Closing Date (the "Special Severance Period"). Each Covered Employee whose employment is terminated after the Special Severance Period shall be eligible to participate in Purchaser's regular separation and severance pay programs on the same terms and conditions as other similarly-situated employees of Purchaser.

        (c)   To the extent that a Covered Employee becomes eligible to participate in a Purchaser Plan, Purchaser shall cause such plan to (i) recognize the service of such Covered Employee with the Company or its Subsidiaries for purposes of eligibility, vesting and benefit accrual (other than for purposes of eligibility, vesting and benefit accruals under any Purchaser Plan that is a defined benefit pension plan or a retiree medical plan)under such Purchaser Plan, to the same extent such service was recognized immediately prior to the Effective Time under a comparable Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service (A) shall not operate to duplicate any benefits of a Covered Employee with respect to the same period of service and (B) shall not apply for purposes of any Purchaser Plan under which similarly-situated employees of Purchaser and its Subsidiaries do not receive credit for prior service; and (ii) with respect to any Purchaser Plan that provides health plan or other welfare benefits in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, (A) cause any pre-existing condition limitations or eligibility waiting periods under such Purchaser Plan to be waived with respect to such Covered Employee to the extent such limitation would have been waived or satisfied under the Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (B) recognize any eligible expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such Purchaser Plan.

        (d)   If requested by Purchaser by no later than ten (10) Business Days prior to the Closing Date, effective as of immediately prior to, and contingent upon, the Closing, the Company shall adopt such resolutions and/or amendments to terminate the Company Retirement Savings Plan or any 401(k) plan of the Company or any of its Subsidiaries (collectively, the "Company 401(k) Plan") and the Covered Employees shall be permitted to roll any eligible rollover distributions (including, to the extent applicable with respect to any Covered Employee, loans) into Purchaser's 401(k) plan. If the Company's 401(k) Plan is terminated as of immediately prior to the Closing Date, each Covered Employee who participated or was eligible to participate in the Company 401(k) Plan as of immediately prior to the Effective Time shall be eligible to participate in Purchaser's 401(k) plan commencing on the Closing Date. If the Company 401(k) is not terminated as of immediately prior to the Closing Date, Purchaser shall maintain the Company 401(k) Plan for the benefit of the Covered Employees until such time as they are eligible to participate in Purchaser's 401(k) Plan and Purchaser will make a discretionary matching contribution at a rate for each Covered Employee participating in the Company 401(k) Plan equal to the Company's 2011 discretionary matching contribution rate for the 2012 plan year.

        (e)   Nothing in this Section 6.03 shall be construed to limit the right of Purchaser or any of its Affiliates (including, following the Closing Date, the Surviving Corporation and its Subsidiaries) to amend or terminate any Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 6.03 be construed to require Purchaser or any of its Affiliates (including, following the Closing Date, the Surviving Corporation and its Subsidiaries) to maintain any Purchaser Plan or retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date. This Agreement shall inure exclusively to the benefit of, and be binding upon the Parties hereto and their respective successors, assigns, executors and legal representatives. Nothing in this Agreement, express or implied, including without limitation this Section 6.03, is intended to confer on any person other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

        Section 6.04    Indemnification; Directors' and Officers' Insurance.

        (a)   From and after the Effective Time, the Surviving Corporation shall, and Purchaser shall cause the Surviving Corporation to, indemnify and hold harmless, to the fullest extent permitted under applicable Law (and shall also advance expenses as incurred to the fullest extent permitted under applicable Law and the certificate of incorporation and bylaws of the Company provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification by the Surviving Corporation), each present and former director and officer of the Company or its Subsidiaries (in each case, when acting in such capacity), determined as of the Effective Time (collectively, the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification by the Surviving Corporation.

        (b)   Prior to the Effective Time, the Company shall and, if the Company is unable to, Purchaser shall cause the Surviving Corporation as of the Effective Time to obtain and fully pay for "tail" insurance (providing only for the Side A coverage for Indemnified Parties where the existing policies also include Side B coverage for the Company) with a claims period of at least six (6) years from and after the Effective Time with respect to directors' and officers' liability insurance and fiduciary liability insurance (collectively, "D&O Insurance") with benefits and levels of coverage at least as favorable to the Indemnified Parties as the Company's existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall the Company expend for "tail" insurance policies a premium amount in excess of the amount set forth in the Company Disclosure Schedule. If the Company and the Surviving Corporation for any reason fail to obtain such "tail" insurance policies as of the Effective Time, the Surviving Corporation shall, and Purchaser shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six (6) years from and after the Effective Time the D&O Insurance in place as of the date of this Agreement with benefits and levels of coverage at least as favorable to the Indemnified Parties as provided in the Company's existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Purchaser shall cause the Surviving Corporation to purchase comparable D&O Insurance for such six-year period with benefits and levels of coverage at least as favorable to the Indemnified Parties as provided in the Company's existing policies as of the date of this Agreement; provided, however, that in no event shall Purchaser or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 250% of the annual premiums currently paid by the Company for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall, and Purchaser shall cause the Surviving Corporation to, obtain a policy with the greatest coverage available for a cost not exceeding such amount.

        (c)   Any Indemnified Party wishing to claim indemnification under Section 6.04(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify Purchaser; provided that failure to so notify will not affect the obligations of Purchaser under Section 6.04(a) unless and to the extent that Purchaser is actually and materially prejudiced as a consequence.

        (d)   The rights of each Indemnified Party under this Section 6.04 shall be in addition to any rights such individual may have under the certificate of incorporation and bylaws (or other governing documents) of the Company and any of its Subsidiaries, under the DGCL or any other applicable Laws or under any agreement of any Indemnified Party with the Company or any of its Subsidiaries. If Purchaser, the Surviving Corporation or any of their successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its assets to any other entity, then and in each case, Purchaser will cause proper provision to be made so that the successors and assigns of Purchaser or the Surviving Corporation, as applicable, will assume the obligations of Purchase or the Surviving Corporation, respectively, set forth in this Section 6.04.

        (e)   The provisions of this Section 6.04 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party as if he or she was a party to this Agreement.

        Section 6.05    Exemption from Liability Under Section 16(b).    Prior to the Effective Time, Purchaser and the Company shall each take all such steps as may be necessary or appropriate to cause any disposition of shares of Common Stock or conversion of any derivative securities in respect of such shares of Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 as promulgated under the Exchange Act.

        Section 6.06    Acquisition Proposals.

        (a)   The Company agrees that it shall not, and shall cause the officers, directors, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent, representative or Affiliate (collectively as to each Party, the "Representatives") of the Company or any of its Subsidiaries not to directly or indirectly:

            (i)  initiate, solicit or encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;

           (ii)  engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any information or data to any Person relating to, any Acquisition Proposal; or

          (iii)  otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

        (b)   Notwithstanding anything in Section 6.06(a) to the contrary, prior to the time, but not after, the Requisite Stockholder Approval is obtained, the Company may (A) provide information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal providing for the acquisition of more than 50% of the assets (on a consolidated basis) or total voting power of the equity securities of the Company if the Company receives from the Person so requesting such information an executed confidentiality agreement on terms not less restrictive to the other party than those contained in the Confidentiality Agreement and substantially concurrently (and in any event within 24 hours) discloses (and, if applicable, provides copies of) any such information to Purchaser to the extent not previously provided to Purchaser; (B) engage or participate in any discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal; or (C) after having complied with all requirements of Section 6.06(c) and Section 6.06(d), approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (x) prior to taking any action described in clause (A), (B) or (C) above, the Company Board determines in good faith after consultation with outside legal counsel that failure to take such action, in light of the Acquisition Proposal and the terms of this Agreement, would be inconsistent with the directors' fiduciary duties under applicable Law, (y) in each such case referred to in clause (A) or (B) above, the Company Board has determined in good faith based on the information then available and after consultation with its financial advisor and outside legal counsel that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal, and (z) in the case referred to in clause (C) above, the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal is a Superior Proposal.

        (c)   The Company Board shall not:

            (i)  withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Purchaser, the Company Board Recommendation with respect to the Merger; or

           (ii)  except as expressly permitted by, and after compliance with, Section 8.01(f) hereof, cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other Contract (other than a confidentiality agreement referred to in Section 6.06(b) entered into in compliance with Section 6.06(b)) (an "Alternative Acquisition Agreement") relating to any Acquisition Proposal.

        (d)   Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Requisite Stockholder Approval is obtained, the Company Board may withhold, withdraw, qualify or modify the Company Board Recommendation or approve, recommend or otherwise declare advisable any Superior Proposal made after the date of this Agreement that was not solicited, initiated, encouraged or facilitated in breach of this Agreement, if the Company Board determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with the directors' fiduciary duties under applicable law (a "Change of Recommendation"); provided, however, that no Change of Recommendation may be made, and, for the avoidance of doubt, no action referred to in Section 6.06(b)(C) shall be taken, until after at least 72 hours following Purchaser's receipt of notice from the Company advising that the Company currently intends to take such action and the basis therefor, including all necessary information under Section 6.06(f). In determining whether to make a Change of Recommendation or, for the avoidance of doubt, whether to take any action referred to in Section 6.06(b)(C), in response to a Superior Proposal or otherwise, the Company Board shall take into account any changes to the terms of this Agreement proposed by Purchaser and any other information provided by Purchaser in response to such notice. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.06, including with respect to the notice periods referred to in this Section 6.06(d) and Section 6.06(f).

        (e)   The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date hereof with respect to any Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.06 and in the Confidentiality Agreement. The Company also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring it or any of its Subsidiaries to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

        (f)    The Company agrees that it will promptly (and, in any event, within 24 hours) notify Purchaser if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiation are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed Contracts) and thereafter shall keep Purchaser informed, on a current basis, of any material changes in the status and terms of any such proposals or offers (including any amendments thereto) and any material changes in the status of any such discussions or negotiations, including any change in the Company's intentions as previously notified.

        (g)   Nothing contained in this Agreement shall prevent the Company or the Company Board from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with respect to an Acquisition Proposal; provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement, and nothing in this clause (g) shall permit the Company to take any action otherwise contemplated by this Section 6.06 without compliance herewith.

        Section 6.07    Takeover Laws.    No Party will take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each Party will take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

        Section 6.08    Financial Statements and Other Current Information.

        (a)   As soon as reasonably practicable after they become available, but in no event more than thirty (30) days after the end of each calendar month ending after the date hereof, the Company will furnish to Purchaser (i) consolidated financial statements (including balance sheets, statements of operations and stockholders' equity) of the Company or any of its Subsidiaries (to the extent available) as of and for such month then ended, (ii) to the extent available, internal management reports showing actual financial performance against plan and previous period and (iii) to the extent permitted by applicable Law, any reports provided to the Company Board or any committee thereof relating to the financial performance and risk management of the Company or any of its Subsidiaries.

        (b)   As soon as reasonably practicable after they become available, the Company will provide to Purchaser copies of audited consolidated statements of financial condition of the Company and its Subsidiaries as of December 31 for the fiscal year 2011 and the related audited consolidated statements of operations, of comprehensive income, of changes in stockholders' equity and of cash flows for the fiscal year ended December 31, 2011 (the "Audited 2011 Financials") with an unqualified opinion from KPMG LLP as the auditor of the Company.

        Section 6.09    Stockholders Meeting.    The Company will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all action necessary to convene a meeting of holders of Shares (the "Stockholders Meeting") as promptly as practicable after the date hereof, to consider and vote upon the adoption of this Agreement, and shall not postpone or adjourn such meeting except to the extent required by Law. Subject to Section 6.06 hereof, the Company Board shall recommend the adoption of this Agreement by the Requisite Stockholder Approval and shall take all lawful action to solicit such adoption of this Agreement. The obligation of the Company to hold the Stockholders Meeting shall not be affected by any Acquisition Proposal or other event or circumstance and the Company agrees that it will not submit any Acquisition Proposal to its stockholders for a vote, unless this Agreement is terminated in accordance with its terms. Notwithstanding the foregoing, the Company's obligations under this Section 6.09 shall be discharged in the event that a true and correct copy of the executed irrevocable written consent in the form attached hereto as Exhibit B (the "Written Consent") adopting and approving this Agreement and the Merger, and constituting the Requisite Stockholder Approval, shall have been signed, dated and delivered to the Company in accordance with Section 228 of the DGCL (and a copy thereof shall have been delivered to Purchaser).

        Section 6.10    Proxy Filing; Information Supplied.

        (a)   The Company shall prepare and file with the SEC and mail to the holders of the Shares, as promptly as practicable after the date of this Agreement, (i) in the event that the Requisite Stockholder Approval in the form of Written Consent is delivered to the Company in accordance with Section 6.09, an information statement of the type contemplated by Rule 14c-2 promulgated under the Exchange Act related to the Merger and this Agreement (such information statement, including any amendment or supplement thereto, the "Information Statement") or (ii) in the event that the Requisite Stockholder Approval in the form of Written Consent is not delivered to the Company in accordance with Section 6.09, a proxy statement in preliminary form relating to the Merger and this Agreement (such proxy statement, including any amendment or supplement thereto, the "Proxy Statement"). The Company agrees, as to it and its Subsidiaries, that the Proxy Statement or Information Statement, as the case may be, will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Each Party agrees, as to it and its Affiliates, that none of the information supplied by it or any of its Affiliates for inclusion or incorporation by reference in the Proxy Statement or Information Statement, as the case may be, will, at the date of mailing to stockholders of the Company and at the time of the Stockholders Meeting, if and as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (b)   The Company shall afford Purchaser a reasonable opportunity to review and comment on the Proxy Statement or Information Statement, as the case may be, prior to its filing with the SEC, including any amendments or supplements thereto, and shall give due consideration to all the reasonable additions, deletions or changes suggested thereto by Purchaser. The Company will promptly advise Purchaser if at any time prior to the Effective Time the Company shall obtain Knowledge of any facts that might make it necessary to amend or supplement the Proxy Statement or Information Statement, as the case may be, in order to make the statements contained therein not misleading or to comply with applicable Law. The Company shall promptly notify Purchaser of the receipt of all comments from the SEC with respect to the Proxy Statement or Information Statement, as the case may be, and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Purchaser copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement or Information Statement, as the case may be, and shall provide Purchaser an opportunity to review and comment on any such amendment, supplement or response to the SEC and shall give due consideration to all the reasonable additions, deletions or changes suggested thereto by Purchaser. Each of Purchaser and the Company shall use its reasonable best efforts promptly to provide responses to the SEC with respect to all comments received on the Proxy Statement or Information Statement, as the case may be, from the SEC. To the extent required by applicable Law in the good faith judgment of the Company, the Company shall, as promptly as reasonably practicable, prepare, file and distribute to its stockholders any supplement or amendment to the Proxy Statement or Information Statement, as the case may be, if any event shall occur that requires such action.

        (c)   In connection with any Written Consent, the Company shall take all actions necessary to comply, and shall comply, in all respects, with the DGCL, including Section 228 and Section 262 thereof, the certificate of incorporation of and bylaws of the Company, the Exchange Act, including Regulation 14C and Schedule 14C promulgated thereunder, and the rules and regulations of NASDAQ, and shall include the notice required by Section 262(d)(2) of the DGCL in the Information Statement. For the avoidance of doubt, the signing, dating and delivery to the Company of the Written Consent in accordance with Section 228 of the DGCL shall constitute the obtaining of the Requisite Stockholder Approval for all purposes under this Agreement.

        Section 6.11    Notification of Certain Matters.    The Company and Purchaser will give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect or Purchaser Material Adverse Effect, respectively, or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, however, that failure to give such notice shall not separately constitute a failure of any condition in Article VII or a basis to terminate this Agreement unless the underlying fact, event or circumstance would independently result in such failure or provide such basis.

        Section 6.12    Stock Exchange Delisting.    Prior to the Closing Date, the Company shall cooperate with Purchaser and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of the Shares from NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date.

        Section 6.13    Related Party Contracts.    Prior to the Effective Time, the Company shall have taken all actions necessary to terminate, and shall cause to be terminated, each Related Party Contract other than those listed on Section 6.13 of the Company Disclosure Schedule, in each case without any further liability or obligation of the Company, the Surviving Corporation, Purchaser or any of their respective Subsidiaries or Affiliates and, in connection therewith, the Company (or its applicable Subsidiary) shall have received from the other party to such Related Party Contract a release in favor of the Company, the Surviving Corporation, Purchaser and their respective Subsidiaries and Affiliates from any and all liabilities or obligations arising out of such Related Party Contract.

        Section 6.14    Merger Sub Compliance.    Purchaser shall cause Merger Sub to comply with all of its obligations under or related to this Agreement.

ARTICLE VII

CONDITIONS PRECEDENT

        Section 7.01    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

        (a)    Stockholder Approval.    This Agreement shall have been adopted and approved by holders of Shares constituting the Requisite Stockholder Approval.

        (b)    No Injunctions or Restraints; Illegality.    No order, injunction or decree issued by any court or agency of competent jurisdiction or other Law preventing or making illegal the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.

        (c)    Regulatory Approvals.    The Regulatory Approvals required from the Federal Reserve and the OCC (the "Requisite Regulatory Consents"), and the JFSA Approval, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, without the imposition of the Burdensome Condition in connection therewith.

        Section 7.02    Conditions to Obligations of Purchaser and Merger Sub.    The obligations of Purchaser and Merger Sub to effect the Merger are also subject to the satisfaction, or waiver by Purchaser, at or prior to the Effective Time, of the following conditions:

        (a)    Representations and Warranties.    The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of the Company (other than the representations and warranties set forth in (i) the first two sentences of Section 3.02(a)(i) and the first sentence of Section 3.02(a)(ii), Section 3.02(d)(i), Section 3.02(d)(iii), Section 3.02(d)(iv)(1)(x), Section 3.02(z) and Section 3.02(bb), which shall be true and correct in all respects, (ii) Section 3.02(b), which shall be true and correct other than for such failures to be true and correct as are de minimis in effect, and (iii) Section 3.02(a) (excluding the first two sentences of Section 3.02(a)(i) and the first sentence of Section 3.02(a)(ii)) and Section 3.02(c), which shall be true and correct in all material respects) shall be deemed untrue or incorrect for any purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of the Company, has had or would reasonably be expected to result in a Material Adverse Effect on the Company and its Subsidiaries taken as a whole; provided, further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 7.02(a), any qualification or exception for, or reference to, materiality (including the terms "material," "materially," "in all material respects," or similar terms or phrases) in any such representation or warranty shall be disregarded; and Purchaser shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.

        (b)    Performance of Obligations of the Company.    The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Purchaser shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

        (c)    Audited 2011 Financials.    The Company shall have provided to Purchaser the Audited 2011 Financials with an unqualified opinion from KPMG LLP as the auditor of the Company.

        (d)    Termination of Certain Regulatory Agreements.    (i) the Written Agreement by and between the Company and the Federal Reserve Bank of San Francisco, dated May 11, 2010 shall have been terminated, (ii) the Operating Agreement by and between Bank and the OCC, dated September 2, 2010 shall have been terminated or the OCC shall not have informed Purchaser and the Company that such Operating Agreement shall survive consummation of the Bank Merger and (iii) neither the Company nor any of its Subsidiaries shall be a party to any similar agreement with any Governmental Entity.

        Section 7.03    Conditions to Obligations of the Company.    The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

        (a)    Representations and Warranties.    The representations and warranties of Purchaser set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of Purchaser (other than the representations and warranties set forth in Section 4.01(e), which shall be true and correct in all respects) shall be deemed untrue or incorrect for any purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Purchaser, has had or would reasonably be expected to have a Purchaser Material Adverse Effect; provided, further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 7.03(a), any qualification or exception for, or reference to, materiality (including the terms "material," "materially," "in all material respects," "Material Adverse Effect" or similar terms or phrases) in any such representation or warranty shall be disregarded; and the Company shall have received a certificate signed on behalf of Purchaser by the Chief Executive Officer or the Chief Financial Officer of Purchaser to the foregoing effect.

        (b)    Performance of Obligations of Purchaser.    Each of Purchaser and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Purchaser by the Chief Executive Officer or the Chief Financial Officer of Purchaser to such effect.

ARTICLE VIII

TERMINATION AND AMENDMENT

        Section 8.01    Termination.    This Agreement may be terminated and the Merger may be abandoned, at any time prior to the Effective Time:

        (a)   by mutual consent of the Company and Purchaser in a written instrument authorized by the Boards of Directors of the Company and Purchaser;

        (b)   by either the Company or Purchaser, if any Governmental Entity that must grant a Requisite Regulatory Consent or the JFSA Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement;

        (c)   by either the Company or Purchaser, if the Merger shall not have been consummated on or before December 3, 2012 (the "Outside Date") unless the failure of the Closing to occur by such date shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth in this Agreement;

        (d)   by either the Company or Purchaser (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company, in the case of a termination by Purchaser, or on the part of Purchaser, in the case of a termination by the Company, which breach, either individually or in the aggregate with other breaches by such Party, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.02 or 7.03, as the case may be, and which is not cured within the earlier of (i) thirty (30) days following written notice to the Party committing such breach and (ii) the Outside Date or by its nature or timing cannot be cured within such time period;

        (e)   unless the Requisite Stockholder Approval shall have been obtained pursuant to the Written Consent, by either the Company or Purchaser, if the adoption of this Agreement by holders of Shares constituting the Requisite Stockholder Approval referred to in Section 7.01(a) shall not have been obtained at the Stockholders Meeting or at any adjournment or postponement of the Stockholders Meeting taken in accordance with this Agreement;

        (f)    by the Company, at any time prior to the time the Requisite Stockholder Approval is obtained, if (i) the Company is not in material breach of any of the terms of this Agreement, (ii) the Company Board authorizes the Company, subject to complying with the terms of this Agreement, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and the Company notifies Purchaser in writing that it intends to enter into such a Contract, attaching the final version of such Contract to such notice, (iii) Purchaser does not make, within five (5) business days of receipt of the Company's written notification of its intention to enter into a binding Contract for a Superior Proposal, an offer that the Company Board determines, in good faith after consultation with its financial advisor and outside legal counsel, is at least as favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal, (iv) the Company prior to such termination pays to Purchaser in immediately available funds any fees required to be paid pursuant to Section 8.02 and (v) the Company substantially concurrently enters into the Contract attached to the notice referred to in clause (ii) of this sentence. The Company agrees (x) that it will not enter into the binding Contract referred to in clause (ii) above until at least the sixth business day after it has provided the notice to Purchaser required thereby, (y) to notify Purchaser promptly if its intention to enter into the written Contract referred to in its notification changes and (z) during such five business day period, to negotiate in good faith with Purchaser with respect to any revisions to the terms of the transaction contemplated by this Agreement proposed by Purchaser in response to a Superior Proposal, if any;

        (g)   if the Requisite Stockholder Approval in the form of the Written Consent shall not have been signed, dated and delivered to the Company in accordance with Section 228 of the DGCL (or a copy thereof shall not have been delivered to Purchaser) or shall not have become effective in accordance with Section 10 of Article II of the bylaws of the Company for purposes of the bylaws of the Company and the DGCL, by 11:59 p.m. (Pacific Time) on the date hereof, by Purchaser, at any time until the earlier of (i) the initial mailing of the Proxy Statement to the stockholders of the Company in accordance with Section 6.10 and (ii) the delivery of the Requisite Stockholder Approval in the form of Written Consent;

        (h)   by Purchaser, at any time prior to the time the Requisite Stockholder Approval is obtained pursuant to the Written Consent, if (i) the Company Board shall have made a Change of Recommendation; (ii) the Company shall have materially violated Section 6.06, Section 6.07, Section 6.09 or Section 6.10; (iii) at any time following receipt of an Acquisition Proposal, the Company Board shall have failed to reaffirm its approval or recommendation of this Agreement and the Merger as promptly as practicable (but in any event prior to the earlier of (x) within three (3) business days after receipt of any written request to do so from Purchaser and (y) the date of the Stockholders Meeting); or (iv) a tender offer or exchange offer for outstanding shares of the Common Stock shall have been publicly disclosed (other than by Purchaser or an Affiliate of Purchaser) and, prior to the earlier of (x) the date prior to the date of the Stockholders Meeting and (y) eleven (11) business days after the commencement of such tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act, the Company Board fails to recommend unequivocally against acceptance of such offer.

        The Party desiring to terminate this Agreement pursuant to clause (a), (b), (c), (d), (e), (f), (g) or (h) of this Section 8.01 shall give written notice of such termination to the other Party in accordance with Section 9.04, specifying the provision or provisions hereof pursuant to which such termination is effected.

        Section 8.02    Effect of Termination.

        (a)   In the event of termination of this Agreement by either the Company or Purchaser as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, and none of the Company, Purchaser, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Section 6.02(b), 8.02, 8.03, 9.03, 9.04, 9.05, 9.06, 9.08, 9.09, 9.13 and 9.14 shall survive any termination of this Agreement, and (ii) neither the Company nor Purchaser shall be relieved or released from any liabilities or damages arising out of its knowing breach of any provision of this Agreement.

        (b)   In the event that this Agreement is terminated by Purchaser pursuant to Section 8.01(g), then the Company shall promptly, but in no event later than two (2) days after the date of such termination, pay Purchaser all the documented out-of-pocket expenses incurred by Purchaser or any of its Affiliates in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $10,000,000, payable by wire transfer of same day funds.

        (c)   In the event that (i) a bona fide Acquisition Proposal shall have been made to the Company or any of its Subsidiaries or any of its stockholders or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its Subsidiaries (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification at least (1) twenty (20) business days prior to, with respect to any termination pursuant to Section 8.01(c), the date of termination, and (2) at least ten (10) business days prior to, with respect to termination pursuant to Section 8.01(e), the date of the Stockholders Meeting) and thereafter this Agreement is terminated by either Purchaser or the Company pursuant (x) to Section 8.01(c) without (I) a vote of the Company's stockholder with respect to the Requisite Stockholder Approval having occurred and (II) the Requisite Stockholder Approval otherwise having been obtained pursuant to the Written Consent or (y) Section 8.01(e) and, in the case of termination pursuant to Section 8.01(e), on or prior to the date of the Stockholders Meeting, no event giving rise to Purchaser's right to terminate under Section 8.01(h) shall have occurred, (ii) this Agreement is terminated (A) by Purchaser pursuant to Section 8.01(h) or (B) by either Purchaser or the Company pursuant to Section 8.01(e) and, on or prior to the date of the Stockholders Meeting, any event giving rise to Purchaser's right to terminate this Agreement under Section 8.01(h) shall have occurred or (iii) this Agreement is terminated by the Company pursuant to Section 8.01(f) then the Company shall promptly, but in no event later than two (2) days after the date of such termination, pay Purchaser a termination fee of $52,500,000 (the "Termination Fee") (provided, however, that the Termination Fee to be paid pursuant to clause (iii) shall be paid as set forth in Section 8.01(f)) and shall promptly, but in no event later than two (2) days after being notified of such by Purchaser, pay all of the documented out-of-pocket expenses incurred by Purchaser or Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $15,000,000, in each case payable by wire transfer of same day funds; provided, however, that no Termination Fee shall be payable to Purchaser pursuant to clause (i) of this Section 8.02(c) unless and until within twelve (12) months of such termination, the Company or any of its Subsidiaries shall have entered into an Alternate Acquisition Agreement with respect to, or shall have consummated or shall have approved or recommended to the Company's stockholders or otherwise not opposed, an Acquisition Proposal (substituting in both instances "50%" for "15%" in the definition of "Acquisition Proposal"); provided that for purposes of clause (i) of this Section 8.02(c), an Acquisition Proposal shall not be deemed to have been "publicly withdrawn" by any Person if, within twelve (12) months of such termination, the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement (other than a confidentiality agreement) with respect to, or shall have consummated or shall have approved or recommended to the Company's stockholders or otherwise not opposed, an Acquisition Proposal made by or on behalf of such Person or any of its Affiliates; provided, further, that in the event that such Termination Fee becomes payable and is paid by the Company to Purchaser pursuant to this Section 8.02(c), except in the event of fraud or willful breach of this Agreement by the Company or any of its Affiliates, the Termination Fee shall be Purchaser's and Merger Sub's sole and exclusive remedy arising out of a termination of this Agreement. If this Agreement is terminated (a) by Purchaser or the Company pursuant to Section 8.01(b) and at the time of such termination, the Company is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement; (b) by Purchaser or the Company pursuant to Section 8.01(c) and, at the time of such termination, (i) the condition to closing set forth in Section 7.01(c) has not been satisfied or waived in writing, (ii) all the other conditions to closing set forth in Section 7.01 and Section 7.02 shall have been satisfied (or are capable of being satisfied) or waived in writing and (iii) the Company is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement or (c) by the Company pursuant to Section 8.01(d) based upon a material breach by Purchaser or Merger Sub of Section 4.01(g), 5.01 or 6.01, then, in light of the Company's postponement or cancellation of planned upgrades of its information technology systems and the costs the Company will incur in complying with its cooperation obligations set forth in Section 6.02(a), Purchaser shall promptly, but in no event later than two (2) days after the date of any such termination, reimburse the Company by wire transfer of same day funds for all fees, expenses and costs determined by the Company in good faith to have been expended or incurred by it in connection with the transactions contemplated by this Agreement or the termination of this Agreement, including in respect of counsel, investment bankers, information technology systems and core systems conversion and employee time; provided that Purchaser shall not be required to reimburse the Company more than $25,000,000. Each Party acknowledges that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other Party would not enter into this Agreement; accordingly, if the Party that owes a payment pursuant to this Section 8.02 fails to promptly pay the amount due pursuant to this Section 8.02(c), and, in order to obtain such payment, the other Party commences a suit that results in a final, nonappealable judgment against such owing Party for the applicable amount set forth in this Section 8.02 or any portion of such fee, such owing Party shall pay to the other Party its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate published in The Wall Street Journal on the date such payment was required to be made through the date of payment.

        Section 8.03    Fees and Expenses.    Except as otherwise provided in Section 8.02 and except with respect to (x) costs and expenses of printing and mailing the Proxy Statement or Information Statement, as applicable, and (y) all filing and other fees paid to the SEC in connection with the Merger, each of which in the case of clause (x) or clause (y) shall be borne equally by the Company and Purchaser, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated.

        Section 8.04    Extension; Waiver.    At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or (c) waive compliance by the other Party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

        Section 9.01    Nonsurvival of Representations, Warranties and Agreements.    None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.04 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

        Section 9.02    Modification or Amendment.    Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the Parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective Parties.

        Section 9.03    Waiver of Conditions.    The conditions to each of the Parties' obligations to consummate the Merger are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Laws.

        Section 9.04    Notices.    All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile or email (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Purchaser or Merger Sub, to:
UnionBanCal Corporation 400 California Street San Francisco, California 94104
Attention:	Todd H. Baker, EVP and Strategy Director, Corporate Strategy & Development, Union Bank, N.A.
Facsimile:	(415) 765-2950
Email:	todd.baker@unionbank.com

with copies to:
UnionBanCal Corporation 445 South Figueroa Street, 12th Floor MC G12-300 Los Angeles, CA 90071-1602
Attention:	Mark T. Gillett, SVP and Senior Counsel, Union Bank, N.A.
Facsimile:	(213) 236-7575
Email:	mark.gillett@unionbank.com
and
Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004
Attention:	H. Rodgin Cohen
Donald J. Toumey
Facsimile:	(212) 558-3588
Email:	cohenhr@sullcrom.com toumeyd@sullcrom.com
If to the Company, to:
Pacific Capital Bancorp 1021 Anacapa Street, 3rd Floor Santa Barbara, California 93101
Attention:	Carl B. Webb, Chief Executive Officer
Facsimile:	(805) 882-3888
with a copy to:
Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019
Attention:	Edward D. Herlihy Lawrence S. Makow
Facsimile:	(212) 403-2000
Email:	EDHerlihy@wlrk.com LSMakow@wlrk.com

        Section 9.05    Counterparts.    This Agreement may be executed in two (2) or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that each Party need not sign the same counterpart.

        Section 9.06    Entire Agreement.    This Agreement (including any exhibits hereto, the documents and the instruments referred to in this Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement and the Non-Disclosure Agreement.

        Section 9.07    Severability.    If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

        Section 9.08    Governing Law; Jurisdiction.    This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to contracts made and entirely to be performed within such state, without regard to any applicable conflicts of law principles that would require the application of the laws of any other jurisdiction; provided that the DGCL, including the provisions thereof governing the fiduciary duties of directors of a Delaware corporation, shall govern as applicable. The Parties hereto agree that any suit, action or proceeding brought by either Party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in tort or contract or at law or in equity, exclusively, in the United States District Court for the Southern District of New York. Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each Party hereto irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in such court or that any such suit, action or proceeding brought in such court has been brought in an inconvenient forum or that such Party is not subject to personal jurisdiction in such court.

        Section 9.09    Waiver of Jury Trial.    Each Party hereto acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of, or relating to, this Agreement, or the transactions contemplated by this Agreement. Each Party certifies and acknowledges that (a) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each Party understands and has considered the implications of this waiver, (c) each Party makes this waiver voluntarily and (d) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.09.

        Section 9.10    Publicity.    Neither the Company nor Purchaser shall, and neither the Company nor Purchaser shall permit any of its Subsidiaries or their respective Representatives to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement, or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld or delayed) of Purchaser, in the case of a proposed announcement, statement or disclosure by the Company or its Subsidiaries or their respective Representatives, or the Company, in the case of a proposed announcement, statement or disclosure by Purchaser or its Subsidiaries or their respective Representatives; provided, however, that either Party may, without the prior consent of the other Party (but after prior consultation with the other Party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by Law or by the rules and regulations of NASDAQ or the New York Stock Exchange.

        Section 9.11    Assignment; Third-Party Beneficiaries.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party (which shall not be unreasonably withheld or delayed). Any attempted or purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns.

Except for Section 6.04, which is intended to benefit each Indemnified Party and his or her heirs and representatives, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the Parties hereto any rights or remedies under this Agreement including, without limitation, the right to rely upon the representations and warranties set forth herein.

        Section 9.12    Specific Performance.    The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity, in tort or any other claims.

        Section 9.13    Definitions.    The following terms, as used herein, have the following meanings:

          "Acquisition Proposal" means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries and (ii) any acquisition by any Person resulting in, or proposal or offer, which if consummated would result in, any Person becoming the beneficial owner of directly or indirectly, in one or a series of related transactions, 15% or more of the total voting power or of any class of equity securities of the Company or those of any of its Subsidiaries, or 15% or more of the consolidated total assets (including, without limitation, equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

          "Affiliate" shall mean, with respect to a Person, those other Persons that, directly or indirectly, control, are controlled by or are under common control with such Person; for purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" or "under common control with"), as applied to any person, means the possession, directly or indirectly, of (i) ownership, control or power to vote twenty-five percent (25%) or more of the outstanding shares of any class of voting securities of such person, (ii) control, in any manner, over the election of a majority of the directors, trustees or general partners (or individuals exercising similar functions) of such person or (iii) the power to exercise a controlling influence over the management or policies of such person as determined by the Federal Reserve; provided, however, neither the Company nor any of its Affiliates shall be deemed an Affiliate of Purchaser, or Purchaser's ultimate parent company, or any of their respective Subsidiaries for purposes of this Agreement prior to the Effective Time and neither Purchaser nor any of its Affiliates shall be deemed an Affiliate of the Company or its Subsidiaries for purposes of this Agreement prior to the Effective Time.

          "Contract" shall mean any agreement, contract, instrument, guarantee, undertaking, lease, note, mortgage, indenture, license or other legally binding commitment or obligation, whether written or oral.

          "Encumbrance" shall mean any mortgage, lien, pledge, charge, security interest, easement, covenant, or other restriction or title matter or encumbrance of any kind in respect of such asset but specifically excludes (a) specified encumbrances described in Section 9.13 of the Company Disclosure Schedule; (b) encumbrances for current Taxes or other governmental charges not yet due and payable, or the validity or amount of which is being contested in good faith by appropriate proceedings and are reflected on or specifically reserved against or otherwise disclosed in the Financial Statements; (c) mechanics', carriers', workmen's, repairmen's or other like encumbrances arising or incurred in the ordinary course of business consistent with past practice relating to obligations as to which there is no default on the part of the Company, or the validity or amount of which is being contested in good faith by appropriate proceedings and are reflected on or specifically reserved against or otherwise disclosed in the Financial Statements; and (d) other encumbrances that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the specific parcel of Owned Real Property to which they relate or the conduct of the business of the Company and its Subsidiaries as presently conducted.

          "Excluded Shares" means Shares owned by Purchaser, the Company or any direct or indirect wholly owned subsidiary of Purchaser or the Company, in each case not held (i) in trust accounts (including grantor or rabbi trust accounts), managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties or (ii) in respect of a debt previously contracted.

          "GAAP" shall mean U.S. generally accepted accounting principles.

          "Governmental Entity" shall mean any federal, state, local, foreign or supranational court, tribunal, arbitral or administrative agency or commission or other governmental authority or instrumentality.

          "Knowledge" shall mean the actual knowledge of any of the officers of the Company or one of its Subsidiaries listed on Section 9.13 of the Company Disclosure Schedule, after reasonable inquiry.

          "Laws" shall mean any federal, state, local or foreign law, common law, statute, code, ordinance, rule or regulation issued, promulgated, entered or authorized by any Governmental Entity.

          "Material Adverse Effect" shall mean any fact, event, change, condition, occurrence, development, circumstance, effect or state of facts that:

            (i)    individually or in the aggregate, has been, or would reasonably be expected to be, materially adverse to the business, assets, results of operations or financial condition of the Company and its Subsidiaries, in each case taken as a whole; provided, however, that no fact, event, change, condition, occurrence, development, circumstance, effect or state of facts to the extent resulting from any of the following shall be considered in determining whether a Material Adverse Effect has occurred or is in existence:

              (1)   the entry into or announcement of the execution of this Agreement or compliance by the Company with the terms of this Agreement,

              (2)   changes, after the date hereof, in Laws, rules and regulations of general applicability, or of general applicability to banks or their holding companies, or interpretations thereof by Governmental Entities, including any change in GAAP or regulatory accounting requirements,

              (3)   changes in the economy or financial markets, generally, in the United States,

              (4)   changes in economic, business or financial conditions generally affecting the banking industry,

              (5)   a decline in the price of the Common Stock on NASDAQ, provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such decline has resulted in, or contributed to, a Material Adverse Effect, or

              (6)   any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism;

    provided that the foregoing clauses (2), (3) and (4) and (6) shall not apply to the extent such fact, event, change, condition, occurrence, development, circumstance, effect, action, omission or state of facts of the type referred to therein, has a disproportionate impact on the business, assets, results of operations or financial condition of the Company and its Subsidiaries compared to other comparable companies within the banking industry, or

            (ii)   prevents, materially delays or materially impairs the ability of the Company to perform its obligations under this Agreement or to consummate the Merger.

          "Order" means any order, writ, injunction, decree, judgment, ruling, arbitration award or stipulation issued, promulgated or entered into by or with any Governmental Entity.

          "Person" shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

          "Purchaser Material Adverse Effect" shall mean any fact, event, change, condition, occurrence, development, circumstance, effect or state of facts that prevents, materially delays or materially impairs the ability of Purchaser or Merger Sub to perform their respective obligations under this Agreement or to consummate the Merger.

          "SRO" means any industry self-regulatory organization.

          "Subsidiary" shall, when used with respect to either party, have the meaning ascribed to it in Section 2(d) of the BHCA.

          "Superior Proposal" means an unsolicited bona fide Acquisition Proposal that would result in any Person becoming the beneficial owner, directly or indirectly, more than 50% of the assets (on a consolidated basis) or more than 50% of the total voting power of the equity securities of the Company that the Company Board has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to the Company's stockholders from a financial point of view than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transaction contemplated by Section 6.06(d) of this Agreement pursuant to Section 6.06(d) and the time likely to be required to consummate such Acquisition Proposal).

          "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) required to be filed with any taxing authority with respect to Taxes, including, without limitation, any claims for refunds of Taxes and any amendments or supplements to any of the foregoing.

          "Taxes" shall mean all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including any income, excise, property, sales, transfer, franchise, payroll, withholding, social security, abandoned or unclaimed property or other taxes, together with any interest, penalties or additions to tax attributable thereto.

        Section 9.14    Other Definitional Provisions.    Unless the express context otherwise requires:

        (a)   the words "hereof," "herein," and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

        (b)   the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

        (c)   the terms "Dollars" and "$" mean United States Dollars;

        (d)   references herein to a specific Section, Subsection or Exhibit shall refer, respectively, to Sections, Subsections or Exhibits of this Agreement; and

        (e)   wherever the word "include," "includes," or "including" is used in this Agreement, it shall be deemed to be followed by the words "without limitation."

        (f)    references herein to any statute, law, code, regulation or treaty shall be deemed to include any amendments thereto from time to time or any successor statute, law, code, regulation, treaty or protocol thereof and any the rules and regulations promulgated thereunder.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

UNIONBANCAL CORPORATION
By:	/s/ MASASHI OKA
	Name:	Masashi Oka
	Title:	President and Chief Executive Officer
PEBBLE MERGER SUB INC.
By:	/s/ JOHN WOODS
	Name:	John Woods
	Title:	Chairman and President
PACIFIC CAPITAL BANCORP
By:	/s/ CARL B. WEBB
	Name:	Carl B. Webb
	Title:	CEO

EXHIBIT A
Form of Certificate of Incorporation

CERTIFICATE OF INCORPORATION
OF
PACIFIC CAPITAL BANCORP

        1.    Name.    The name of the corporation is Pacific Capital Bancorp (the "Corporation").

        2.    Address; Registered Office and Agent.    The address of the corporation's registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Wilmington, County of New Castle, DE 19808. The name of its registered agent at such address is Corporation Service Company.

        3.    Purposes.    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the "DGCL").

        4.    Number of Shares.    The total number of shares of stock that the Corporation shall have authority to issue is 1,000, all of which shall be shares of Common Stock with the par value of $0.001 per share.

        5.    Name and Mailing Address of Incorporator.    The name and mailing address of the sole incorporator is Christine M. Sontag, 20 East Carrillo Street, Santa Barbara, California 93101.

        6.    Election of Directors.    Unless and except to the extent that the By-Laws of the Corporation (the "By-Laws") shall so require, the election of directors of the Corporation need not be by written ballot.

        7.    Limitation of Liability.

        (a)   To the fullest extent permitted under the DGCL, as amended from time to time, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

        (b)   Any amendment or repeal of Section 7(a) shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment or repeal.

        8.    Adoption, Amendment or Repeal of By-Laws.    The board of directors of the Corporation is expressly authorized to adopt, amend or repeal the By-Laws.

        9.    Certificate Amendments.    The Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Certificate of Incorporation, and add other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation (as amended) are granted subject to the rights reserved in this Article.

EX-A-1

EXHIBIT B
Form of Written Consent

WRITTEN CONSENT
OF STOCKHOLDERS OF
PACIFIC CAPITAL BANCORP IN LIEU OF MEETING

        Pursuant to, and in accordance with, the provisions of Section 228 and Section 251 of the General Corporation Law of the State of Delaware, and Section 10 of Article II of the Bylaws of Pacific Capital Bancorp, a Delaware corporation (the "Company"), the undersigned, as the record holder of 25,000,000 shares of the common stock, par value $0.001 per share, of the Company, does hereby irrevocably consent to, approve and adopt the following resolution:

  WHEREAS, the Board of Directors of the Company has approved and declared advisable the Merger Agreement (as defined below) and has directed that the Merger Agreement be submitted to the stockholders of the Company for their adoption;

  NOW THEREFORE, BE IT:

  RESOLVED, that the Agreement and Plan of Merger, dated as of March 9, 2012, among UnionBanCal Corporation, a Delaware corporation ("Purchaser"), Pebble Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Purchaser, and the Company, in the form attached to this consent (the "Merger Agreement"), be, and it hereby is, consented to, approved and adopted in all respects.

  RESOLVED, further, that the Merger (as defined in the Merger Agreement) and the other transactions contemplated by the Merger Agreement be, and hereby are, consented to, approved and adopted in all respects.

  RESOLVED, further, that all actions heretofore taken by the Board of Directors and officers of the Company in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement be, and hereby are, consented to, approved and adopted in all respects.

  IN WITNESS WHEREOF, the undersigned has executed this instrument.

SB ACQUISITION COMPANY LLC
	By:	Ford Financial Fund, L.P., its sole member
	By:	Ford Management, L.P., its general partner
	By:	Ford Ultimate Management, LLC, its general partner
	By:	2009 TCRT, its sole member
Dated:	By:
Name: Gerald J. Ford
Title: Trustee

EX-B-1

ANNEX B

March 9, 2012

Board of Directors
Pacific Capital Bancorp
1021 Anacapa Street
Santa Barbara, CA 93101

Ladies and Gentlemen:

        Pacific Capital Bancorp ("Pacific Capital"), UnionBanCal Corporation ("UnionBanCal") and Pebble Merger Sub Inc., a wholly owned subsidiary of UnionBanCal, ("Merger Sub") have entered into an agreement and plan of merger, dated as of March 9, 2012 (the "Agreement") pursuant to which Merger Sub will merge with and into Pacific Capital, with Pacific Capital as the surviving entity (the "Merger"). Pursuant to the terms of the merger, upon the effective date of the Merger, each share of Pacific Capital common stock (the "Pacific Capital Common Stock") issued and outstanding immediately prior to the effective time of the Merger, except for certain shares as specified in the Agreement, will be converted into the right to receive $46.00 in cash, without interest (the "Merger Consideration"). The other terms and conditions of the Merger are more fully set forth in the Agreement, and capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Pacific Capital common stock.

        Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of Pacific Capital that we deemed relevant; (iii) certain financial statements of UnionBanCal that we deemed relevant in determining UnionBanCal's financial ability to undertake the Merger; (iv) internal financial projections for Pacific Capital for the years ending December 31, 2012 through December 31, 2014 as provided by and discussed with senior management of Pacific Capital and an internal long-term growth rate for the years ending December 31, 2015 and 2016 as provided by senior management of Pacific Capital; (v) a comparison of certain financial and other information for Pacific Capital with similar publicly available information for certain other commercial banks, the securities of which are publicly traded; (vi) the terms and structures of other recent mergers and acquisition transactions in the banking sector; (vii) the current market environment generally and in the commercial banking sector in particular; and (viii) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of Pacific Capital the business, financial condition, results of operations and prospects of Pacific Capital.

        In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Pacific Capital or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of preparing this letter. We have further relied on the assurances of the management of Pacific Capital that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Pacific Capital or any of their respective subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Pacific Capital, UnionBanCal or the combined entity after the Merger and we have we not reviewed any individual credit files relating to Pacific Capital or UnionBanCal. We have assumed, with your consent, that the respective allowances for loan losses for both Pacific Capital and UnionBanCal are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

        We have assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of Pacific Capital or Union BanCal since the date of the most recent financial data made available to us. We have also assumed in all respects material to our analysis that Pacific Capital would remain as a going concern for all periods relevant to our analyses. We express no opinion as to any of the legal, accounting and tax matters relating to the Merger and any other transactions contemplated in connection therewith.

        Our analyses and the views expressed herein are necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect our views. We have not undertaken to update, revise, reaffirm or withdraw this letter or otherwise comment upon events occurring after the date hereof.

        We will receive a fee from Pacific Capital for providing this opinion and did not render any other advice or services in connection with the Merger. Pacific Capital has also agreed to indemnify us against certain liabilities arising out of our engagement. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Pacific Capital and UnionBanCal and their affiliates. We may also actively trade the equity and debt securities of Pacific Capital and the debt securities of UnionBanCal or their respective affiliates for our own account and for the accounts of our customers.

        This letter is directed to the Board of Directors of Pacific Capital in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Pacific Capital as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to holders of Pacific Capital common stock and does not address the underlying business decision of Pacific Capital to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Pacific Capital or the effect of any other transaction in which Pacific Capital might engage. Sandler O'Neill was not engaged to solicit alternative indications of interest from other potential buyers. This opinion shall not be reproduced or used for any other purposes, without Sandler O'Neill's prior written consent, such consent not to be unreasonably withheld. This Opinion has been approved by Sandler O'Neill's fairness opinion committee. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by Pacific Capital's officers, directors, or employees, or class of such persons, relative to the compensation to be received in the Merger by any other shareholders of Pacific Capital.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of Pacific Capital common stock from a financial point of view.

Very truly yours,
/s/ SANDLER O'NEILL & PARTNERS, L.P.

B-2

ANNEX C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

[Explanatory Note: Pacific Capital Bancorp has extended to 30 days the 20 day notice period contemplated by Section 262(d)(2) of the Delaware General Corporation Law (reproduced below). Please read this Annex C in its entirety and see the section of the Information Statement entitled "The Merger—Appraisal Rights—Filing Written Demand" for further information.]

§ 262. Appraisal rights.

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

          (2)   Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex D

Pacific Capital Western Region peer group

					Price /
										1 Year Price Change (%)									Recently Marked Balance Sheet?
Company	City, St.	Ticker	Total Assets ($mm)	Market Cap. ($mm)	TBV (%)	LTM EPS (x)	2012E EPS (x)	2013E EPS (x)	Div. Yield (%)		TCE/ TA (%)	Tier 1 Lev. (%)	NPAs/ Assets (%)	Res./ Loans (%)	NIM (%)	ROAA (%)	ROAE (%)	Eff. Ratio (%)
Bank of Hawaii Corp.	Honolulu, HI	BOH	13,846	2,069	213	12.9	13.8	13.3	4.0	(4.7)	7.03	6.73	0.54	2.49	3.13	1.22	15.7	58.1	N
Umpqua Holdings Corp.	Portland, OR	UMPQ	11,563	1,331	134	17.9	15.5	12.7	2.4	7.6	9.14	10.91	1.69	1.62	4.19	0.64	4.5	61.9	N
Sterling Financial Corp.	Spokane, WA	STSA	9,193	1,212	140	31.0	13.7	11.2	0.0	15.0	9.44	11.43	4.01	3.06	3.29	0.42	4.8	73.0	N
First Interstate BancSystem	Billings, MT	FIBK	7,326	225	111	5.0	12.1	10.9	3.5	(5.9)	7.43	9.84	3.75	2.69	3.80	0.61	5.9	60.3	N
Glacier Bancorp Inc.	Kalispell, MT	GBCI	7,188	982	134	NM	14.5	12.3	3.8	(11.9)	10.40	11.81	4.33	3.86	3.89	0.25	2.0	57.6	N
Western Alliance Bancorp	Phoenix, AZ	WAL	6,845	669	144	21.2	13.9	10.1	0.0	3.1	6.76	9.81	4.27	2.07	4.37	0.49	5.0	65.6	N
CVB Financial Corp.	Ontario, CA	CVBF	6,483	1,100	168	13.5	12.8	11.7	3.2	28.1	10.19	11.19	1.77	2.70	4.03	1.26	12.0	46.9	N
PacWest Bancorp	Los Angeles, CA	PACW	5,528	762	156	15.0	13.4	12.2	3.4	6.0	8.95	10.42	4.04	3.29	5.26	0.92	9.9	54.5	N
Westamerica Bancorp.	San Rafael, CA	WABC	5,042	1,292	317	14.7	14.9	14.4	3.2	(9.8)	8.35	8.38	1.36	1.29	5.32	1.78	16.1	42.6	N
Columbia Banking System Inc.	Tacoma, WA	COLB	4,786	817	131	17.0	15.9	15.3	1.5	3.0	13.41	12.96	1.96	2.01	6.27	1.07	6.6	63.3	N
Banner Corp.	Walla Walla, WA	BANR	4,257	352	87	NM	14.1	20.3	0.2	17.9	9.54	13.44	4.02	2.52	4.05	0.13	1.1	68.3	N
Central Pacific Financial Corp	Honolulu, HI	CPF	4,133	539	123	14.8	14.9	17.9	0.0	(34.6)	10.63	13.78	4.93	5.77	3.09	0.90	9.6	95.1	N

Pacific Capital High Performing Nationwide peer group

					Price /
										1 Year Price Change (%)									Recently Marked Balance Sheet?
Company	City, St.	Ticker	Total Assets ($mm)	Market Cap. ($mm)	TBV (%)	LTM EPS (x)	2012E EPS (x)	2013E EPS (x)	Div. Yield (%)		TCE/ TA (%)	Tier 1 Lev. (%)	NPAs/ Assets (%)	Res./ Loans (%)	NIM (%)	ROAA (%)	ROAE (%)	Eff. Ratio (%)
Signature Bank	New York, NY	SBNY	14,666	2,745	195	18.4	16.2	14.1	0.0	8.9	9.60	9.67	0.64	1.19	3.57	1.14	13.0	37.3	N
Bank of Hawaii Corp.	Honolulu, HI	BOH	13,846	2,069	213	12.9	13.8	13.3	4.0	(4.7)	7.03	6.73	0.54	2.49	3.13	1.22	15.7	58.1	N
International Bancshares Corp.	Laredo, TX	IBOC	11,740	1,262	115	9.9	11.7	10.7	2.0	3.6	9.57	12.74	1.91	1.67	3.14	1.08	8.3	58.2	N
Prosperity Bancshares Inc.	Houston, TX	PB	9,823	2,048	327	14.4	14.1	12.8	1.8	7.8	7.00	7.89	0.18	1.37	3.98	1.47	9.4	39.8	N
National Penn Bancshares Inc.	Boyertown, PA	NPBC	8,486	1,288	142	14.7	14.1	12.6	2.4	8.3	11.04	12.00	0.88	2.44	3.52	1.02	7.6	58.0	N
Texas Capital Bancshares Inc.	Dallas, TX	TCBI	8,138	1,275	213	16.8	14.4	13.2	0.0	34.3	7.34	8.78	1.42	0.92	4.63	1.11	13.4	53.2	N
Community Bank System Inc.	De Witt, NY	CBU	6,488	1,047	239	14.3	12.9	12.1	3.9	8.0	6.76	8.38	0.45	1.22	4.07	1.18	10.4	57.6	N
CVB Financial Corp.	Ontario, CA	CVBF	6,483	1,100	168	13.5	12.8	11.7	3.2	28.1	10.19	11.19	1.77	2.70	4.03	1.26	12.0	46.9	N
NBT Bancorp Inc.	Norwich, NY	NBTB	5,598	700	179	12.1	12.6	12.0	3.8	(5.3)	7.14	8.74	0.72	1.88	4.09	1.06	10.7	62.0	N
Westamerica Bancorp.	San Rafael, CA	WABC	5,042	1,292	317	14.7	14.9	14.4	3.2	(9.8)	8.35	8.38	1.36	1.29	5.32	1.78	16.1	42.6	N
1st Source Corp.	South Bend, IN	SRCE	4,374	587	134	12.2			2.7	27.3	10.18	11.72	1.72	2.63	3.69	1.09	9.5	65.6	N
First Financial Bankshares	Abilene, TX	FFIN	4,121	1,049	240	15.3	15.2	14.7	2.9	1.3	10.78	10.33	0.71	1.92	4.62	1.78	14.4	47.5	N

Selected Merger Transactions

			Price/
Buyer Name/Target Name	Announce Date	Deal Value ($mil)	Book Value Per Share (%)	Tangible Book Value Per Share (%)	LTM Earnings Per Share (x)	NTM Est. Earnings Per Share (x)	Tang. Book Prem/Core Deposits (%)	Market Premium 1 day (%)	Total Assets ($mil)	TE/TA (%)	NPAs/ Assets (%)	LTM ROAA (%)	LTM ROAE (%)
Prosperity Bancshares, Inc./ American State Financial Corporation	2/26/2012	529.2	189	206	12.6	na	13.5	na	3,082	8.4	0.3	1.5	15.9
PNC Financial Services Group, Inc./ RBC Bank (USA)	6/19/2011	3,450.0	87	97	NM	na	(0.5)	na	27,376	13.1	6.8	(1.4)	(9.4)
Capital One Financial Corporation/ ING Bank, FSB	6/16/2011	9,000.0	100	102	31.9	na	0.2	na	92,222	9.6	1.9	0.3	3.2
Comerica Incorporated/ Sterling Bancshares, Inc.	1/16/2011	1,028.9	162	230	NM	NM	16.7	29.8	5,040	9.1	3.9	0.0	0.1
Hancock Holding Company/ Whitney Holding Corporation	12/21/2010	1,768.4	109	164	NM	NM	7.4	46.5	11,517	10.8	4.5	(0.5)	(3.2)
BMO Financial Group/ Marshall & Ilsley Corporation	12/17/2010	5,799.0	83	98	NM	NM	(0.2)	33.9	51,887	11.5	4.9	(1.1)	(9.3)
First Niagara Financial Group, Inc./ NewAlliance Bancshares, Inc.	8/18/2010	1,498.0	102	165	24.6	21.6	na	24.9	8,712	11.1	na	0.7	4.0